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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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Hecla Mining Company

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NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders (“Annual Meeting”) of Hecla Mining Company (“we,” “our,” “us,” “Hecla,” or the “Company”) will be held at the _____________________, located at _______________________, on Thursday, May 25, 2017, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1.	Elect two nominees to the Board of Directors, to serve for a three-year term or until their respective successors are elected;

2.	Ratify the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for 2017;

3.	Approve, on an advisory basis, the compensation of our named executive officers;

4.	Approve, on an advisory basis, the frequency of our executive compensation approval vote;

5.	Approve our Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors, including to increase to 3,000,000, the number of shares of common stock available for issuance under such Plan;

6.	Approve an amendment to our Certificate of Incorporation increasing the number of authorized shares of our common stock from 500,000,000 to 750,000,000;

7.	Approve amendments to the Company’s Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions;

8.	Approve amendments to the Company’s Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances; and

9.	Transact such other business as may properly come before the meeting.

The Board of Directors (“Board”) has fixed the close of business on March 27, 2017 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof (“Record Date”).

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On or about April 10, 2017, we began mailing to our shareholders of record as of the Record Date, either a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our 2016 Annual Report (“Proxy Materials”) online, or a printed copy of these Proxy Materials.

By Order of the Board of Directors

Michael B. White
Corporate Secretary

April 10, 2017

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 25, 2017.

This Proxy Statement and our 2016 Annual Report are available at http://www.hecla-mining.com

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A Message from our Independent Chairman

Dear Fellow Shareholder:

It is the responsibility of the Board to maintain sound corporate governance practices and to oversee the Company’s strategic and operational activities in a manner that protects and creates long-term shareholder value. Your Board is committed to fulfilling these duties and to keeping the interests of our shareholders and employees at the center of our priorities.

Corporate Strategy

Hecla’s Board operates under the premise that we are elected by you, the shareholders, to oversee the long-term success of our Company. We are the ultimate decision-making body of the Company, except for those matters reserved to or shared with our shareholders, and we play a critical role in strategic planning. Management is responsible for the day-to-day operations and management of the Company.

We oversee and evaluate a very capable management team that is focused on the growth of the Company. Over the years, we have had to weather the financial markets and lower metal prices, but we believe the Company made significant progress during those difficult times, which has allowed us to prosper as the environment for mining companies improved in 2016. In both good times and bad times, Hecla remains committed to the strategic approach to creating shareholder value - consistent, long-lived production that increases and improves over time. This means we need long-life assets to profit from higher metals prices, strong geological understanding to increase reserves, and operating expertise to reduce costs and lower risks.

Governance

The Board, directly and through its Corporate Governance and Directors Nominating Committee (“Governance Committee”), seeks to maintain corporate governance practices that are aligned with our strategic, financial and operational goals. We do this by conducting processes at least annually to evaluate, optimize and update governance and practice guidelines.

Your Board is committed to keeping up with good corporate governance practices. In February 2017, the Board approved an amendment to its Corporate Governance Guidelines to include a director resignation policy. The policy provides that any director who is not elected by a majority of votes cast shall tender his or her resignation to the Governance Committee, which will then recommend to the Board whether to accept or reject the resignation offer, and

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the Board will act on the Governance Committee’s recommendation within ninety (90) days following certification of the election results. Any director who tenders his or her resignation pursuant to this provision will not participate in the proceedings of either the Governance Committee or the Board with respect to his or her own resignation offer.

Shareholder Outreach

One of our priorities is listening to the views of our shareholders and considering them as we make decisions in the boardroom. We accomplish this through ongoing outreach and engagement with our shareholders. Through management, we engage with shareholders on a variety of topics. Based on this engagement, we have made significant enhancements to the Company’s governance and compensation programs over the last several years.

Board Composition and Refreshment

Shareholders continue to express a genuine and legitimate interest in finding effective ways to ensure that boards of directors are comprised of the right people, with the right skills and qualifications, to effectively represent their interests. The issue of Board composition and refreshment is a priority of our shareholders, and we agree that refreshing the Board with new perspectives and new ideas is critical to a forward-looking and strategic Board. At the same time, it is also important to benefit from the valuable experience and familiarity that longer-serving directors bring to the boardroom. The Board is also very conscious of the benefits of diversity on the Board. Ensuring diverse perspectives, including a mix of skills, experience and backgrounds, is key to effectively representing the long-term interests of shareholders. Doing so is a top priority of the Board. In just the last year and a half, three new directors have been appointed to our Board. As a result, the average tenure for our directors has been reduced and our Board now includes a woman director.

We remain committed to ensuring your Board is composed of a highly capable and diverse group of directors, well-equipped to oversee the success of the business and effectively represent the interests of our shareholders. We will continue to seek qualified candidates that will further enhance our Board’s diversity.

Your participation and your votes are important to the future of our Company. We encourage you to vote your shares in accordance with the Board’s recommendations. Details of the items to be voted upon are provided throughout this Proxy Statement.

Ted Crumley

Chairman

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A Message from our President and Chief Executive Officer

Dear Fellow Shareholder:

On behalf of your entire Board and the management team, I deeply appreciate your support and faith in our Company. I also want to express my gratitude to our Board for its guidance and support as we execute our strategy, which we expect to yield long-term shareholder value as it has throughout 2016 and into 2017. To all our employees, please accept my appreciation for your readiness to adapt, your responsiveness, creativity and willingness to work together towards attaining that success.

Our Responsibility

At Hecla, our Integrated Corporate Responsibility Policy begins with the belief that a safe mine is a productive mine – each day, each shift, home safely. We will strive to guard the health and safety of our employees and the community. Second, we will be responsible environmental stewards and strive to minimize environmental effects during exploration, development and operations and then reclaim our projects to productive post mining land uses. Third, we believe that by being responsive to community needs, the Company builds trust and relationships that foster our social license to operate. This encompasses taking a mutually-beneficial approach to issues affecting the community, treating others with respect, and engaging in open and honest communication. Each of these aspects is integrated into our business planning as they are considered key to our core business strategy and continued profitability.

Our Strategy and 2016 Accomplishments

Our simple strategy is to explore, develop and operate properties that have consistent, long-lived production that grows and whose margins improve over time.

At the heart of our strategy is long-lived, low-cost mines: both our existing mines and acquiring assets with the ability to be long-lived, making smart investments to further extend the mine life, which in turn enables us to work toward lowering both operating and capital costs and to take advantage of the metals’ price cycle.

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Building around the core of long-lived, low-cost mines are the four elements necessary to be successful. The first is metals that we mine. While our focus is primarily on silver and gold, we continue to produce a substantial amount of lead and zinc as by-products. The recent acquisitions of Rock Creek and Montanore in northwestern Montana gives us two of the largest undeveloped silver and copper deposits in North America. The advantages of this diversity include multiple revenue streams, which lowers our risk profile and provides a natural hedge with more stability and predictability of revenues, enabling us to better run our business.

Second is our committed and talented employees, many of whom have been with the Company for decades, who are working together making our mines more safe, efficient and productive.

Third is financial discipline. During my tenure as president and CEO we have issued a significant amount of equity only three times: 2003, 2008-2009, and 2013 – the latter two were to acquire new assets (Greens Creek and Casa Berardi). Over the past several years we have seen our production and reserves per share grow more than an average of our peers. Combined with low-cost growth, this disciplined approach has also created shareholder value.

Finally, our North American focused asset portfolio takes advantage of low-risk, mining-friendly jurisdictions where, by being responsive to community needs, we’ve built trust and relationships that foster our social license to operate.

In 2016, some of our key achievements included the following:

•	silver equivalent production of 46.1 million ounces, the highest in the Company’s history;[1]

•	a 48% increase in silver production to 17.2 million ounces, a record, with cost of sales of $298.7 million, and cash cost after by-product credits, per silver ounce of $3.10;[2]

1 2016 silver equivalent calculation is based on the following prices: $17.10 for silver, $1,248 for gold, $0.85 for lead, and $0.95 for zinc.

2 Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, can be found in Appendix F under Reconciliation of Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) to Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP). It is an important operating statistic that management utilizes to measure each mine’s operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis – aggregating the Greens Creek, Lucky Friday and San Sebastian mines – to compare performance with that of other primary silver mining companies. With regard to Casa Berardi, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines. The statistic is also useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial

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•	a 24% increase in gold production to 233,929 ounces Company-wide, with 145,975 ounces produced at Casa Berardi; with cost of sales and other direct production costs and depreciation, depletion and amortization of $155.7 million and cash cost, after by-product credits, per gold ounce of $764;[2]

•	cash provided by operating activities of $225.3 million, a 112% increase compared to 2015;

•	net income of $69 million and Adjusted EBITDA of $264.6 million, a 179% and 127% increase compared to 2015;[3]

•	achieved the above milestones while ending the year with a cash, cash equivalents and short-term investments balance of $198.9 million as of December 31, 2016, an increase of $43.7 million during the year;

•	commenced development of the East Mine Crown Pillar (“EMCP”) open pit project at Casa Berardi, with processing of ore from EMCP that began in July 2016;

•	completed the #4 Shaft at Lucky Friday, the largest capital project in our history, which started in 2008;

•	acquisition of Mines Management, Inc., giving us ownership of the Montanore project, a very large silver/copper project undergoing permitting in northwestern Montana; and

•	the first hardrock mining company to receive independent certification under CORESafety.[4]

In 2016, Hecla celebrated its 125th anniversary. We believe our strategy and accomplishments provided Hecla’s shareholders with substantial share value.

performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under our incentive program.

3 Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found in Appendix F under Reconciliation of Adjusted EBITDA (non-GAAP) to Net Income (Loss) (GAAP). Adjusted EBITDA is a measure used by management to evaluate the Company’s operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under our incentive program.

4 CORESafety is a partnership led by the members of the National Mining Association. It is an approach to mining safety and health to prevent accidents before they happen using a management system that involves leadership, management and assurance. Its objective is to have zero fatalities and a 50 percent reduction in mining’s injury rate within five years (0:50:5).

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We sincerely hope you will be able to attend and participate in our Annual Meeting. We welcome the opportunity to meet with many of you and give you a firsthand report on our progress, as well as express our appreciation for your confidence and support.

Phillips S. Baker, Jr.

President and Chief Executive Officer

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 25, 2017

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COMPENSATION OF NAMED EXECUTIVE OFFICERS	77

Summary Compensation Table for 2016	77
Grants of Plan-Based Awards for 2016	79
Outstanding Equity Awards at Calendar Year-End for 2016	81
Option Exercises and Stock Vested for 2016	82
Nonqualified Deferred Compensation for 2016	83
Change in Control and Termination	84
Potential Payments Upon Termination or Change in Control	88

EQUITY COMPENSATION PLAN INFORMATION	90

OTHER BENEFITS	90

Retirement Plan	90
Pension Benefits	92

PROPOSAL 3 – APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION	93

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	94

PROPOSAL 5 – APPROVAL OF AMENDMENT AND RESTATEMENT OF STOCK PLAN FOR NONEMPLOYEE DIRECTORS	95

PROPOSAL 6 – APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF OUR CVOMMON STOCK	100

PROPOSAL 7 – APPROVAL OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS TO REMOVE CERTAIN 80% SUPERMAJORITY VOTING PROVISIONS	102

PROPOSAL 8 – APPROVAL OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS TO PERMIT SHAREHOLDERS TO CALL SPECIAL MEETINGS OF SHAREHOLDERS UNDER CERTAIN CIRCUMSTANCES	107

STOCK OWNERSHIP INFORMATION	109

Stock Ownership Guidelines	109
Security Ownership of Certain Beneficial Owners and Management	112

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	114
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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2016 performance, please review our Annual Report on Form 10-K.

ADMISSION TO ANNUAL MEETING

Only record or beneficial owners of Hecla’s common stock as of the Record Date, or a valid proxy or representative of such shareholder, or an invited guest of management, may attend the Annual Meeting in person. Any shareholder, proxy or representative who wishes to attend the Annual Meeting must present the documentation described under “General Information about the Meeting – Rules for Attending the Annual Meeting” on page _____.

PROXY PROPOSALS

	Proposals	Board Vote Recommendation	Page Reference For More Information
Proposal 1 –	Election of Two Class I Directors	FOR each Director Nominee
Proposal 2 –	Ratification of BDO USA, LLP as the Company’s Independent Registered Public Accounting Firm for 2017	FOR
Proposal 3 –	Advisory Vote on Executive Compensation	FOR
Proposal 4 –	Advisory Vote on Frequency of Vote on Executive Compensation	ANNUAL
Proposal 5 –	Approval of Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors, including to Increase to 3,000,000 the Number of Shares of Common Stock Available for Issuance under the Hecla Mining Company Stock Plan for Nonemployee Directors	FOR
Proposal 6 –	Amendment to the Company’s Certificate of Incorporation to Increase the Number of Authorized Shares	FOR
Proposal 7 –	Approval of Amendments to the Company’s Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions	FOR
Proposal 8 –	Approval of Amendments to the Company’s Certificate of Incorporation and Bylaws to Permit Shareholders to Call Special Meetings of Shareholders Under Certain Circumstances	FOR
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CLASS I DIRECTOR NOMINEES TO SERVE UNTIL THE 2020 ANNUAL MEETING

Our Board is composed of nine members divided into three classes, with each class serving a term of three years. Our director, Dr. Anthony P. Taylor, has reached the mandatory retirement age of 75 and will not be standing for re-election at the Annual Meeting. The size of the Board will be reduced to eight at the Annual Meeting.

The Board and the Governance Committee believe the two director nominees (Baker and Johnson) possess the necessary qualifications to provide effective oversight of our business and quality advice and counsel to the Company’s management.

The following table summarizes important information about each director nominee standing for re-election to the Board for a three-year term expiring in 2020.

Class I Director Nominees	Experience and Qualifications
Phillips S. Baker, Jr. (age 57) Director since 2001 Chairman of the Executive Committee Serves on one other public company board	• Public company board service • CEO/administration and operations • Finance • Industry and mining experience • Reputation in the industry • Legal
George R. Johnson (age 68) Independent Director since 2016 Retired mining executive Serves on one other public company board	• Public company board service • Industry and mining experience • International business • Leadership/executive officer experience • Reputation in the industry • Mining engineering

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to good corporate governance practices and believe that Proposals 7 and 8 are in the best interests of our shareholders. We believe that if passed they would enhance Board and management accountability and help build public trust in the Company. In addition to Proposals 7 and 8 described beginning on pages ___ and ____, respectively, the Corporate Governance and Related Matters section beginning on page ____ further describes our current governance framework, which includes the following highlights:

SHAREHOLDER RIGHTS

Director Resignation Policy	Directors who receive more “Against” votes than “For” votes must tender their resignation to the Board for consideration.
No Poison Pill	We do not have a shareholder rights plan (commonly referred to as a “poison pill”).
Majority Voting for Director Elections	Directors are elected by a majority of votes cast, which increases Board accountability to shareholders.
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BOARD STRUCTURE
Governance Policies	Our Corporate Governance Guidelines provide shareholders with information regarding the best practice principles of our corporate governance program and Board framework.
Board Refreshment and Tenure	We added two new directors in 2016 and one new director in 2017, thereby reducing the average tenure of the Board from 11 years to approximately 9 years.
90% Independent	Eight of nine directors are independent, including the Audit, Compensation, and Governance Committee members.
Independent Chairman of the Board	The positions of CEO and Chairman of the Board are held by separate persons. The Board believes this structure is optimal for the Company because it allows the CEO to focus on leading the Company’s business and operations, and the Chairman to focus on broader strategies and leading the activities of the Board.
Regular Executive Sessions of Independent Directors	Executive sessions of non-management directors are included on the agenda for every regularly scheduled Board meeting.
Committee Governance	Our Board committees have written charters that clearly establish their respective roles and responsibilities, and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board.
Mandatory Retirement	We have a mandatory director retirement age of 75, which helps ensure regular refreshment of our Board.
Annual Performance Evaluations	Our Governance Committee oversees an annual performance evaluation of our Board, while the Committees perform their own self-evaluations on an annual basis.
Access to Management and Experts	Our Board and Committees have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our Company and experts to help them fulfill their oversight responsibilities on behalf of our shareholders.
Succession Planning	Our Board’s Compensation Committee and/or our full Board reviews potential CEO and other senior executive successors annually to develop our future leaders and ensure we can sustain business continuity, if any of these key employees were to leave our Company.

EXECUTIVE COMPENSATION

Stock Ownership Guidelines	We have rigorous share ownership guidelines for our Section 16(b) officers and our directors.
Annual Say-on-Pay Vote	Shareholders have the opportunity annually to cast an advisory vote on our executive compensation. In Proposal 4 of this Proxy Statement, the Board is recommending that the shareholders continue to have the opportunity to cast an annual advisory vote on our executive compensation.
At-Risk, Performance-Based Compensation	84% of CEO and 74% of NEO pay is at-risk[5]. Over 68% of total compensation for the CEO is performance-based and 54% of total compensation for the other NEOs is performance-based.
Stock Awards	We grant restricted stock units to retain our senior executives and align their interests with long-term interests of our shareholders. The restricted stock units vest in equal amounts with annual vesting dates over a three-year period.

5 Pay at-risk refers to the portion of an employee’s compensation that is variable, and therefore “at-risk” of not being paid out. This “at-risk pay” is typically performance-based, and is in contrast to the fixed pay (salary) that the NEO receives as a condition of employment.

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Change in Control Agreements	Our change in control agreements are double-trigger and contain no excise tax gross-up provision.
Insider Trading Policy	Our Insider Trading Policy prohibits all directors, executive officers and certain other employees from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results, or at any other time during the year while in possession of material non-pubic information about the Company.
Anti-hedging and Anti-pledging policies	Our Insider Trading Policy provides that directors and officers are prohibited from hedging or pledging any securities of the Company.
Clawback Policy	Each of the Company’s incentive plans (Annual Incentive Plan, Long-term Incentive Plan, Key Employee Deferred Compensation Plan, and 2010 Stock Incentive Plan) have clawback provisions.

SHAREHOLDER OUTREACH

Over the last several years we have undertaken significant shareholder outreach efforts in order to elicit and understand the concerns of our shareholders. After implementing certain changes in 2014 and 2015 to our executive compensation program, our 2016 say-on-pay vote received 81% support. The Compensation Committee believes the changes made in 2014 and 2015 impacted the vote because they were responsive to the feedback from investors and proxy advisory firms, and enhanced the performance orientation of our executive compensation program. The current frequency of shareholder advisory votes on executive compensation is every year.

Once again, in advance of our 2017 Annual Meeting, we engaged with our shareholders and others to seek their feedback. We held one-on-one discussions with shareholders holding over 50,000,000 shares of our common stock, as well as a face-to-face discussion with one of the proxy advisory firms. The response was overwhelmingly supportive to the changes we made to our executive compensation program in 2014 and 2015. The results of this engagement, and the Compensation Committee’s ongoing efforts to ensure a strong alignment between executive pay and Company performance, led the committee to make no substantive changes to its executive compensation program in 2016. However, in December 2015, due to budget reductions for 2016, our Chief Executive Officer’s (“CEO”) base salary was reduced by 20%, and all base salaries for other named executive officers (“NEOs”) were reduced by 10%, effective through all of calendar year 2016. In addition, our Board’s annual cash payments were reduced by 10% through calendar year 2016.

In addition to seeking input on our compensation practices, our shareholder outreach program seeks to identify corporate governance matters that are of concern primarily to our shareholders, but also to the major proxy advisory firms.

During our shareholder outreach in 2015 and 2016, three corporate governance issues were discussed with our shareholders: (i) the ability of shareholders to call special meetings, (ii) the 80% supermajority voting requirement to amend provisions in our Certificate of Incorporation and Bylaws impacting special meetings, and (iii) the absence of a director resignation policy.

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At our 2014 Annual Meeting, we asked shareholders to vote on a proposal to amend our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings under certain circumstances. Under our Certificate of Incorporation, this change required the approval by holders of 80% of our outstanding shares of common stock, yet we only received approval from 41%. We again submitted this proposal at last year’s Annual Meeting and only received approval from 47%. In addition, last year we added another proposal to amend our Certificate of Incorporation and Bylaws to change the required approval of certain amendments to those documents relating to the ability to call a special meeting from 80% to a two-thirds voting standard. This change also required the approval by holders of 80% of our outstanding shares of common stock, and we only received approval from 46%. In a continued effort to show our support of shareholder feedback, we are again adding these two proposals to the ballot for shareholders to approve at the 2017 Annual Shareholder Meeting.

In February 2017, the Board approved amendments to our Corporate Governance Guidelines, which included a director resignation policy. Any director who is not elected by a majority of the votes cast, shall tender his or her resignation to the Governance Committee which will then recommend to the Board whether to accept or reject the resignation offer, and the Board will act on the Governance Committee’s recommendation within ninety (90) days following certification of the election results. Any director who tenders his or her resignation pursuant to this provision will not participate in the proceedings of either the Governance Committee or the Board with respect to his or her own resignation offer.

KEY COMPENSATION ACTIONS TAKEN IN 2016

Below is a brief summary of actions taken by the Compensation Committee in 2016. The compensation of our NEOs for 2016 is more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, starting on page ____ and in the compensation tables starting on page _____.

Reduction in Annual Cash Compensation for our Board. Effective January 1, 2016, the Compensation Committee recommended and the Board approved a 10% reduction in our Board’s annual cash compensation in 2016.

Reduction in Base Salaries for the CEO and other NEOs. Effective January 1, 2016, the Compensation Committee approved base salary reductions for our NEOs. Our CEO’s base salary was reduced by 20%, and all other NEOs’ base salaries were reduced by 10%.

Annual Incentive Plan (“AIP”). 2016 was the strongest year in Hecla’s history, from a silver and silver equivalent production perspective, a result driven by the tremendously successful San Sebastian mine, as well as production at our other mines that exceeded our expectations. Silver production increased by 48%, which drove our excellent financial performance, generating cash provided by operating activities of $225.3 million, $264.6 million in adjusted EBITDA, and adding $44 million cash and short-term investments to the balance sheet, while reducing the net debt/EBITDA ratio by 60%. The life of our San

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Sebastian mine was increased by more than a year and it provided cash, provided by operating activities of $93.9 and $92.4 million in free cash flow in 2016.6 These strong results were recognized by the market, and our share price increased by 177% in 2016, significantly outpacing most of our peers.

For 2016, Company performance for quantitative AIP purposes was determined by the Compensation Committee to be 150% of target. This result was comprised of 85% for quantitative measures (listed below); 40% for qualitative factors; and 25% was discretionary.

2016 AIP Quantitative Measure Results	Target	Actual	Performance Value
Production Silver equivalent ounces	42.0 mm ozs.	46.5 mm ozs.	30%
Adjusted EBITDA	$255 mm	$264.6 mm	17.5%
Cash	$100 mm	$198.9 mm	30%
Work-related injury reduction	15%	25%	7.5%
Total Quantitative			85%

The Compensation Committee approved payout of the AIP awards to be 75% cash and 25% in Hecla common stock issued under the 2010 Stock Incentive Plan. The AIP (qualitative and discretionary factors) is more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, starting on page _____.

2014-2016 Long-term Incentive Plan (“LTIP”). The 2014-2016 LTIP had a maximum potential unit value of $375. The Compensation Committee assessed performance under the 2014-2016 LTIP as follows:

Performance Measure	Target	Actual Performance	% of Target	Value Earned Per Unit
Silver Reserve Growth	30.0 silver oz. added (millions)	Silver oz. decreased by 2.7 mm oz.	-9	No Payout
Production Growth	70.5 silver oz. (millions)	76.5 silver oz. (millions)	108	$50.00
Cash Flow	$628.75 Cash Flow (millions)	$829.36 Cash Flow (millions)	132	$75.00
Total Shareholder Return	60% Hecla ranking vs. peers	92.9% Hecla ranking vs. peers	155	$82.25
#4 Shaft Completion	Shaft Completed by 5/1/16	1/20/17 completion date	0	No Payout
Total Earned Per Unit				$207.25

6 Free cash flow is a non-GAAP measurement used by management to analyze cash flows generated from operations. It is calculated as cash provided by operating activities (GAAP) less additions to properties, plants, equipment and mineral interests (GAAP). The Company believes free cash flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although free cash flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of free cash flow is not necessarily comparable to such other similarly titled captions of other companies.

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During this three-year period, performance in production exceeded the maximum threshold, and cash flow generation and TSR components fell between target and the maximum threshold. The #4 Shaft completion and silver reserve growth were each below the threshold. As a result, with a range in potential value per unit of $0 to $375, in February 2017, the Compensation Committee determined that the total 2014-2016 LTIP payout was $207.25 per unit. The Compensation Committee further approved payout of the LTIP awards to be 75% in cash and 25% in Hecla common stock issued under the 2010 Stock Incentive Plan. The 2014-2016 LTIP is more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, starting on page _____.

CEO PAY MIX FOR 2016

➢ 2016 Base Salary - $484,000 (20% reduction in 2016).

➢ Annual Incentive Plan Payout - $907,500 (150% of target). Paid 75% in cash and 25% in common stock.

➢ Long-term Incentive Plan Payout - $1,968,875. In June 2014, our CEO was awarded 9,500 units under our 2014-2016 Long-term Incentive Plan. For 2016, the plan paid out $207.25 per unit. Paid 75% in cash and 25% in common stock.

➢ Restricted Stock Units – In June 2016, our CEO was awarded 113,636 restricted stock units with a grant date fair value of $500,000 ($4.40 per share), subject to a three-year vesting schedule (one-third in June 2017, one-third in June 2018, and one-third in June 2019).

➢ Performance-based Shares: In June 2016, our CEO was awarded 113,636 performance-based shares with a grant date fair value of $500,000 ($4.40 per share), the ultimate value of which is based on our three-year TSR ranking in a peer group (payable in 2019).

2016 SUMMARY COMPENSATION AND REALIZED COMPENSATION

Set forth on the following page is the 2016 compensation for each NEO as determined under Securities and Exchange Commission (“SEC”) rules. Total compensation, as reported in the Summary Compensation Table for 2016 and calculated under SEC rules, includes several items that are driven by accounting and actuarial assumptions. Accordingly, it is not necessarily reflective of the compensation our NEOs actually realized in 2016. To supplement that disclosure, we have added the “W-2/T4 Realized Comp.” column to the right of the table below to compare our NEOs’ 2016 compensation as determined under SEC rules with W-2/T4 income for 2016, which is the federally taxable (under the U.S. and Canada) compensation our NEOs received in 2016 inclusive of vested stock and exercised stock options, if any.

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This supplemental table is not designed to replace the Summary Compensation Table for 2016 found on page _____, but rather to provide additional, supplemental compensation disclosure.

The differences between this supplemental table and the Summary Compensation Table for 2016 are (i) the supplemental table includes compensation related to stock awards that became fully vested in 2016, whereas the Summary Compensation Table for 2016 includes compensation for stock awards as it is expensed for financial accounting purposes; (ii) the supplemental table does not reflect the FASB ASC Topic 718 expense associated with equity awards; (iii) the supplemental table includes compensation related to incentive compensation that was paid in 2016, whereas the Summary Compensation Table for 2016 includes incentive compensation as it is expensed for financial accounting purposes; and (iv) the supplemental table does not include the change in pension value and the Company matching contribution for individual 401(k) deferral. For more information on total compensation as calculated under SEC rules, see the narrative and footnotes accompanying the Summary Compensation Table for 2016 on page _____.

2016 Summary Compensation and Realized Compensation

2016 Summary Compensation							Realized Compensation
Name and Principal Position	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	SEC Total ($)	SEC Total Without Change in Pension Value ($)	W-2/T4 Realized Comp.[1] ($)
Phillips S. Baker, Jr. President and CEO	484,000	2,074,935	2,876,475	924,335	15,900	6,375,645	5,451,310	1,897,266[2]
Lindsay A. Hall* Senior Vice President and CFO	156,750	344,999	326,027	13,146	9,200	850,122	836,976	204,622[3]
Lawrence P. Radford Senior Vice President – Operations	342,000	789,999	1,388,650	125,898	15,900	2,662,447	2,536,549	1,902,528
Dr. Dean W. A. McDonald Senior Vice President – Exploration	247,500	589,999	882,600	196,766	15,900	1,932,765	1,735,999	1,777,226[3]
David C. Sienko Vice President – General Counsel	225,000	352,500	723,775	82,310	15,900	1,399,485	1,317,175	853,950
James A. Sabala* Former Senior Vice President and CFO	168,588	411,001	786,399	203,085	15,900	1,584,973	1,381,888	1,526,103

*Mr. Hall started with the Company in July 2016, and Mr. Sabala retired in June 2016. Their compensation was prorated accordingly for base salary and non-equity incentive plan compensation.

1.	The amounts reported in this column include 2016 salary, vested stock received in 2016, equity and cash portion of 2015 Annual Incentive, and equity and cash portion of 2013-2015 Long-term Incentive, which were paid in March 2016. Also includes performance-based shares that vested in 2016 for Mr. Baker.

2.	Mr. Baker deferred all vested equity received in 2016, except for performnace-vested based shares received. See Option Excercises and Stock Vested for 2016 on page ___.

3.	Dr. McDonald and Mr. Hall’s realized compensation is reflected in Canadian dollars as reported on their T4.
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PROXY STATEMENT

BOARD OF DIRECTORS SELECTION PROCESS

Our Bylaws require the Board to have not less than five nor more than nine members. The size of the Board may be increased or decreased within that range from time-to-time by resolution approved by the affirmative vote of a majority of the Board. In December 2016, the Board increased the size of the Board from eight members to nine members and appointed one new director, effective as of January 1, 2017.

Identifying and Evaluating Nominees for Directors

The Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The committee is responsible for ensuring that the composition of the Board accurately addresses the needs of our business. In the event vacancies are anticipated, or arise, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for election.

We hold the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our directors have accumulated during their tenure. Recent additions to the Board may provide new perspectives, while directors who have served for a number of years bring experience, continuity, institutional knowledge, and insight into the Company’s business and industry. Directors with relevant business and leadership experience can provide the Board a useful perspective on business strategy and significant risks and an understanding of the challenges facing the business. Accordingly, the process for identifying nominees reflects our practice of re-nominating incumbent directors who (i) continue to satisfy the committee’s criteria for membership on the Board, (ii) the committee believes continue to make important contributions to the Board, and (iii) consent to continue their service on the Board.

The committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. Board members should possess such attributes and experience as are necessary for the Board as a whole and contain a broad range of personal characteristics, including diversity of backgrounds, management skills, mining, accounting, finance and business experience. Directors should be able to commit the

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requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

In general, and as more fully outlined in our Bylaws and Corporate Governance Guidelines, in evaluating director candidates for election to our Board, the committee will: (i) consider if the candidate satisfies the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines; (ii) consider factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; (iii) consider the contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, with such diversity being considered among the other desirable attributes of the Board; (iv) assess the performance of an incumbent director during the preceding term; (v) consider each candidate’s ability to devote sufficient time and effort to his or her duties as a director; (vi) consider a candidate’s independence and willingness to consider all strategic proposals; (vii) consider any other criteria established by the Board and any core competencies or technical expertise necessary to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties; and (viii) determine whether there exists any special, countervailing considerations against nomination of the candidate.

Shareholder Nominees

The committee will consider persons recommended by shareholders as nominees for election as directors. Our Bylaws provide any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board by following the procedures set forth on page ______. Shareholders who wish to submit a proposed nominee to the committee should send written notice to the Corporate Governance and Directors Nominating Committee Chairman, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, within the time period set forth on page _____. The notification should set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected; the name and address of the shareholder or beneficial owner making the nomination or on whose behalf the nomination is being made; and the class and number of shares of stock of the Company owned beneficially and of record by such shareholder or beneficial owner. The committee will consider shareholder nominees on the same terms as nominees selected by the committee.

Regardless of how a candidate is brought to the committee, qualified candidates are subjected to one or more interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated.

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Director Qualifications, Evaluation, and Nomination

The committee believes nominees for election to the Board should also possess certain minimum qualifications and attributes. The nominee must: (i) exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices; (ii) not be involved in ongoing litigation with the Company or be employed by an entity engaged in such litigation; and (iii) not be the subject of any ongoing criminal investigations in the jurisdiction of the United States or any state thereof, including investigations for fraud or financial misconduct. In December 2016, the Board amended our Bylaws and Corporate Governance Guidelines to provide that directors will not be nominated for re-election after their 75th birthday (previously the age limit was 72).

In connection with the director nominees who are up for re-election at the Annual Meeting, the committee also considered the nominees’ roles in: (i) overseeing the Company’s efforts in complying with its SEC disclosure requirements; (ii) assisting in improving the Company’s internal controls and disclosure controls; (iii) assisting with the development of the strategic plan of the Company; and (iv) working with management to implement the strategic plan and mission statement.  Directors are expected to exemplify high standards of personal and professional integrity and to constructively challenge management through their active participation and questioning.

In addition to fulfilling the above criteria, each nominee for election to the Board at the upcoming Annual Meeting brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, executive management, legal, accounting, finance, mining, and board service. The committee has reviewed the nominees’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

Selection of New Directors in 2016 and 2017

On March 1, 2016, the Governance Committee recommended and the Board approved the appointment of two new directors to our Board (Messrs. Ralbovsky and Johnson). Effective January 1, 2017, upon the recommendation of the Governance Committee, the Board also appointed Catherine “Cassie” J. Boggs as a new director to our Board.

Mr. Stephen F. Ralbovsky was appointed as a Class II director (standing for election in 2018). Mr. Ralbovsky is a certified public accountant and was a partner with PricewaterhouseCoopers, LLP from February 1987 until his retirement in June 2014. He has over 37 years’ experience in taxation, auditing and accounting, where he specialized in the mining industry. The Governance Committee and Board determined that Mr. Ralbovsky was independent under the New York Stock Exchange listing standards. The Board appointed Mr. Ralbovsky to serve on the Audit Committee and Governance Committee.

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Mr. George R. Johnson was appointed as a Class I director (standing for election in 2017). Mr. Johnson is a mining engineer and formerly served as Senior Vice President of Operations at B2Gold Corporation from August 2009 until his retirement in May 2015. Mr. Johnson also held many positions with Hecla in the early 1980’s through 1999 and is very familiar with the Company’s operations. He has over 45 years of foreign and domestic experience in underground and open-pit mine construction and operations management. The Governance Committee and Board determined that Mr. Johnson was independent under the New York Stock Exchange listing standards. The Board appointed Mr. Johnson to serve on the Audit Committee and the Health, Safety, Environmental and Technical Committee.

Ms. Catherine “Cassie” J. Boggs was appointed as a Class II director (standing for election in 2018). Ms. Boggs is an attorney and has served as General Counsel at Resource Capital Funds since January 2011. She has over 35 years’ experience as a mining and natural resources lawyer with experience in domestic and international mining projects. The Governance Committee and Board determined that Ms. Boggs was independent under the New York Stock Exchange listing standards. The Board appointed Ms. Boggs to serve on the Audit Committee and Governance Committee.

PROPOSAL 1 – ELECTION OF DIRECTORS

In accordance with our Certificate of Incorporation, the Board is divided into three classes. The terms of office of the directors in each class expire at different times. There are three directors whose terms will expire at the 2017 Annual Meeting: Phillips S. Baker, Jr., George R. Johnson and Anthony P. Taylor.

As of the 2017 Annual Meeting, Dr. Taylor will have attained the mandatory retirement age of 75 and will not stand for re-election. Dr. Taylor was elected to the Board by preferred shareholders in May 2002. He has over 52 years’ experience in the mining industry in all levels of exploration from a field geologist to senior management. The Board recognizes and commends, with great appreciation, Dr. Taylor’s 15 years of invaluable and devoted service to Hecla, and for his substantial contributions as a director of the Company, as chairman of the Governance Committee and as a member of the Health, Safety, Environmental and Technical Committee and Compensation Committee of the Board.

At the May 2017, Annual Meeting, the size of the Board is expected to be reduced from nine persons to eight persons.

At a meeting held by the Governance Committee in February 2017, the committee determined that the two remaining directors whose terms are expiring - Messrs. Baker and Johnson - were qualified candidates to stand for re-election at the Annual Meeting, and the Board designated Messrs. Baker and Johnson as nominees for re-election as directors of the Company, each for a three-year term expiring in 2020. Each nominee has accepted the nomination and agreed to serve as a director if elected by the Company’s shareholders.

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It is intended that the proxies solicited hereby from our shareholders that do not provide voting instructions will be voted FOR the election of Phillips S. Baker, Jr. and George R. Johnson. The Board knows of no reason why the nominees will be unable or unwilling to accept election. However, if any nominee becomes unable or is unwilling to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees submitted by the Governance Committee. If substitute nominees are selected, proxies that do not provide voting instructions will be voted in favor of such nominees.

Summary of Director Qualifications and Experience

Director Qualifications and Experience	Baker	Boggs	Crumley	Johnson	Nethercutt	Ralbovsky	Rogers	Stanley	Taylor
Audit Committee Financial Expert						●	●	●
Board Service on Public Companies	●			●			●	●
CEO/Administration and Operations	●		●	●			●	●	●
Corporate Governance		●			●	●		●	●
Finance	●	●	●	●		●	●	●
Geology, Mining and Engineering				●			●	●	●
Industry and Mining	●	●		●	●	●	●	●	●
Industry Association Participation	●	●		●		●	●	●	●
International Business		●		●	●		●	●	●
Leadership	●	●	●	●	●	●	●	●	●
Legal and Compliance	●	●			●	●
Reputation in the Industry	●	●		●			●	●	●
Risk Management	●	●	●	●	●	●	●	●	●

Biographical Information

Set forth below is biographical information for each of the director nominees, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that each of the director nominees should serve as a director. There are no family relationships among any of our directors or executive officers.

Our Board includes individuals with strong backgrounds in executive leadership and management, legal, accounting and finance, and Company and industry knowledge, and we believe that, as a group, they work effectively together in overseeing our business.

Current Nominees for Election to the Board – Term Ending at the 2017 Annual Meeting

If elected, the nominees will each serve for a three-year term ending in 2020. The nominees are as follows:

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PHILLIPS S. BAKER, JR.
Director since 2001 President and Chief Executive Officer Age 57	Other Directorships: QEP Resources, Inc. Hecla Committees: • Executive (Chairman)

Mr. Baker has been our CEO since May 2003 and has served as our President since November 2001. He has served as a Director of QEP Resources, Inc., an independent natural gas and oil exploration and production company, since May 2010, as well as serving as a Director for Questar Corporation, a Western U.S. natural gas-focused exploration and production, interstate pipeline and local distribution company, from February 2004 through June 2010. Mr. Baker has served as Vice Chairman of the Board for the National Mining Association, a U.S. mining advocate and national trade organization that represents the interests of mining businesses, since October 2015, and has been a Board member since September 2010. He has also served as a Board member of the National Mining Hall of Fame and Museum, a federally-chartered non-profit national mining museum, since February 2012.

Board Qualification and Skills:

High Level of Financial Experience: Substantial financial experience gained in his roles of President, CEO, and previously as Chief Financial Officer of the Company and other companies.

Extensive Senior Leadership/Executive Officer Experience: Serving as Hecla’s President and CEO for 13 years Has 22 years’ of executive and management experience in the mining industry.

Significant Public Company Board Experience: In addition to serving on the Board of Hecla, has served on the board of QEP Resources for 7 years, and prior to that served on the board of Questar Corporation for 6 years. He serves as chair of the audit committee and as a member of the governance committee for QEP Resources, Inc.

Extensive Knowledge of the Company’s Business and Industry: Over 30 years’ experience in the mining industry.

Designations: Mr. Baker received a Bachelor of Business Administration in Accounting from Texas A&M University in 1981, and a law degree and Master of Business Administration from the University of Houston in 1985. He became a member of the State Bar of Texas in 1985, and received his Certified Public Accountant designation in 1986 from the Texas State Board of Public Accounting.

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GEORGE R. JOHNSON
Director since 2016 Former Senior Vice President of Operations with B2Gold Corporation Age 68	Other Directorships: B2Gold Corporation Hecla Committees: • Health, Safety, Environmental and Technical • Audit

Mr. Johnson served as Senior Vice President of Operations of B2Gold Corporation, a Canadian-based gold producing company, from August 2009 until his retirement in April 2015. He is a former Senior Vice President of Russian Operations of Kinross Gold Corporation, a senior gold mining company, from March 2007 to August 2009, and Senior Vice President of Operations of Bema Gold Corporation, a gold producing company, from October 1999 to March 2007. He has served on the Board of Directors of B2Gold Corporation since March 2016.

Board Qualification and Skills:

Extensive Knowledge of the Company’s Business and Industry: Over 45 years of foreign and domestic experience in underground and open-pit mine construction and operations management. Served in a variety of positions culminating as Vice President – Metal Mining for Hecla from 1983 to 1999.

Senior Leadership/Executive Officer Experience: Has extensive experience in management in the mining industry

Designations: Mr. Johnson received a Bachelor of Science with a major in Mining Engineering from the University of Washington in 1972.

The Board recommends that shareholders vote “FOR” the election of Phillips S. Baker, Jr. and George R. Johnson

Our directors whose terms are not expiring this year follow. They will continue to serve as directors for the remainder of their terms or until their respective successors are appointed or elected.

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Continuing Members of the Board – Term Ending at the 2018 Annual Meeting

GEORGE R. NETHERCUTT, JR.
Director since 2005 Chairman of The George Nethercutt Foundation and Of Counsel for Lee & Hayes PLLC Age 72

Other Directorships:

Washington Policy Center
ARCADIS Corporation
Juvenile Diabetes Research Foundation
International (Board of Chancellors)

Hecla Committees:

•      Compensation (Chairman)

•      Corporate Governance and Directors Nominating

Mr. Nethercutt has served as Chairman of The George Nethercutt Foundation, a non-profit student leadership and civics education charity, since 2005, and was appointed Of Counsel at Lee & Hayes PLLC, a law firm, in September 2010. He has been a board member of Washington Policy Center, a public policy organization providing analysis on issues relating to the free market and government regulation, since January 2005; board member of ARCADIS Corporation, an international company providing consultancy, engineering and management services, since May 2005; and Board of Chancellors, Juvenile Diabetes Research Foundation International, a charity and advocate of juvenile diabetes research worldwide, since June 2011. He was a Principal of Nethercutt Consulting LLC, a strategic planning and consulting firm, from January 2007 to January 2012, and served as a member on the board of IP Street, a software company, from May 2011 to January 2015.

Board Qualification and Skills:

Extensive Knowledge of the Company’s Business and Industry: Served as a U.S. Congressman and focused on natural resource policies, mining legislation and environmental policies on public lands.

Extensive Government Leadership Experience: Has extensive political background, including working as a staff member in the U.S. Senate in Washington, D.C., where he focused on issues relating to oil and gas, natural resources, mining and commerce. Served as chief of staff to a U.S. Senator from Alaska, working on such issues as agriculture, fisheries, timber and mining. He had his own consulting business which consisted of representing clients with mining and natural resource issues.

Significant Public Company Board Experience: Over 11 years of service on Hecla’s Board.

Designations: Mr. Nethercutt received his Bachelor of Arts in English from Washington State University in 1967, and a law degree from Gonzaga University Law School in 1971. He has been a member of the Washington State Bar Association since 1972.

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STEPHEN F. RALBOVSKY
Director since 2016 Founder and Principal of Wolf Sky Consulting LLC Age 63	Other Directorships: None Hecla Committees: • Audit • Corporate Governance and Directors Nominating

Mr. Ralbovsky has been the Founder and Principal of Wolf Sky Consulting LLC, a tax consulting firm, since June 2014. Prior to that, he was a partner with PricewaterhouseCoopers LLP, an accounting firm, from February 1987 until his retirement in June 2014, where he concentrated his practice on public companies operating in the mining industry. He is an adjunct faculty member at the University of Arizona. He previously served as an Advisory Board member of Diocese of Phoenix Catholic Cemeteries and Mortuaries, a non-profit organization, from July 2009 to July 2012. Mr. Ralbovsky is also a member of several organizations, including: AICPA, Arizona Society of CPAs, National Mining Association, and Society for Mining, Metallurgy and Exploration.

Board Qualification and Skills:

High Level of Financial Experience: Over 37 years’ experience in taxation, auditing and accounting.

Extensive Knowledge of the Company’s Business and Industry: Over 37 years’ experience in accounting, where he was heavily involved in the mining industry with emphasis in global mining tax and royalty policy.

Extensive Senior Leadership Experience: Has extensive experience in leadership in the accounting industry. Served in numerous senior leadership positions, including US Mining Leader, US Mining Tax Leader, Global Mining Tax Leader and Tax Partner for PricewaterhouseCoopers LLP.

Designations: Mr. Ralbovsky received a Bachelor of Business Administration with a major in Accounting from Siena College in 1975. He also received a law degree from Albany Law School in 1978. He is licensed in D.C. and Arizona as a Certified Public Accountant.

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CATHERINE “CASSIE” J. BOGGS
Director since 2017 General Counsel at Resource Capital Funds Age 62	Other Directorships: Funzeleo Hecla Committees: • Audit • Corporate Governance and Directors Nominating

Ms. Boggs has been the General Counsel at Resource Capital Funds, a mining-focused private equity firm, since January 2011. Prior to that, she served as Senior Vice President, Corporate Development at Barrick Gold Corporation, a gold mining company, from January 2009 to December 2010, and Vice President from July 2005 to 2008. Ms. Boggs was also an international partner at Baker & McKenzie, a law firm, from July 2001 to July 2005. She has been a board member of Funzeleo, a non-profit organization that inspires and prepares youth for high-demand science and math-based careers, since January 2016, as well as serving as a Board member and President of the Rocky Mountain Mineral Law Foundation, a non-profit organization dedicated to the study of laws and regulations relating to mining, oil and gas, energy, public lands, water, environmental and international law, from July 2011 to July 2015.

Board Qualification and Skills:

High Level of Legal Experience: Over 35 years’ experience as an attorney, having practiced law in several U.S. and overseas jurisdictions.

Extensive Knowledge of the Company’s Business and Industry: Over 35 years’ experience as a mining and natural resources lawyer with experience in domestic and international mining projects.

Extensive Knowledge of Risk Assessment: In addition to managing all legal affairs of Resource Capital Funds, she is responsible for legal due diligence, country and political risk assessments, and participates in the structuring and implementation of risk mitigation strategies.

Extensive Senior Leadership Experience: Has extensive experience in leadership in the mining industry, having worked for Barrick Gold Company, serving in a variety of leadership roles, including serving as the CEO of Tethyan Copper Company, a gold and copper development project in Pakistan, interim President of the African Business Unit, and as interim General Counsel of African Barrick Gold (now known as Acacia Mining) in its formation and initial public offering.

Designations: Ms. Boggs received a Bachelor of Arts with a major in Economics from University of Denver in May 1976. She received a Master of Science in Resource Development from Michigan State University in December 1977, and a law degree from the University of Denver College of Law in 1981.

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Continuing Members of the Board – Term Ending at the 2019 Annual Meeting

TED CRUMLEY
Director since 1995 Board Chairman since 2006 Former Executive Vice President and Chief Financial Officer OfficeMax Incorporated Age 72	Other Directorships: None Hecla Committees: • Executive • Compensation

Mr. Crumley served as Executive Vice President and Chief Financial Officer of OfficeMax Incorporated, a distributor of office products, from January 2005 until his retirement in December 2005. He was also Senior Vice President of OfficeMax Incorporated from November 2004 to January 2005, and Senior Vice President and Chief Financial Officer of Boise Cascade Corporation, a manufacturer of paper and forest products, from 1994 to 2004.

Board Qualification and Skills:

High Level of Financial Experience: Substantial financial experience gained from a long career with OfficeMax Incorporated and Boise Cascade Corporation.

Senior Leadership/Executive Officer Experience: Has over 30 years’ experience in management, finance and accounting in the natural resources industry. Served in numerous senior leadership positions, including Executive Vice President and Chief Financial Officer of OfficeMax Incorporated and Senior Vice President and Chief Financial Officer of Boise Cascade Corporation.

Significant Public Company Board Experience: Over 21 years of service on Hecla’s Board, including as Chairman since 2006.

Extensive Knowledge of the Company’s Business and Industry: With over 21 years of service on Hecla’s Board, Mr. Crumley understands all aspects of our business, including the mining elements.

Designations: Mr. Crumley received his Bachelor of Business Administration with a major in Accounting from Idaho State University College of Business in 1969.

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TERRY V. ROGERS, c. dir., h.r.c.c.c.
Director since 2007 Former Senior Vice President and Chief Operating Officer Cameco Corporation Age 70	Other Directorships: Centerra Gold Inc. Hecla Committees: • Health, Safety, Environmental and Technical (Chairman) • Compensation • Audit • Executive

Mr. Rogers served as Senior Vice President and Chief Operating Officer of Cameco Corporation, a uranium producer, from February 2003 until his retirement in June 2007. He is a former President of Kumtor Operating Company, a gold producing company and a subsidiary of Cameco Corporation, where he served from 1999 to 2003 and has served on the Board of Directors of Centerra Gold Inc., a gold mining company, since February 2003.

Board Qualification and Skills:

High Level of Financial Experience: Financial experience gained from his senior leadership/executive officer experience with Cameco Corporation and Kumtor Operating Company.

Senior Leadership/Executive Officer Experience: Has experience in management in the mining industry. Served in numerous senior leadership positions, including Senior Vice President and Chief Operating Officer of Cameco Corporation, and former President of Kumtor Operating Company (a subsidiary of Cameco Corporation).

Significant Public Company Board Experience: In addition to serving on the Board of Hecla, has over 13 years of service on the Board of Centerra Gold Inc., including as lead independent director, chairman of the human resources and compensation committee, and a member of the audit committee.

Extensive Knowledge of the Company’s Business and Industry: Over 30 years’ experience in the mining industry, including, open-cast, open-pit and underground operations in coal, gold, and uranium mines around the world.

Designations: Mr. Rogers received an Associate degree in Applied Science from the Superior Technical Institute in Wisconsin in 1972. He also obtained a Chartered Director (C. Dir.) designation from The Directors College in 2011, as well as a Human Resources and Compensation Committee Certified (H.R.C.C.C.) designation from The Directors College in 2013.

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CHARLES B. STANLEY
Director since 2007 Chief Executive Officer, President and Chairman of the Board QEP Resources, Inc. Age 58	Other Directorships: QEP Resources, Inc. Hecla Committees: • Audit (Chairman) • Health, Safety, Environmental and Technical • Corporate Governance and Directors Nominating

Mr. Stanley has been Chief Executive Officer and President of QEP Resources, Inc., an independent natural gas and oil exploration and production company, since May 2010. He was appointed Chairman of the Board of QEP Resources, Inc. in May 2012. He also served as Chairman, Chief Executive Officer, President and Director of QEP Midstream Partners, LP, a master limited partnership that owns, operates, acquires and develops midstream energy assets, from May 2013 to December 2014. He served as Chief Operating Officer of Questar Corporation, a Western U.S. natural gas-focused exploration and production, interstate pipeline and local distribution company, from March 2008 to June 2010; and Executive Vice President and Director of Questar Corporation from February 2002 to June 2010.

Board Qualification and Skills:

High Level of Financial Experience: Substantial financial experience gained from a long career with QEP Resources, Inc. and Questar Corporation.

Extensive Senior Leadership/Executive Officer Experience: In addition to his current position as Chief Executive Officer and President of QEP Resources, Mr. Stanley served in numerous other senior leadership positions, including Chief Executive Officer and President of QEP Midstream Partners, LP, and Chief Operating Officer of Questar Corporation.

Significant Public Company Board Experience: In addition to serving on the Board of Hecla, has served on the board of QEP Resources, Inc. the past 6 years and as Chairman of the Board since 2012. Prior to serving on QEP’s board, Mr. Stanley served on the board of Questar Corporation. He has served on the boards of various natural gas industry trade organizations, including the American Exploration and Production Council and America’s Natural Gas Alliance.

Extensive Knowledge of the Company’s Business and Industry: Over 33 years’ experience in the international and domestic upstream and midstream oil and gas industry. He is a geologist with an extensive background in natural resources.

Designations: Mr. Stanley received a Bachelor of Science degree in Geology in 1981, as well as a Master of Science degree in Geology in 1983 from Virginia Tech.

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CORPORATE GOVERNANCE AND RELATED MATTERS

We believe that good corporate governance practices reflect our values and support our strong strategic and financial objectives and performance. Our corporate governance practices are generally reflected in our Bylaws, Corporate Governance Guidelines, and committee charters, which can be found at http://www.hecla-mining.com. The charters of each committee spell out the committees’ roles and responsibilities assigned to each by the Board. In addition, the Board has established policies and procedures that address matters such as chief executive officer succession planning, transactions with related persons, risk oversight, communications with the Board by shareholders and other interested parties, as well as the independence and qualifications of our directors. This corporate governance section provides insights into how the Board has implemented these policies and procedures to benefit Hecla and our shareholders.

The Board’s Role and Activities in 2016

Hecla’s Board acts as the ultimate decision-making body of the Company on certain fundamental matters and advises and oversees management, who is responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses Hecla’s long-term strategy. During 2016, there were five meetings of the Board. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the committees on which they serve. All members of the Board attended last year’s Annual Meeting of Shareholders, which was held in May 2016. In 2016, each director attended over 95% of the meetings of the Board and the committees of which they are a member.

Role of Board in Risk Oversight

Our management is responsible for identifying and reviewing risks facing the Company, including, without limitation, strategic, operational, financial, compensation and regulatory risks, and meets regularly as part of such responsibility to review and discuss the Company’s risk exposure. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic, operational and reputational risk exposure. The Board and its committees periodically receive risk management updates through business reports from management provided at meetings of the Board or its committees throughout the year. Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize the Company’s risk exposure. We also believe that our leadership structure and the use of executive sessions aids the Board in risk oversight.

The Audit Committee is responsible for considering and discussing major financial risk exposures (including financial statements, financial systems, the financial reporting

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process, compliance and auditing) and the steps management has taken to monitor and control these exposures The committee regularly reviews and monitors compliance with securities and financial regulations, in addition to overseeing the audit work performed on behalf of the Company in the area of internal audit for compliance with the Sarbanes-Oxley Act. The committee meets at least quarterly to review the major financial risk exposures in connection with various matters, including the filing of quarterly reports with the SEC.

The Governance Committee monitors the effectiveness of the Company’s Corporate Governance Guidelines and other corporate governance matters.

The Compensation Committee assesses and monitors whether any of the Company’s executive compensation policies and programs have the potential to encourage excessive risk-taking. In 2016, with the assistance of Mercer (US) Inc. (“Mercer”), (a compensation consulting firm engaged by the committee, which is a wholly owned subsidiary of Marsh & McLennan Companies, Inc.), the committee assessed the Company’s compensation arrangements to determine if their provisions and operation create undesired or unintentional risks of a material nature. The committee found that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole.

The Health, Safety, Environmental and Technical Committee oversees the operational, reserve, and other technical risks, environment, health and safety compliance of the Company, as well as risks relating to public policy initiatives.

To the extent any risks identified by each standing committee of the Board are material or otherwise merit discussion by the whole Board, the respective committee chair will raise such risks at the next scheduled meeting of the Board, or sooner if merited.

For the foregoing reasons, we have determined that our risk oversight is appropriate in the context of our specific circumstances, risk management efforts, and the Board’s administration of its oversight function.

Director Independence

Our Corporate Governance Guidelines provide, among other things, that the Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange (“NYSE”). In determining independence each year, the Governance Committee affirmatively determines whether directors have any “material relationship” with the Company. When assessing the “materiality” of a director’s relationship with the Company, the committee considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. The committee also reviews the frequency or regularity of services or transactions between the Company and directors, whether the services or transactions are being carried out at arm’s length in the ordinary course of business and whether the services or transactions are being provided

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substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable services or transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. To guide its determination of whether a director is independent, the Board has adopted the following NYSE listing standards:

A director will not be independent if:

•	the director is, or has been, within the last three years, our employee, or an immediate family member[7] is, or has been within the last three years, an executive officer;[8]

•	the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director is: (i) a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of a firm that is our internal or external auditor and who personally works on the Company’s audit; (iii) the director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on the Company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three calendar years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

7 An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

8 The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Exchange Act, or any successor rule.

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Pursuant to our Corporate Governance Guidelines, the committee undertook its annual review of director independence in February 2017. During this review, the committee considered transactions and relationships between each director or any member of his immediate family and Hecla and our subsidiaries and affiliates, including relationships described below and any reported on page ______ under Certain Relationships and Related Transactions. The committee also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

Based upon an assessment of all facts and circumstances known to the committee, including, among other things, a review of questionnaires submitted by our directors, the committee and the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth by the NYSE:

Ted Crumley	Stephen F. Ralbovsky
Catherine J. Boggs	Terry V. Rogers
George R. Johnson	Charles B. Stanley
George R. Nethercutt, Jr.	Dr. Anthony P. Taylor

Messrs. Stanley and Baker both serve as members of the board of directors of QEP Resources, Inc., of which Mr. Stanley is also the chief executive officer. The committee reviewed this relationship with the Board, and the Board made the affirmative decision that this relationship did not disqualify Mr. Stanley from being independent. Neither Mr. Baker nor Mr. Stanley serves on the Compensation Committee of either Hecla or QEP Resources, Inc.

Mr. Baker is our President and CEO. As such, he cannot be deemed independent under the NYSE listing standards.

Directors are expected to immediately inform the Board of any material change in their circumstances or relationships that may impact their independence.

Retirement Age

The Company has no current retirement plan for non-management directors. In December 2016, the Governance Committee recommended, and the Board approved, amending our Bylaws and Corporate Governance Guidelines to provide that directors will not be nominated for re-election after their 75th birthday. Prior to this amendment, the age was 72.

As of December 31, 2016, the average age of members of our Board was approximately 67 and the average tenure of our Board was approximately 10 years. With the addition of one new member to the Board in January 2017, and the retirement of Dr. Taylor in May

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2017, the average age of members of our Board will be approximately 65 and the average tenure of our Board will be approximately 8 years.

Family Relationships

There are currently no family relationships between the directors or executive officers of Hecla.

Board Leadership and Executive Sessions

Currently, the positions of CEO and Chairman of the Board (“Chairman”) are held by separate persons. The Board believes this structure is optimal for the Company at this time because it allows the CEO to focus on leading the Company’s business and operations, and the Chairman to serve as a sounding board and advisor to the CEO, and to lead the activities of the Board. The Board has also determined that having a non-management director serve as Chairman is in the best interest of shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and it enhances the Board’s independence and, we believe, senior management’s accountability to the Board.

If the individual elected as Chairman is the CEO, the independent directors will elect an Independent Lead Director for a one-year term. This would help ensure continued robust independent leadership of the Board.

Currently, our Chairman, Mr. Ted Crumley, chairs meetings of the Board, as well as the executive sessions with independent members of the Board. His duties include chairing annual meetings of shareholders, overseeing the preparation of agendas for Board meetings, preparing for executive sessions of the Board and providing feedback to the CEO, staying current on developments to determine when it may be appropriate to alert the Board to significant pending developments, serving as a liaison between independent directors and the CEO with respect to sensitive issues, and other matters. Executive sessions of non-management directors are included on the agenda for every regularly scheduled Board meeting and during 2016, executive sessions were held at each regularly scheduled Board meeting. The executive sessions are chaired by the Chairman. Our non-management directors meet in executive sessions without management present, unless the non-management directors request their attendance.

For the foregoing reasons, we have determined that our leadership structure is appropriate in the context of our specific circumstances.

Board Self-Evaluation

Each year, the Board conducts a self-evaluation of its performance and effectiveness. As part of this process, each director completes an evaluation form on specific aspects of the Board’s role, organization and meetings. The collective comments are then presented by the chair of the Governance Committee to the whole Board. As part of the evaluation,

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the Board assesses the progress in the areas targeted for improvement a year earlier, and develops actions to take to enhance the Board’s effectiveness over the next year. Additionally, each committee conducts an annual self-evaluation of its performance through a similar process.

Committees of the Board and Committee Assignments

The Board has five standing committees: Audit; Compensation; Corporate Governance and Directors Nominating; Health, Safety, Environmental and Technical; and Executive. Information regarding these committees is provided below. Except for the Executive Committee, all committees are composed entirely of independent directors. The charters of each (other than Executive) committee are available on the Company’s website at http://www.hecla-mining.com under “Investors” by selecting “Corporate Governance.” You may also obtain copies of these charters by contacting the Company’s Investor Relations Department. The members of the Board on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below, along with the number of meetings held in 2016.

Executive Committee Members	Functions of the Committee	Meetings in 2016
Phillips S. Baker, Jr., Chair Ted Crumley Terry V. Rogers	• empowered with the same authority as the Board in the management of our business, except for certain matters enumerated in our Bylaws and Delaware law, which are specifically reserved to the whole Board	None*

Audit Committee Members[1,2,3]	Functions of the Committee	Meetings in 2016
Charles B. Stanley, Chair Terry V. Rogers George R. Johnson Stephen F. Ralbovsky Catherine J. Boggs[4]	• assist the Board in fulfilling its oversight responsibilities • review the integrity of our financial statements • review the independent auditor’s qualifications and independence • review the performance of our internal auditor and the independent auditor • review our compliance with laws and regulations, including disclosure controls and procedures • please refer to “Audit Committee Report” on page _____	6

Compensation Committee Members[2]	Functions of the Committee	Meetings in 2016
George R. Nethercutt, Jr., Chair Ted Crumley Terry V. Rogers Dr. Anthony P. Taylor	• approve compensation levels and programs for the executive officers, including the CEO • administer our stock-based plans • please refer to the “Compensation Discussion and Analysis” on page ______	5
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Corporate Governance and Directors Nominating Committee Members[2]	Functions of the Committee	Meetings in 2016
Dr. Anthony P. Taylor, Chair George R. Nethercutt, Jr. Charles B. Stanley Stephen F. Ralbovsky Catherine J. Boggs[4]

•  consider matters of corporate governance

•  periodically review our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and other corporate procedures to ensure compliance with laws and regulations

•  review any director candidates, including those nominated or recommended by shareholders

•  identify individuals qualified to become directors consistent with criteria approved by the Board

•  recommend to the Board the director nominees for the next annual meeting of shareholders, any special meeting of shareholders, or to fill any vacancy on the Board

•  review the appropriateness of the size of the Board relative to its various responsibilities

•  recommend committee assignments and committee chairpersons for the standing committees for consideration by the Board

4

Health, Safety, Environmental and Technical Committee Members	Functions of the Committee	Meetings in 2016
Terry V. Rogers, Chair Charles B. Stanley Dr. Anthony P. Taylor George R. Johnson

•  review the operational and exploration performance

•  review the operational, reserve and other technical risks

•  review and monitor health, safety and environmental policies

•  review the implementation and effectiveness of compliance systems

•  review the effectiveness of health, safety and environmental policies, systems and monitoring processes

•  review audit results and updates from management with respect to health, safety and environmental performance

•  review emerging health, safety and environmental trends in legislation and proposed regulations affecting the Company

•  review the technical activities of the Company

•  make recommendations to the Board concerning the advisability of proceeding with the exploration, development, acquisition or divestiture of mineral properties and/or operations

4

*The Executive Committee did act by Unanimous Consent In lieu of Meeting once in 2016.

1.	The Board has determined that each of the members of the Audit Committee is financially literate and Messrs. Stanley, Rogers and Ralbovsky each qualify as an audit committee “financial expert” as defined by SEC rules.

2.	Each member of the Audit, Compensation, and Corporate Governance and Directors Nominating Committee satisfies the definition of “independent director” as established in the NYSE listing standards and SEC rules.
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3.	No members on the audit committee serve on the audit committee of any other public companies.

4.	Ms. Boggs was appointed to these Committees effective January 1, 2017.

Diversity Policy

While the Board has not adopted a formal policy on diversity, the Company’s Corporate Governance Guidelines provide that, as a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented. The Board seeks to include an array of skills and experience in its overall composition rather than requiring every director to possess the same skills, perspective, and interests. This guideline is implemented by seeking to identify candidates who bring diverse skill sets, backgrounds, and experiences, including ethnic and gender diversity, to the Board when director candidates are needed.

Director Communications

Shareholders or other interested parties wishing to communicate with the Chairman or with the independent directors as a group may do so by delivering or mailing the communication in writing to: Chairman of the Board, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. Please refer to our website at http://www.hecla-mining.com under the tab entitled “Investors” and then select the tab entitled “Corporate Governance” for any changes in this process.

Succession Planning

Considering the critical importance of executive leadership to the Company’s success, the Compensation Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed our CEO and to report annually to the Board on the status of the succession plan. As part of the annual report, the Committee may also address issues related to the preparedness for the possibility of an emergency situation involving senior management and an assessment of the long-term growth and development of the senior management team.

The CEO and Director of Human Resources make a formal succession planning presentation to the Compensation Committee annually. The Compensation Committee reviews recommended candidates for senior management positions as part of the process to identify and gauge the availability of qualified candidates for those positions and receives reports concerning development plans that are utilized to strengthen the skills and qualifications of the candidates. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational

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excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board.

In 2016, the Compensation Committee conducted a full executive talent review of all NEOs, with an emphasis on CEO succession. In connection with that review, the Compensation Committee identified potential successors to the CEO.

In conjunction with the succession review, management also reviewed potential successors for the top management roles across Hecla. In connection with that review, we concluded that “ready now” potential successors exist for approximately one-third of those roles, which represents an increase in the level of readiness of our talent compared to previous years. We created development plans for the potential successors who were identified as being ready in one to two years or three to five years. In 2016, those potential successors were sent to specific leadership classes and seminars for further training.

Our Corporate Governance Guidelines also provide that in the event of the death, resignation, removal or incapacitation of the President and CEO, the Chairman will act as the President and CEO until a successor is duly elected. In addition, our Corporate Governance Guidelines and Bylaws provide that in the event of the death, resignation, removal or incapacitation of our current Chairman, the President and CEO will act as Chairman until his successor is duly elected.

Electronic Access to Corporate Governance Documents

Our corporate governance documents are available by accessing our website at http://www.hecla-mining.com under the tab entitled “Investors” and then selecting the tab entitled “Corporate Governance.” These include:

•	Corporate Governance Guidelines;

•	Whistleblower Policy;

•	Charters of the Audit, Compensation, Corporate Governance and Directors Nominating and Health, Safety, Environmental and Technical Committees of the Board;

•	Code of Ethics for our Chief Executive Officer and Senior Financial Officers; and

•	Code of Business Conduct and Ethics for Directors, Officers and Employees.

The information on our website is not incorporated by reference into this Proxy Statement.

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Shareholders may also request a free copy of these documents from: Investor Relations, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408; (208) 769-4100.

Corporate Governance Guidelines

The Corporate Governance Guidelines were adopted by the Board to ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of our shareholders. In December 2016, the Governance Committee and the Board amended the Corporate Governance Guidelines to improve its clarity and functionality, including with respect to the Company’s evolving practices and policies, and to amend the director’s retirement age from 72 years to 75 years.

In February 2017, the Governance Committee recommended and Board approved further amendments to the Corporate Governance Guidelines to include a director resignation policy. The policy provides that any director who is not elected by a majority of votes cast, shall tender his or her resignation to the Governance Committee. The Governance Committee will recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that the Board accept any resignation offer, the committee will be entitled to consider all factors believed relevant by the Governance Committee’s members. The Board will act on the Governance Committee’s recommendation within ninety (90) days following certification of the election results. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the Governance Committee and any additional information and factors that the Board believes to be relevant. If the Board accepts a director’s resignation offer pursuant to this process, the Governance Committee will recommend to the Board and the Board will thereafter determine whether to fill such vacancy or reduce the size of the Board. Any director who tenders his or her resignation pursuant to this provision will not participate in the proceedings of either the Governance Committee or the Board with respect to his or her own resignation offer. If a director’s resignation is not accepted by the Board, the director shall continue to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, shall fill any resulting vacancy or decrease the size of the Board.

Code of Business Conduct and Ethics

We believe that operating with honesty and integrity has earned trust from our shareholders, credibility within our community, and dedication from our employees. Our

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directors, officers and employees are required to abide by our Code of Business Conduct and Ethics to promote the conduct of our business in a consistently legal and ethical manner. Our Code of Business Conduct and Ethics covers many topics, including conflicts of interest, confidentiality, fair dealing, proper use of the Company’s assets, and compliance with laws, rules and regulations. In addition to the Code of Business Conduct and Ethics for directors, officers and employees, our CEO, Chief Financial Officer and Controller are also bound by a Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

The Governance Committee has adopted procedures to receive, retain, and react to complaints received regarding possible violations of the Code of Business Conduct and Ethics, and to allow for the confidential and anonymous submission by employees of concerns regarding possible violations of the Code of Business Conduct and Ethics. Our employees may submit any concerns regarding apparent violations of the Code of Business Conduct and Ethics to their supervisor, our General Counsel, the Chair of the Governance Committee, or through an anonymous telephone hotline.

In February 2017, the Governance Committee recommended and the Board approved certain amendments to the Code of Business Conduct and Ethics.

Whistleblower Policy

We have a Whistleblower Policy adopted by our Audit Committee that encourages our employees to report to appropriate Company representatives, without fear of retaliation, certain accounting information relating to possible fraud. Our employees may submit any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters to the Audit Committee, our General Counsel, or through an anonymous telephone hotline. The goal of this policy is to discourage illegal activity and business conduct that damages Hecla’s reputation, business interests, and our relationship with shareholders.

Certain Relationships and Related Transactions

We review all relationships and transactions with related persons to determine whether such persons have a direct or indirect material interest. Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by us are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC regulations) and certain other transactions. Pursuant to our Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Governance Committee. We evaluate these reports along with responses to our annual director and officer questionnaires for any indication of possible related party transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls

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to obtain information from the directors and executive officers with respect to related party transactions. If a transaction is deemed by us to be a related party transaction, the information regarding the transaction is discussed with the Board. As required under the SEC rules, transactions that are determined to be directly or indirectly material to Hecla or a related party are disclosed in our Proxy Statement.

In December 2007, we created the Hecla Charitable Foundation (the “Foundation”). We have made and intend to continue to make charitable contributions to the Foundation, which in turn has provided and intends to continue to provide grants to other organizations for charitable and educational purposes. Mr. James A. Sabala (our former Senior Vice President and Chief Financial Officer) served as a director of the Foundation until his retirement in June 2016. Mr. Phillips S. Baker, Jr. and Dr. Dean W.A. McDonald (our Chief Executive Officer and our Senior Vice President – Exploration, respectively) serve as directors of the Foundation, and Luther J. Russell (our Vice President – External Affairs) serves as President and as a director of the Foundation. In December 2007, our Board approved a contribution of 550,000 shares of our common stock to the Foundation. Since 2007, the Foundation has sold 279,860 shares of our common stock. Cash contributions totaling $2.0 million and $1.5 million were made by the Company to the Foundation during 2011 and 2010, respectively. The funds from the sale of the shares and the additional cash were put into various investment accounts. The Foundation is currently operating in a self-sufficient manner. The Company gave no additional funds to the Foundation during 2016. The Foundation holds 270,140 shares of our common stock as of December 31, 2016. The value of those shares based on the closing price of our common stock on the NYSE on December 30, 2016 ($5.24), was $1,415,534. In 2016, the Foundation gave $433,530 in donations.

In 2016, we did not make any contribution to any charitable organization, of which a director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

COMPENSATION OF NON-MANAGEMENT DIRECTORS

The Compensation Committee of the Board is responsible for recommending to the independent members of the Board the form and amount of compensation for our non-management directors. The independent members of the Board consider the committee’s recommendation and make final determination of non-management director compensation.

Compensation for non-management directors is designed to reflect current market trends and developments with respect to compensation of board members, and aligns with its philosophy toward executive compensation – with a higher proportion of compensation in equity. It consists of a combination of cash retainers and equity awards.

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Peer Group Benchmarking

The committee periodically engages its independent compensation consultant to benchmark director compensation against the Company-selected peer group, which is the same group of companies the committee uses to benchmark executive compensation (see page ___ for a list of these companies). When considering non-management director compensation for calendar year 2016, the committee reviewed and considered the results of a benchmarking report prepared by the committee’s independent compensation consultant. The report reviewed the Company’s calendar year annual cash retainers, fees for Board and committee chairmanships, and the annualized present value of equity compensation for the Company-selected peer group (primarily based on reported calendar year 2015 compensation or calendar year 2016 compensation, if disclosed). The following discussion of compensation applies only to our non-management directors, and does not apply to Mr. Baker who, as an employee of the Company, is compensated as an executive officer and does not receive additional compensation for his service as a director.

2016 Compensation Changes for Non-Management Directors

Due to the low prices of metals in 2015, effective January 1, 2016, the Compensation Committee recommended and the Board approved a 10% reduction in the annual cash compensation paid to non-management directors in 2016.

In June 2016, the Compensation Committee recommended, and the Board approved an increase in the annual cash retainer for each non-management member of the Health, Safety, Environmental and Technical Committee from $8,000 to $12,000 annually. In addition, the annual cash retainer for the committee chair of the Health, Safety, Environmental and Technical Committee was increased from $8,000 to $12,000. The increase was due to the Committee’s recent increased responsibilities in monitoring (i) health, safety and environmental policies, (ii) compliance systems, (iii) safety audit results, and (iv) emerging health, safety and environmental trends in legislation and proposed regulations affecting the Company.

Components of Non-Management Director Compensation

Compensation Element	Value[1]
Annual Board Retainer	$66,000
Annual Board Chairman Retainer	$90,000
Annual Committee Retainer for: • Health, Safety, Environmental & Technical Committee • Audit Committee • Compensation Committee	$12,000
Annual Committee Chairman Retainer for: • Health, Safety, Environmental & Technical Committee • Audit Committee • Compensation Committee	$12,000
Annual Committee Retainer for: • Corporate Governance and Directors Nominating Committee • Executive Committee	$8,000
Annual Committee Chairman Retainer for: • Corporate Governance and Directors Nominating Committee	$8,000
Annual Equity	$100,000

1.	The value of the cash retainers listed does not reflect the 10% reduction taken in 2016 by the non-management directors. See the table entitled Non-Management Director Compensation for 2016 for the amounts received in 2016, which reflect the 10% reduction.
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Annual cash retainers are paid in quarterly installments. No other attendance fees are paid to the non-management directors. The non-management directors do not receive stock options, non-equity incentive plan compensation, or any other compensation, except as described herein.

Equity Compensation

In March 1995, we adopted the Hecla Mining Company Stock Plan for Nonemployee Directors, which became effective following shareholder approval on May 5, 1995. The plan was amended July 18, 2002, February 25, 2004, May 6, 2005, December 10, 2007, and May 24, 2012. The plan is currently scheduled to terminate July 17, 2017, and is subject to termination by the Board at any time (see Proposal 5, beginning on page ____ for a description of the proposal to amend and restate the plan). Pursuant to the current plan, on May 30 of each year, each non-management director is credited with a number of shares determined by dividing $24,000 by the average closing price for Hecla’s common stock on the New York Stock Exchange (“NYSE”) for the prior calendar year. Non-management directors joining the Board after May 30 of any year are credited with a pro rata number of shares based upon the date they join the Board. These shares are held in a grantor trust, the assets of which are subject to the claims of our creditors, until delivered under the terms of the plan. Delivery of the shares from the trust occurs upon the earliest of: (i) death or disability; (ii) retirement from the Board; (iii) a cessation of the director’s service for any other reason; (iv) a change in control of the Company (as defined in the plan); or (v) at the election of the director at any time, provided, however, that shares must be held in the trust for at least two years prior to delivery. Subject to certain restrictions, directors may elect delivery of the shares on such date or in annual installments thereafter over 5, 10 or 15 years. The maximum number of shares of common stock which may be credited pursuant to the plan is 1,000,000. As of December 31, 2016, there were 438,459 shares remaining available for issuance under the plan.

In February 2010, we adopted the 2010 Stock Incentive Plan for executive officers, employees, directors, and certain consultants, which was approved by shareholders in June 2010, and became effective on August 25, 2010. Pursuant to the 2010 Stock Incentive Plan, directors may be awarded grants of stock options, restricted stock units,

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restricted stock, or stock. The Board receives an additional award of $76,000 in common stock under the 2010 Stock Incentive Plan as part of their compensation. In 2016, the Compensation Committee recommended and the Board approved the award of 17,273 shares of common stock under the 2010 Stock Incentive Plan to each non-management director.

As described more fully above, the following chart summarizes the annual cash and equity compensation for our non-management directors during 2016.

Non-Management Director Compensation for 2016

	Fees

Director	Annual Retainer ($)	Committee Meeting Fees ($)	Committee Chairman Fees ($)	Totals Fees Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation[2] ($)	Total ($)
Ted Crumley, Chairman	140,400	20,700	0	161,100	37,376[3]
					76,001[4]	0	274,477

George R. Johnson	49,500	16,800	0	66,300	37,376[3]
					76,001[4]
					5,427[5]	7,500	185,104

George R. Nethercutt, Jr.	59,400	18,000	10,800	88,200	37,376[3]
					76,001[4]	0	201,577

Stephen F. Ralbovsky	49,500	15,000	0	64,500	37,376[3]
					76,001[4]
					5,427[5]	0	183,304

Terry V. Rogers	59,400	36,900	9,000	105,300	37,376[3]
					76,001[4]	3,750	218,677

Charles B. Stanley	59,400	27,000	10,800	97,200	37,376[3]
					76,001[4]	0	210,577

Dr. Anthony P. Taylor	59,400	27,000	7,200	93,600	37,376[3]
					76,001[4]	0	206,977

1.	The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in valuing the awards please see Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

2.	Amounts in this column reflect matching contributions under the Company’s charitable matching gift program.

3.	On May 31, 2016, each non-management director received 9,206 shares of our common stock under the terms of the Stock Plan for Nonemployee Directors. Based on our closing stock price on the NYSE on May 31, 2016 ($4.06), the grant date fair value for each grant of 9,206 shares credited to Messrs. Crumley, Johnson, Nethercutt, Ralbovsky, Rogers, Stanley and Taylor on May 31, 2016, was $37,376. (The amounts do not reflect the actual amounts that may be realized by the directors.)
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4.	On June 7, 2016, each non-management director received 17,273 shares of our common stock under the terms of the 2010 Stock Incentive Plan. Based on our closing stock price on the NYSE on June 7, 2016 ($4.40), the grant date fair value for each grant of 17,273 shares credited to Messrs. Crumley, Johnson, Nethercutt, Ralbovsky, Rogers, Stanley and Taylor on June 7, 2016, was $76,001. (The amounts do not reflect the actual amounts that may be realized by the directors.)

5.	On March 3, 2016, Messrs. Johnson and Ralbovsky were awarded 2,010 prorated shares of our common stock under the terms of the Stock Plan for Nonemployee Directors. Based on our closing stock price on the NYSE on March 3, 2016 ($2.70), the grant date fair value for each grant of 2,010 shares credited to Messrs. Johnson and Ralbovsky on March 3, 2016, was $5,427. (The amounts do not reflect the actual amounts that may be realized by the directors.)

2017 Compensation Changes for Non-Management Directors

Effective January 1, 2017, the Compensation Committee recommended and the Board approved the reinstatement of the annual cash compensation paid to non-management directors to its full value as described under “Components of Non-Management Director Compensation” on page ______.

At the Annual Meeting, we are asking our shareholders to approve an amendment and restatement of the Hecla Mining Company Stock Plan for Nonemployee Directors (“Director Stock Plan”). If approved by shareholders, this will eliminate nonemployee director participation in the 2010 Stock Incentive Plan, and all stock awards will be solely awarded under the Director Stock Plan, beginning in 2017. See page _____ for a full description of the Director Stock Plan.

Other

The Company covers directors under its overall director and officer liability insurance policies, as well as reimbursing them for travel, lodging, and meal expenses incurred in connection with their attendance at Board and committee meetings, meetings of shareholders, and for traveling to visit our operations. Directors are eligible, on the same basis as Company employees, to participate in the Company’s matching gift program, pursuant to which the Hecla Charitable Foundation matches contributions made to qualifying nonprofit organizations. The aggregate annual limit per participant is $5,000. Beyond these items, no other cash compensation was paid to any non-management director.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The committee appointed BDO USA, LLP (“BDO”) as the independent registered public accounting firm for Hecla for the calendar year ending December 31, 2017. BDO has been retained in that capacity since 2001. The committee is aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, our committee:

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•	reviews all non-audit services and engagements provided by BDO, specifically with regard to the impact on the firm’s independence;

•	conducts a quarterly assessment of BDO’s service quality, and its working relationship with our management;

•	conducts regular private meetings separately with each of BDO and our management;

•	interviews, and approves the selection of BDO’s new lead engagement partner with each rotation; and

•	at least annually obtains and reviews a report from BDO describing all relationships between the independent auditor and Hecla.

The members of the committee believe that the continued retention of BDO to serve as our independent registered public accounting firm is in the best interests of Hecla and its shareholders.

Although ratification is not required, the Board is submitting the appointment of BDO to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm, and as a matter of good governance practice. In the event that our shareholders fail to ratify the appointment, it will be considered as a direction to the Board and to the committee to consider the appointment of a different firm. Even if the appointment is ratified, the committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the Company and our shareholders.

Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

The Audit Committee and Board recommend that shareholders vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2017.

Report of the Audit Committee

The committee’s principal functions are to assist the Board in fulfilling its oversight responsibilities, and to specifically review: (i) the integrity of our financial statements; (ii) the independent auditor’s qualifications and independence; (iii) the performance of our internal auditor and the independent auditor; and (iv) our compliance with laws and regulations, including disclosure controls and procedures. During 2016, the committee worked with management, our internal auditor and our independent auditor to address

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Sarbanes-Oxley Section 404 internal control requirements. The committee met six times in 2016.

The committee acts under a written charter as amended on December 4, 2016. You may obtain a copy of the charter in the “Investors” section of http://www.hecla-mining.com under “Corporate Governance.”

In performing its functions, the Audit Committee:

•	met with our internal auditor and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations and their evaluations of Hecla’s internal controls;

•	reviewed and discussed with management the audited financial statements included in our Annual Report;

•	discussed with our independent registered public accounting firm the matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) standards; and

•	received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered accountant’s communication with the Audit Committee concerning independence, and discussed with them matters relating to their independence.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2016, for filing with the SEC.

Respectfully submitted by
The Audit Committee of the
Board of Directors

Charles B. Stanley, Chairman
Terry V. Rogers
Stephen F. Ralbovsky
George R. Johnson
Catherine J. Boggs
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Audit and Non-Audit Fees

The following table represents fees for professional audit services rendered by BDO for the audit of our annual financial statements for the years ended December 31, 2015 and December 31, 2016, and fees for other services rendered by BDO during those periods.

	2016	2015
Audit Fees[1]	$762,425	$698,500
Audit Related Fees[2]	87,000	87,000
Tax Fees[3]	—	3,600
All Other Fees	—	—
Total	$849,425	$789,100

1.	Relates to services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly report on Form 10-Q, and fees related to the registration of securities with the SEC.

2.	Consisted principally of fees for audits of financial statements of employee benefit plans.

3.	Consisted of fees for tax consultation and tax compliance services, tax planning and miscellaneous tax research.

The committee’s current practice requires pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. On a periodic basis, management reports to the committee regarding the actual spending for projects and services compared to the approved amounts. In addition, the committee has delegated authority to grant certain pre-approvals to the committee chair. Pre-approvals granted by the committee chair are reported to the full committee at its next regularly scheduled meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee strives to design a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward performance and provide incentives based on our performance, with an overall emphasis to maximize our long-term shareholder value. Our executive compensation program consists of several components, including base salary, annual and long-term performance awards (paid in cash or equity), equity awards, a deferred compensation plan and retirement benefits. This Compensation Discussion and Analysis (“CD&A”) provides information regarding our compensation objectives, the relationship between the components of our compensation program and our objectives and factors considered by the committee in establishing compensation levels for our NEOs. The NEOs who are discussed throughout this CD&A and in the compensation tables are:

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Name	Age	Principal Position
Phillips S. Baker, Jr.	57	President and CEO
Lindsay A. Hall	61	Senior Vice President and Chief Financial Officer
Lawrence P. Radford	56	Senior Vice President – Operations
Dr. Dean W.A. McDonald	60	Senior Vice President – Exploration
David C. Sienko	48	Vice President – General Counsel
James A. Sabala*	62	Former Senior Vice President and Chief Financial Officer

*Mr. Sabala retired in June 2016.

Executive Summary

Hecla is a leading primary low-cost silver producer with operating silver mines in Alaska (Greens Creek), Idaho (Lucky Friday), and Mexico (San Sebastian) and is a gold producer with an operating mine in Quebec, Canada (Casa Berardi). We also produce lead and zinc. In addition to our diversified silver and gold operating cash-flow mines, we have a number of exploration properties and pre-development projects in seven silver and gold mining districts in North America. With an active exploration and pre-development program, we have generally grown our reserve base for future production.

Our success in 2016 was the result of decisions taken over the past several years to invest in our business. The past three years have witnessed extraordinary volatility in the mining industry and for silver-focused companies in particular. Through the down-cycle we continued to build up our production capacity with the successful startup of the very profitable San Sebastian mine, the development of the open pit at Casa Berardi, and the construction of the #4 Shaft at Lucky Friday, which is now operational. We generated organic growth at a time when most of our peers were cutting their business and selling assets. While Hecla’s stock price is highly correlated with silver prices and not immune to industry trends, Hecla increased its value in 2016. Hecla’s Total Shareholder Return (“TSR”) significantly outperformed silver and key silver company indices and ended 2016 in the top quartile of our silver competitors. We believe this share price performance was a result of the operational and strategic improvements realized during the year as summarized in the following sections.

Our philosophy is to operate mines safely by promoting a deeply-rooted value-based culture, leveraging mining skills developed over the Company’s long history and by innovating new practices. We are proud to be the first hardrock mine to be certified under the National Mining Association’s CORESafety system. We believe very strongly that the future of mining lies in productivity increases, and one of the best ways to increase productivity and safety is by automating the mining tasks allowing the miners to move away from the mining face, and in some cases, operate the machinery from surface, or have machinery that operates by itself. High speed wireless data transfer is being used to

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improve communication, monitoring and data collection. This information helps management make better decisions, and enables both tele-remote and autonomous equipment operation. We have begun introducing automated drilling, tele-remote mucking, automated hauling trucks and battery powered equipment in some of our operations. Although mostly on a trial basis, we can see the benefits that this innovation brings and are excited for the potential transformation they will enable in the future. In addition, we have invested in mill improvements and other innovations that we expect will yield significant returns over the long-term for relatively modest investments.

Key Operating and Financial Results

Throughout 2016 we aggressively reduced costs while continuing to focus on safety and sustainability. During the year, we delivered on our production targets, improved operational efficiencies and kept all key projects on target and on budget. We finished 2016 strongly, setting record silver and silver equivalent production for the year with the robust performance at all our mines, driving record sales and more than doubling EBITDA over the last year.

The mining business requires long-term planning and implementation of operating strategies over several years to deliver successful operating and financial results. Accordingly, in the table below and summary that follows, we set forth our key operating and financial results for years 2016, 2015 and 2014.

	As of and for the Year Ended December 31,
Key Results	2016	2015	2014
Silver (ounces) produced	17,177,317	11,591,603	11,090,506
Gold (ounces) produced	233,929	189,327	186,997
Lead (tons) produced	42,472	39,965	40,255
Zinc (tons) produced	68,516	70,073	67,969

Sales of products	$645,957	$443,567	$500,781
Net income (loss)	$69,547	$(86,968)	$17,824
Basic income (loss) per common share	$0.18	$(0.23)	$0.05
EBITDA[9]	$236,184	$107,316	$151,532
Cash from operating activities (in millions)	$225.3	$106.4	$83.1
Cash, cash equivalents and short-term investments (in millions)	$198.9	$155.2	$209.7

Our overall operating and financial results are more fully described in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K filed with the SEC on February 23, 2017. Our 2016 results were strong relative to our 2015 results. In 2016, we achieved the following:

9 Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is a measurement that is not in accordance with GAAP. EBITDA is used by management, and we believe is useful to investors, for evaluating our operational performance. A reconciliation of this non-GAAP measure to net income (loss), the most comparable GAAP measure, can be found in Appendix F under Reconciliation of Earnings Before Interest, Taxes, Depreciation, and Amortization (non-GAAP) to Net Income (GAAP).

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■	reported sales of $646.0 million, which was a new record and 29% higher than our previous record in 2014 despite lower average prices for all metals we produce compared to that year;

■	silver equivalent production of 46.1 million ounces, the highest in the Company’s history;[10]

■	a 48% increase in silver production to 17.2 million ounces, a record, with cost of sales and other direct production costs and depreciation, depletion and amortization of $298.7 million, and cash cost after by-product credits per silver ounce of $3.10;[11]

■	a 24% increase in gold production to 233,929 ounces Company-wide, with 145,975 ounces produced at Casa Berardi with cost of sales and other direct production costs and depreciation, depletion and amortization of $155.7 million and cash cost, after by-product credits, per gold ounce of $764;[11]

■	net income of $69 million and Adjusted EBITDA of $264.6 million, a 179% and 127% increase compared to 2015;[12]

■	achieved the above milestones while ending the year with a cash, cash equivalents and short-term investments balance of $198.9 million as of December 31, 2016, an increase of $43.7 million during the year;

10 2016 silver equivalent calculation is based on the following prices: $17.10 for silver, $1,248 for gold, $0.85 for lead, and $0.95 for zinc.

11 Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, can be found in Appendix F under Reconciliation of Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) to Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP). It is an important operating statistic that management utilizes to measure each mine’s operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis – aggregating the Greens Creek, Lucky Friday and San Sebastian mines – to compare performance with that of other primary silver mining companies. With regard to Casa Berardi, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines. The statistic is also useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under our incentive program.

12 Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found in Appendix F under Reconciliation of Adjusted EBITDA (non-GAAP) to Net Income (loss) (GAAP). Adjusted EBITDA is a measure used by management to evaluate the Company’s operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under our incentive program.

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■	completed the #4 Shaft at Lucky Friday, the largest capital project in our history, which started in 2008;

■	commenced development of the East Mine Crown Pillar (“EMCP”) open pit project at Casa Berardi, with processing of ore from EMCP that began in July 2016;

■	acquisition of Mines Management, Inc., giving us ownership of the Montanore project, a very large silver/copper project undergoing permitting in northwestern Montana;

■	the first hardrock mining company to receive independent certification under CORESafety;[13] and

■	our stock price rose 177% in 2016.

The charts below show the change in our share price in 2016 and in 2015 compared to each of the companies in our peer group.

2016 Stock Price

13 CORESafety is a partnership led by the members of the National Mining association. It is an approach to mining safety and health to prevent accidence before they happen using a management system that involves leadership, management and assurance. Its objective is to have zero fatalities and a 50 percent reduction in mining’s injury rate within five years (0:50:5).

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2015 Stock Price

Shareholder Outreach and 2016 Advisory Vote on Executive Compensation

Over the last several years we have undertaken significant shareholder outreach efforts in an effort to elicit and understand the concerns of our shareholders. In response to shareholder concerns gleaned from our shareholder outreach, we made changes to our executive compensation program in 2014 and 2015, and we believe as a result of those changes, last year’s say-on-pay vote achieved 81% support. We believe that open dialogue with our shareholders and reflecting their feedback in our compensation decisions was critical to our success in achieving such a high percentage of support.

In 2016, and in advance of our upcoming 2017 Annual Meeting, we continued to reach out to our shareholders. The purpose of these meetings was to gain feedback on the changes we made to our executive compensation in 2014 and 2015 and to discuss any further concerns. We held one-on-one discussions with shareholders holding over 50,000,000 shares of our common stock, and held a face-to-face discussion with one of the two major proxy advisory firms. During our discussions, all of the changes made to our compensation program in 2014 and 2015 were well-received. A common issue raised during our conversations was to see more pay-for-performance disclosure in our Proxy Statement under the terms of our Annual Incentive Plan (“AIP”). We are consistently trying to improve our compensation disclosures including with respect to pay-for-performance.

Oversight and Determination of the Executive Compensation Program

Role of the Compensation Committee. The committee, consisting entirely of independent members (Nethercutt, Crumley, Rogers and Taylor), has primary responsibility for executive compensation decisions. The committee carries out its responsibilities under a charter approved by the Board. In 2014, the committee and the Board amended the committee’s charter to provide that the committee has the authority to approve all executive compensation, including our CEO’s (but not that of our independent directors, which remains decided by the full Board). The committee receives assistance from its

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independent executive compensation consultant, Mercer, and uses this information in making decisions and conducting its annual review of the Company’s executive compensation program.

Role of Independent Compensation Consultant. Mercer performs executive compensation services solely on behalf of the committee, is engaged by and reports directly to the committee, meets separately with the committee with no members of management present, and consults with the committee chair between meetings.

The committee has assessed Mercer’s independence in light of SEC rules and NYSE listing standards, and has determined that Mercer’s work does not raise any conflicts of interest or independence concerns. The Mercer consultants who worked with the committee, are both principals of Mercer, and include Tracy Bean, project manager and Raphael Katsman.

Pursuant to a written agreement dated February 8, 2016, between Mercer and the Compensation Committee, below are the material aspects of the services the committee asked Mercer to perform with respect to executive compensation and related matters in 2016:

•	evaluate the competitiveness of the total direct compensation package provided to Hecla’s executive officers; and specifically, to compare Hecla’s current executive officer compensation with compensation provided to executives in similar roles in comparable organizations;

•	review updated information regarding Hecla’s executive compensation program and the positions to be benchmarked, including organization charts, position descriptions, current total compensation and other relevant data;

•	review last year’s peer group to determine if the included companies continue to be appropriate and if any additional companies should be considered for inclusion;

•	collect and analyze compensation data form the most recent proxy filings of the peer group and from the survey sources and summarize the market pay data by the 25th, 50th and 75th percentile levels and compare Hecla’s executive compensation levels to the proxy and survey data separately;

•	analyze the year-over-year change in compensation levels for Hecla compared to each market data source;

•	analyze Hecla’s long-term incentive and equity practices compared to peers;

•	prepare a report to the Compensation Committee summarizing their methodology, findings and overall recommendations;
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•	assist the committee in meeting its obligation to issue a Compensation Committee Report recommending inclusion of the CD&A in the proxy statement; and

•	provide ongoing advice and consultation throughout the year to assist the committee, including attendance at committee meetings, if needed.

In addition to providing technical support and input on market practices, the committee’s goal in using a compensation and benefits consultant is to provide external benchmark information for assessing compensation relative to our compensation philosophy. As described on page _____ under Benchmarking Using Compensation Peer Groups, Mercer assisted the committee in identifying the appropriate companies to be included in our peer group for executive and director compensation and pay practices, and in benchmarking our executive and director pay against the peer group.

In June 2016, Mercer performed a competitive analysis and presented its findings and recommendations to the committee. The competitive analysis provided detailed comparative data for each executive officer position and assessed each component of pay, including base salary, short- and long-term incentives and total target compensation, as well as the mix of compensation among these pay elements. We compared this information to our executives’ compensation by similarity of position. The committee also reviewed our performance and carefully evaluated each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with Hecla, current compensation arrangements and long-term potential.

The committee has established procedures that it considers adequate to ensure that Mercer’s advice to the committee remains objective and is not influenced by Company management. These procedures include: a direct reporting relationship between the Mercer consultant and the committee; a provision in the committee’s engagement letter with Mercer specifying the information and recommendations that can and cannot be shared with management; an annual update to the committee on Mercer’s financial relationship with Hecla, including a summary of the work performed for Hecla during the preceding 12 months; and written assurances from Mercer that within the Mercer organization, the Mercer consultants who perform services for Hecla have a reporting relationship determined separately from Mercer’s other lines of business and from its other work for Hecla.

The total amount of fees for executive compensation consulting services Mercer provided to the committee in 2016 was $70,359.

During 2016, management hired Mercer or its affiliates to provide consulting services on our benefit plans, including support under the Affordable Care Act. The total amount of fees for these additional consulting services in 2016 was $146,028. The decision to engage Mercer or its affiliates for these additional consulting services was made by management, and neither the committee nor the Board approved these other services.

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Role of Management. The committee considers input from the CEO in making determinations regarding our executive compensation program and the individual compensation of each named executive officer (other than the CEO). As part of our annual review process, the CEO reviews the performance of each named executive officer (other than the CEO), and their contribution to the overall performance of the Company. Approximately mid-year, the CEO presents recommendations to the committee regarding base salary adjustments, target annual incentive awards, stock-based grants, and long-term performance unit grants, based on a thorough analysis of relevant market compensation data comparing Hecla with an applicable peer group within the mining industry. The CEO and senior management also make recommendations to the committee regarding our annual quantitative and qualitative goals, and annual long-term goals for the named executive officers (other than the CEO), as well as recommendations regarding the participation in our stock-based compensation plans and amendments to the plans, as necessary.

Benchmarking Using Compensation Peer Groups. To attract and retain key executives, our goal is to provide competitive compensation. We generally align our NEO total compensation to the 75th percentile of our peer companies and survey composite data. However, we allow total compensation to exceed the 75th percentile when our Company performance and individual experience, responsibilities and performance warrant.

Central to the pay review process is the selection of a relevant peer group. Because we operate in a global business that is dominated by Canadian companies, our peer group reflects this with only five U.S. companies among our peer group. The committee reviews and determines the composition of our peer group on an annual basis, based on recommendations from Mercer. In 2016, the committee made no changes to the peer group, apart from removing AuRico Gold due to the merger of AuRico Gold with and into Alamos Gold.

In 2016, Hecla’s peer group was made up of the following 16 companies, whose aggregate profile was comparable to Hecla in terms of size, industry and competition for executive talent.

Company	Annual Revenue[1] ($millions US)	Market Cap[1] ($millions US)	Total Assets[1] ($millions US)	Corporate Location
IAMGOLD Corporation	917	559	3,251	Canada
Centerra Gold Inc.	624	1,124	1,661	Canada
Pan American Silver Corporation	675	986	1,715	Canada
New Gold Inc.	713	1,181	3,676	Canada
Coeur Mining Inc.	646	375	1,332	United States
Stillwater Mining Company	726	1,037	1,282	United States
B2Gold Corp.	554	946	2,024	Canada
Alamos Gold Inc.	355	844	2,462	Canada
Detour Gold Corporation	563	1,780	2,443	Canada
Tahoe Resources Inc.	520	1,969	2,002	United States
Primero Mining	291	374	925	Canada
Silver Standard Resources Inc.	375	419	872	Canada
Thompson Creek Metals Company[2]	494	45	2,376	United States
Royal Gold, Inc.	278	2,394	2,917	United States
Endeavour Silver Corp.	184	145	114	Canada
First Majestic Silver Corp.	219	509	790	Canada
Median	537	895	1,859
Hecla Mining Company	444	715	2,222	United States

1.	In $US millions as of year-end 2015.

2.	Thompson Creek Metals Company was acquired by Centerra Gold in 2016.
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The peer group is composed entirely of publicly held companies, most of which are engaged in the business of mining precious metals with revenue, market capitalization and total assets within a reasonable range of Hecla’s. We believe these peer companies are appropriate because they are in the same industry, compete with us for executive talent, have executives in positions similar to ours, and are considered by the committee to be in an acceptable range of revenue, market capitalization and/or total assets compared to Hecla.

During our shareholder outreach, many of our largest shareholders have informed us that they consider our peer group to be the most relevant and appropriate for compensation and performance benchmarking purposes. The peer group selected last year by Glass-Lewis included 14 of our 17 selected peers. The peer group selected by Institutional Shareholder Services (“ISS”) included only 4 of our 17 selected peers. The rest of the peer group selected by ISS contained U.S. based companies in the agricultural product, forest products, industrial and specialty chemicals, metal powders, coatings, paper and other industries – companies and industries whose market fundamentals are different from the precious metals mining industry. We understand that ISS’s internal policies prohibit its selection of Canadian companies (which account for twelve of our peers), and require that Hecla be compared to companies having only similar revenue instead of similar market capitalization or total assets. We believe that a fair compensation peer group, in terms of both industry profile and size, cannot be selected for Hecla without including Canadian companies.

In making compensation decisions the committee also reviews survey data provided by Mercer from the following mining and general industry survey sources:

•	Mercer US Mining Industry Compensation Survey

•	Mercer Canadian Mining Industry Compensation Survey

•	Mercer U.S. Premium Executive Remuneration Suite (general industry)

Base salaries are targeted between the 25th percentile and median (50th percentile), with incentive opportunities that can provide above-median total compensation based on performance. Compensation for NEOs within this group may be positioned higher or lower than the 75th percentile where the committee believes appropriate, considering each executive’s roles and responsibilities and experience in their position within Hecla.

Mercer provided the committee with a report summarizing executive compensation levels at the 25th, 50th and 75th percentiles of the peer group and the survey data for positions

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comparable to those held by each of our NEOs. The committee also received an analysis from Mercer comparing the target total cash compensation (base salary plus target annual incentive) and target total direct compensation (base salary plus target annual incentive plus the value of long-term target incentives) for each of the NEOs against these benchmarks. For retention and competitive considerations, in comparison to the peer group data or survey data applicable to each NEO’s position, we target each NEO’s total cash compensation at the median level and the total target direct compensation at or above the median level, and deliver compensation above or below these levels when warranted by performance.

In 2016, target total direct compensation (base salary, short- and long-term incentives) for our NEOs was between the median and the 75th percentile of both the peer group and survey data.

In 2016, the committee also approved a separate peer group to be used specifically with regard to TSR. The TSR peer group is as follows:

IAMGOLD Corporation	First Majestic Silver Corp.
Silver Standard Resources Inc.	Centerra Gold
Detour Gold Corporation	New Gold Inc.
Pan American Silver Corporation	Coeur Mining Inc.
B2Gold Corp.	Alamos Gold Inc.
Primero Mining	Endeavour Silver Corp.
Tahoe Resources Inc.

Compensation Philosophy and Objectives

We operate in a competitive and challenging industry. Over the past decade, a worldwide mining boom has significantly increased the demand for executives with mining-related skills and experience. In addition, the supply of mining executives is very limited, particularly in the United States. As a result, having a viable compensation strategy is critical to our success.

Our compensation philosophy is to pay our NEOs competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve our corporate objectives.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement plays a significant role in our ability to produce strong operating, exploration, strategic, and financial results. It enables us to attract and retain a highly experienced and successful team to manage our business. Our compensation programs strongly support our business objectives and are aligned with the value provided to our

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shareholders. Further, as an executive’s level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance – through the annual incentive and long-term incentive programs, as well as share performance.

In setting policies and practices regarding compensation, the guiding philosophy of the committee is to:

■	have compensation that is primarily at-risk and based on strategic objectives and tactical activities; and

■	acquire, retain and motivate talented executives.

The committee believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for achieving both short- and long-term quantitative and qualitative goals, while equity incentives align the interests of executives with those of other shareholders. In determining the amount of the cash and equity incentives, the committee considers each officer’s total compensation on both a short- and long-term basis to assess the retention and incentive value of his or her overall compensation.

The committee conducts its annual review process near the end of each calendar year in order to align each executive’s compensation awards with the Company’s operational, financial and strategic results for the calendar year.

We also maintain (or avoid) the following pay practices that we believe enhance our pay-for-performance philosophy and further align our NEOs’ interests with those of shareholders:

We DO NOT Have these Practices
X Repricing of stock options X Perquisites X Excise tax gross-ups

We DO Have these Practices

✓   Incentive award metrics that are objective and tied to Company performance

✓   84% of CEO and 74% of NEO pay is at-risk

✓   Over 68% of total compensation for the CEO is performance-based

✓   54% of total compensation for NEOs other than the CEO is performance-based

✓   100% of the CEO’s annual incentive compensation is tied solely to Company performance

✓   Rigorous stock ownership requirements for our NEOs and directors

✓   Compensation recoupment “clawback” policy

✓   Double-trigger change in control severance for NEOs

✓   Equity awards that vest over a three-year period to promote retention

✓   Anti-hedging and anti-pledging policies

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Elements of Total Compensation

We have a multifaceted compensation program. For the year ended December 31, 2016, our executive compensation program consisted of the following elements:

BASE SALARY

Objective: Provide a fixed level of cash compensation for performing day-to-day responsibilities generally at less than median of peers.

Key Features: Base salary reviews are performed in the middle of each year for the 12-month period from July 1 to June 30.

Terms: Paid semi-monthly.

INCENTIVE PAY

Annual Incentive Plan

Objective: Focus executives on achieving Company’s short-term goals, and the performance steps necessary to achieve longer-term objectives.

Key Features: Based on achievement of the Company goals and individual performance. Some goals are quantitative, such as EBITDA, production, and cash position, while others are qualitative. Weighting is 50% quantitative corporate performance goals, 25% qualitative/other goals, and 25% discretionary factor as determined by the committee.

Terms: Determined by the committee and paid in a single payment following the performance year. Awarded in the first half of each year. Designed to be awarded in cash, but may be paid in equity (in full or part).

Long-term Incentive Plan

Objective: Focus executives on longer-term value creation as determined by the specific targets of the plan.

Key Features: Based on corporate goals achieved over a three-year performance period. A new three-year performance period begins each calendar year and performance units are granted in the first half of each year. Each three-year plan identifies key long-term objectives that are expected to create long-term value for shareholders such as operating performance, increasing production and resources, increasing shareholder return, and developing significant capital programs.

Terms: Determined by the committee and paid in a single payment following the three-year performance period. Awarded in the first quarter of each year. Designed to be awarded in cash, but may be paid in equity (in full or part).

EQUITY

Restricted Stock Units

Objectives: Align management’s interests with those of shareholders and provide incentive for NEOs to remain with the Company for the long term.

Key Features: Restricted stock unit awards are denominated in shares and delivered in stock with a vesting schedule of three years for NEOs.

Terms: Restricted stock units are granted between May and August of each year. In recent years, only restricted stock unit awards have been made.

Performance-based Shares

Objectives: Provide incentive for CEO to remain with the Company for the long term and to align CEO’s interests with those of shareholders.

Key Features: Performance-based shares realize more value the higher the TSR ranks within the selected peer group and have no value if the share performance doesn’t exceed 50%.

Terms: Performance-based shares are granted to the CEO in the second quarter of each year and are based on a three-year TSR.

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KEY EMPLOYEE DEFERRED COMPENSATION PLAN

Objective: Increased exposure to the Company to the extent deferred compensation is tied to the value of Hecla stock, while also providing a tax deferral opportunity and encouraging financial planning.

Key Features: Allows for the voluntary deferral of base salary, annual incentive pay, long-term incentive pay and restricted stock unit payouts.

Terms: Generally, employee must make election in the previous year to defer in the coming year.

BENEFITS

Objectives: Attract and retain highly qualified executives.

Key Features: Participation in retirement plans, partial company-paid health, dental and vision insurance, life insurance, and accidental death and dismemberment insurance.

Terms: Same terms for all U.S. permanent full-time salaried employees.

Total Compensation Mix

Our executive compensation program – composed primarily of base salary, short- and long-term incentives, and equity awards – is intended to align the interests of our NEOs with the long-term interests of our shareholders. The program is designed to accomplish this by rewarding performance that results in an increase in the value of our shareholders’ investment in Hecla. We believe that the proportion of at-risk, performance-based compensation should comprise a significant portion of executive pay.

The mix of compensation for our CEO and other NEOs, which we believe is similar to our peer group, is shown below.

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2016 Target Compensation Structure. The following table lists total 2016 target compensation for the NEOs (including the reduction in base salaries for calendar year 2016). Even though base salaries were reduced, it did not affect the annual incentive target award, which was based on base salaries without the reductions.

NEO	Base Salary[1] ($)	Annual Incentive Target Award[2] ($)		Long-term Incentive Plan Target Award ($)		Equity ($)		Total ($)
Baker	484,000	605,000		950,000		1,000,000	[3]	3,039,000
Hall	342,000	380,000	[4]	420,000	[5]	345,000		1,487,000
Radford	342,000	380,000		340,000		345,000		1,407,000
McDonald	247,500	275,000		260,000		300,000		1,082,500
Sienko	225,000	175,000		190,000		154,000		744,000
Sabala	342,000	380,000	[4]	340,000	[5]	0		1,062,000

1.	Base salaries (with reductions) for calendar year 2016.

2.	Annual Incentive Target Award was not affected by the base salary reductions in 2016. It is based on pre-reduction base salary amounts.

3.	Consists of $500,000 in restricted stock units and $500,000 in performance-based shares.

4.	Messrs. Hall and Sabala’s 2016 Annual Incentive Target Awards were prorated due to Mr. Sabala’s retirement in June 2016, and Mr. Hall joining the Company in July 2016. See the footnotes accompanying the Summary Compensation Table for 2016 on page _____.

5.	Messrs. Hall and Sabala’s 2014-2016 Long-term Incentive Target Awards were prorated due to Mr. Sabala’s retirement in June 2016, and Mr. Hall joining the Company in July 2016. See the footnotes accompanying the Summary Compensation Table for 2016 on page ____.
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Individual base salaries and annual incentive targets for the NEOs are based on the scope of each NEO’s responsibilities, individual performance and market data. At the beginning of each year, we also define the key strategic objectives each NEO is expected to achieve during that year, which are evaluated and approved by the committee.

Overview of our Compensation Decisions and Results for 2016

Base Salary

Design. Pursuant to our market positioning policy, the committee targets base salaries between the 25th percentile and median of Hecla’s peer group for our NEOs. An individual NEO’s base salary may be set above or below this market range for that particular position, depending on the committee’s subjective assessment of the individual NEO’s experience, recent performance and expected future contribution, retention concerns, and the recommendation of our CEO (other than for himself). The committee does not use any type of quantitative formula to determine the base salary level of any of the NEOs. The committee reviews NEO salaries at least annually as part of its overall competitive market assessment, as described above. Typically, the committee makes annual salary adjustments in the middle of each year for the 12-month period from July 1 to June 30.

Analysis and Decision. In June 2016, the committee reviewed a market analysis prepared by Mercer. The base salaries of our NEOs have remained unchanged since July 1, 2014. However, in December 2015, due to cost savings measures, the Compensation Committee reduced our NEO’s salaries by 10% for calendar year 2016, and our CEO’s salary was reduced by 20% for calendar year 2016.

The following table shows base salaries for all NEO’s from July 1, 2014 through December 31, 2016:

Base Salary for NEOs July 1, 2014 through December 31, 2016

NEO	7/1/14 to 12/31/15 Salary ($)	1/1/16 to 12/31/16 Salary ($)	Percentage Decrease (%)
Phillips S. Baker, Jr.	605,000	484,000	(20)
Lindsay A. Hall	0	342,000[1]	(10)
Lawrence P. Radford	380,000	342,000	(10)
Dr. Dean W.A. McDonald	275,000	247,500	(10)
David C. Sienko	250,000	225,000	(10)
James A. Sabala	380,000	342,000	(10)

1.	Mr. Hall’s salary was set at $380,000 in July 2016 when he joined the Company, but with the understanding that he would take a 10% reduction for the remainder of calendar year 2016.
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Incentive Plans

Company Performance and Relationship to NEO Compensation. Our incentive compensation plans include the Hecla Mining Company Annual Incentive Plan and the Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan. The plans include performance measures of the most important factors we believe contribute to Hecla’s sustained long-term success that can lead to improved stock price performance.

Hecla Mining Company Annual Incentive Plan (“AIP”). Consistent with Hecla’s pay-for-performance philosophy, substantially all salaried employees, including our NEOs, are eligible to participate in the AIP. Late in the prior year, or early in the current year, the committee approves a company-wide, short-term incentive pool that is available for payment to salaried employees, including the NEOs, the amount of which is based on Company performance during the prior year.

AIP Components. In 2014, the AIP was amended to use a more formulaic approach to awards, with less committee discretion. The AIP includes the following components and relative weights:

•	quantitative corporate performance factors comprising 50% of the targeted award;

•	qualitative/other goals, normally comprising 25% of the targeted award; and

•	a discretionary factor as determined by the committee, normally comprising 25% of the targeted award.

Each component can achieve two times the target (200%) with respect to the component, with the maximum total payout limited to two times the target award level (200%).

For 2016, the quantitative corporate performance factors were divided into four factors (including weighting): production (15%), adjusted EBITDA (15%), cash (15%), and work-related injury rate reduction (5%).

The production factor converts gold, lead and zinc to silver equivalent at a ratio of 78 oz. silver to 1 oz. gold, 19.0 lb. lead to 1 oz. silver, and 20.7 lb. zinc to 1 oz. silver. Our production target required that we achieve 42 million silver equivalent ounces. Maximum payout is attained if production achieves 44 million ounces. The minimum payout required 40 million ounces. To achieve targeted payout a 9% increase over 2015 silver equivalent production levels was necessary, while the maximum payout required a 15% increase.

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PRODUCTION GOAL METRICS

2016 Production in Silver Equivalent Ounces

2016 Production Metrics		% Performance Value
44.0 mm	Maximum	30%
43.0 mm		20%
42.0 mm	Target	15%
40.0 mm		10%
<39.0mm		0%

The adjusted EBITDA target was $255 million. Maximum payout is achieved if adjusted EDITDA was $300 million. There is no payout if adjusted EBITDA was less than $148 million.

ADJUSTED EBITDA GOAL METRICS
2016 Adjusted EBITDA Metrics		% Performance Value
$300 mm	Maximum	30%
$275 mm		20%
$255 mm	Target	15%
$200 mm		10%
< $148mm		0%

The cash position target is $100 million. Maximum payout is achieved if our cash position at year-end is at or above $200 million. The threshold payout level is $85 million, below which no payout is earned.

CASH GOAL METRICS

2016 Cash Metrics		Factor Value
$200 mm	Maximum	30%
$150 mm		20%
$100 mm	Target	15%
$85 mm		10%
< $75 mm		0%

The work-related injury rate reduction target is 15% at year-end. Maximum payout is achieved if our work-related injury rate is met at 35%. The threshold payout level is 5% reduction, below which no payout is earned.

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WORK-RELATED INJURY RATE REDUCTION

2016 AIFR Results		Factor Value
35%	Maximum	10%
25%		7.5%
15%	Target	5%
5%		2.5%
< 5%		0%

Target Opportunities. Each NEO has a target award opportunity expressed as a percentage of base salary, along with minimum and maximum award levels. The target award opportunities are determined based on the following: market assessments and the committee’s market positioning policy; the individual NEO’s organization level, scope of responsibility and ability to impact Hecla’s overall performance; and internal equity among the NEOs. Actual awards are paid after the end of each annual performance period and can range from 0% to 200% of the target awards, based on the committee’s assessment of our actual performance and the achievement of an individual NEO’s goals. Having a limit on our maximum award reduces the likelihood of windfalls to executives and encourages financial discipline. It is also competitive with typical peer group practice.

For 2016, target AIP award opportunities for the NEOs were as follows:

NEO	Target Annual Incentive (% of base salary)
Phillips S. Baker, Jr.	100%
Lindsay A. Hall*	100%
Lawrence P. Radford	100%
Dr. Dean W.A. McDonald	100%
David C. Sienko	70%
James A. Sabala*	80%

*	Messrs. Hall and Sabala’s AIP awards were prorated for 2016, due to Mr. Sabala retiring in June 2016, and Mr. Hall joining the Company in July 2016.

The market analysis prepared by Mercer in June 2016 indicated that annual incentives were generally at the median of peers.

Performance Measures. Our management develops proposed targets for each Company performance measure based on a variety of factors, including historical corporate performance, internal budgets, forecasts and growth targets, market expectations and strategic objectives. The committee reviews the targets and adjusts them, as it deems appropriate. The committee believes that linking annual incentive awards to pre-established goals creates a performance-based compensation strategy consistent with

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shareholder interests. The committee also believes that incentive compensation targets should be established to drive real and sustainable improvements in operating performance and the strategic position of the Company.

2016 AIP – Analysis and Decisions. The committee reviewed the performance versus the AIP goals on a quarterly basis. For 2016, based on the assessment by the committee of the Company’s overall performance on both quantitative and qualitative measures as well as relevant discretionary factors under the AIP, the committee determined Company performance to be at 150% of target (out of a possible range of 0-200%).

For 2016, Company performance for AIP was 150%, which was comprised of 85% related to the quantitative factors (30% for Production, 17.5% for Adjusted EBITDA, 30% for Cash, and 7.5% for Work-related injury reduction); 40% for qualitative factors; and 25% for discretionary.

2016 AIP Quantitative Measure Results	Maximum	Target	Minimum	Actual	Performance Value
Production Silver equivalent ounces	44.0 mm ozs.	42.0 mm ozs.	40 mm ozs.	46.5 mm ozs.	30.0%
Adjusted EBITDA	$300 mm	$255 mm	$200 mm	$264.6 mm	17.5%
Cash	$200 mm	$100 mm	$85 mm	$198.9 mm	30.0%
Work-related injury reduction	35%	15%	5%	25%	7.5%
Total Quantitative					85.0%

As reflected in the table above, production and cash generation each achieved the maximum level, while Adjusted EBITDA and work-related injury reduction goals exceeded target levels.

In addition to quantitative corporate performance factors, our AIP has a component that is based on qualitative and other goals relating not only to Hecla as a whole, but also to each NEO. This component is targeted to account for 25% of the total AIP target award, but can account for 0 to 50% of the target award.

For our 2016 AIP, qualitative objectives for NEOs included those related to (i) strategy, (ii) succession planning, (iii) safety, health and environment, (iv) process improvement and innovation, (v) operations, (vi) financial condition, (vii) human capital development, (viii) acquisitions, (ix) mine life extension exploration and reserve growth, (x) investor relations, (xi) government and community relations, and (xii) legal. While most of the goals are subjective in nature, to the extent possible, objective and quantifiable targets are set in order to improve accountability for results.

For 2016, the committee assessed performance under this component at 40% of the target award. The committee based its assessment on the following factors:

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✓	acquired Mines Management, Inc., giving us ownership of the Montanore project in northwestern Montana;

✓	acquired 50% interest in the Casa Berardi Joint Venture from Tahoe Resources, whereby the Company now holds a 100% interest in the land surrounding the mining lease at Casa Berardi;

✓	extended milling access at San Sebastian through the end of 2018;

✓	added three new directors;

✓	provided leadership training for 10 key employees;

✓	reduced the number of significant and substantial citations issued by the Mine Safety and Health Administration from 2015 levels;

✓	continued the investor outreach program and met with one proxy advisory firm;

✓	received successful decisions in all three civil lawsuits related to the 2011 incidents at one of the operations;

✓	received dismissals in all three putative class action claims filed in connection with the Mines Management acquisition;

✓	successfully transitioned executive positions at corporate for Vice President – Corporate Development and Senior Vice President - Chief Financial Officer, as well as the Vice President and General Manager position at our Greens Creek mine and Vice President and General Manager position at our San Sebastian operation;

✓	sponsored multiple events celebrating Hecla’s 125th anniversary, gaining more recognition for the Company; and

✓	added two new analysts for Hecla coverage.

The final component of our AIP is at the discretion of the committee and it is targeted to account for 25% of the total AIP target award, but can account for 0 to 50% of the target award. For 2016, the committee determined the discretionary factor performance value to be at 25% of the target award. The committee based its assessment primarily on the following significant performance results by Hecla in 2016:

✓	Hecla stock performed well in 2016 relative to peers;
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✓	hosted an Investor Day in Toronto and New York to increase understanding of the quality of our assets, which we believe was successful in that our shares outperformed our peers over the following two months;

✓	our Greens Creek mine became the first hard rock mine to receive independent certification under CORESafety;

✓	EMCP pit at Casa Berardi became fully operational, increasing mill throughput and gold production;

✓	successfully resolved three environmental matters;

✓	#4 Shaft at Lucky Friday was completed by year-end;

✓	reduced operating costs by $22 million from our approved 2016 budget;

✓	higher production and metals prices resulted in cash provided by operating activities of $225.3 million;

✓	achieved a new production record for the third year in a row;

✓	extended mine life at San Sebastian and Greens Creek;

✓	production at San Sebastian exceeded expectations throughout the year; and

✓	continued implementing new technologies at all our mines.

In addition to the strong performance realized by our NEOs within their functional area and as part of the executive team, each NEO made significant contributions to Hecla’s 2016 performance.

Mr. Baker’s performance is based 100% on corporate performance. The Company had an outstanding year under Mr. Baker’s guidance, including strong share performance, increased metals production, and cash flow growth. As Mr. Baker’s performance is based on corporate performance, the committee assessed Mr. Baker’s AIP to be 150% of target.

Mr. Radford’s leadership was also instrumental in developing the organization, including acquiring the work force needed to operate the San Sebastian mine at full production throughout the year, achieving higher metal recoveries at Greens Creek, reducing geotechnical risk in the underground operations, advancing the EMCP open-pit project at Casa Berardi and the combined operations achieving higher production than the prior year. The committee assessed Mr. Radford’s AIP to be at 180% of target.

Dr. McDonald oversees the exploration program for the Company and was instrumental in developing the resource model that will extend Greens Creek’s life of mine to 2027, as

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well as having a successful drilling program at Casa Berardi, that has shown the potential for another open-pit mine. The committee assessed Mr. McDonald’s AIP to be at 125% of target.

Mr. Sabala and his successor, Mr. Hall, were both instrumental in managing Hecla’s cash position in 2016, effectively managing working capital, negotiating credit agreements and improving capital market relationships. Mr. Sabala retired in June 2016, and Mr. Hall joined the Company in July 2016. The committee felt that there was a smooth transition between Messrs. Sabala and Hall, and the committee assessed AIP for Mr. Sabala to be at 115% of target, and 120% at target for Mr. Hall, both of which were prorated.

Mr. Sienko was successful in resolving several significant regulatory and legal matters involving environmental, health and safety, and other civil litigation issues, while also supporting the acquisition of Mines Management, and the funding of our pension plans. The committee assessed Mr. Sienko’s AIP to be at 189% of target.

Set forth in the table below is each NEO’s target award and actual award, which was paid 75% in cash and 25% in Hecla common stock issued under the 2010 Stock Incentive Plan.

Name	Base Salary[1] ($)	Base Salary Factor (%)	Target Annual Incentive ($)	% to Target[2] (%)	Actual Award[3] ($)	Cash Received ($)	Equity Received[4] (#)
Phillips S. Baker, Jr.	605,000	100	605,000	150	907,500	680,625	34,323
Lindsay A. Hall	380,000	100	380,000	120	205,200[5]	153,900	7,761
Lawrence P. Radford	380,000	100	380,000	180	684,000	513,000	25,870
Dr. Dean W.A. McDonald	275,000	100	275,000	125	343,750	257,813	13,001
David C. Sienko	250,000	70	175,000	189	330,000[5]	247,500	12,481
James A. Sabala	380,000	80	304,000	115	209,000	156,750	7,905

1.	AIP targets are based on unreduced base salaries.

2.	The percentages listed for each of the NEOs includes corporate achievement of goals and individual performance.

3.	The amount reported in this column was paid in cash and equity to the NEO and is also reported in the Summary Compensation Table for 2016 on page ____ under “Non-Equity Incentive Plan Compensation.”

4.	The equity portion of the 2016 AIP award was determined by subtracting the cash portion from the total award to determine the equity value, then dividing that by the closing price of the Company’s common stock on the NYSE on February 21, 2017 ($6.61).

5.	Messrs. Hall and Sabala’s AIP awards were prorated for 2016, due to Mr. Sabala retiring in June 2016, and Mr. Hall joining the Company in July 2016.

Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan (“LTIP”). We use the LTIP to focus executives on meeting long-term (three-year) corporate performance goals. The LTIP is also designed to attract and retain

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executives in a highly competitive talent market. The committee considers mining and general industry market practices, as well as the objectives of the LTIP, when determining the terms and conditions of long-term incentive goals, such as resource additions and cash flow generation.

Under the LTIP, a new performance period begins each calendar year and runs for three years. The three-year performance period recognizes that some value-creating activities require a significant period of time to be implemented and for measurable results to accrue. Starting a new performance period each year also gives the committee flexibility to adjust for new business conditions, circumstances or priorities in setting the performance metrics and goals for each three-year cycle. Performance units are assigned to each NEO at the beginning of each three-year period, and provide the basis for the amount of awards made to each NEO under the LTIP. Performance units are designed to encourage management to deliver long-term value. Performance units reinforce Hecla’s business strategy by clearly establishing our key performance elements (e.g., reserve growth, production growth, cash flow, #4 Shaft completion, and relative TSR) and the associated long-term performance objectives that must be met for us to be successful and create value for shareholders.

The 2014-2016 LTIP units have a maximum potential value of $375. Performance units are paid out as soon as practicable after the end of each performance period, upon approval by the committee. At the discretion of the committee, the payouts may be in the form of cash, common stock, restricted stock units, or a combination of these forms.

2014-2016 LTIP. The tables below summarize the performance unit valuation ranges for reserve growth, production growth, cash contribution, #4 Shaft completion, and TSR for the 2014-2016 plan period – the five performance goals approved by the committee in February 2014. These are important goals for the following reasons:

•	Silver equivalent reserve growth. Silver equivalent reserve growth remains a fundamental value creator. We need to replace and add reserves to extend mine lives and grow production. This is critical to the achievement of our long-term success. In this context, reserves include the silver equivalent of gold and base metals.

•	Cash flow. The design of the cash flow goal is identical to that contained in prior years since silver cost per ounce and production are key elements in creating shareholder value. When used in the context of our LTIP, “cash flow” is measured by comparing (i) the actual cash cost, after by-product credits multiplied by actual silver/gold production versus (ii) budgeted cash cost, after by-product credits multiplied by the budgeted silver/gold production over a three-year period. “Cash cost, after by-product credits,” a non-GAAP measure, includes all direct and indirect operating cash costs related directly to the physical activities of producing the primary metal, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs,
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royalties and mining production taxes, and offsets that amount by the production value of all metals other than the primary metal produced at each unit.

•	Silver production growth. One of the most important components of value is demonstrable production growth.

•	TSR. TSR provides a performance metric relative to our peers. This objective differs from the other objectives which are focused on activities that in an absolute sense should be value drivers: reserves, production (enhanced by #4 Shaft completion), and cash contribution. TSR measures the price appreciation of our stock, including dividends paid during the performance period, and thereby simulates the actual investment performance of Hecla stock. Any payout is based on how Hecla’s TSR performance compares to the TSR of the common stock of a group of our peer companies.

•	#4 Shaft completion. To achieve production growth at the Lucky Friday, it was important that the #4 Shaft be completed on schedule.

2014-2016 Performance Unit Valuation

Silver Equivalent Reserve Growth			Silver Equivalent Production Growth
Ounce Target (millions)	Total Additional Reserve (millions) (replacement in situ)	Unit Value	Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value
400	103 (191)	$100.00	75.0	25.0	$50.00
337	40 (128)	$50.00	72.0	24.0	$40.00
327	30 (118)	$25.00	70.5	23.5	$25.00
307	10 (98)	$5.00	68.0	22.6	$10.00

Cash Flow		Total Shareholder Return
% of Target	Unit Value	%ile rank within Peer Group Companies	Unit Value
115%	$75.00	100%	$100.00
110%	$50.00	90%	$75.00
105%	$35.00	80%	$50.00
100%	$25.00	70%	$35.00
95%	$22.50	60%	$25.00
90%	$20.00	50%	$15.00
85%	$17.50	<50%	$ 0.00
80%	$15.00

#4 Shaft Completion
100% Completion Date	Unit Value
12/31/15	$50.00
5/1/16	$25.00
After 8/1/16	$ 0.00
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2014-2016 LTIP – Analysis and Decisions. The committee assessed performance under the 2014-2016 LTIP as follows:

Performance Measure	Target	Actual Performance	% of Target	Value Earned Per Unit
Silver Reserve Growth	30.0 silver oz. added (millions)	Silver oz. decreased by 2.7 mm oz.	-9	No Payout
Production Growth	70.5 silver oz. (millions)	76.5 silver oz. (millions)	108	$50.00
Cash Flow	$628.75 cash flow (millions)	$829.36 cash flow (millions)	132	$75.00
Total Shareholder Return	60% Hecla ranking vs. peers	92.9% Hecla ranking vs. peers	1556	$82.25
#4 Shaft Completion	Shaft Completed by 5/1/16	1/20/17 completion date	N/A	No Payout
Total Earned Per Unit				$207.25

During this three-year period, performance in production exceeded the maximum threshold, and cash flow generation and TSR components fell between target and the maximum threshold. The #4 Shaft completion and silver reserve growth were each below the threshold. As a result, with a range in potential value per unit of $0 to $375, in February 2017, the committee determined that the total 2014-2016 LTIP payout was $207.25 per unit. The committee and the Board further approved payout of the LTIP awards to be 75% in cash and 25% in Hecla common stock issued under the 2010 Stock Incentive Plan.

The following chart shows the number of performance units awarded in 2014 to each NEO, the unit value achieved, the total amount of the award (number of units x $207.25 = amount received), and the amount of cash and number of shares received.

Name	2014-2016 Performance Units (#)	Unit Value ($)	Total Amount of Award[1] ($)	Cash Received ($)	Equity Received[2] (#)
Phillips S. Baker, Jr.	9,500	207.25	1,968,875	1,476,656	74,466
Lindsay A. Hall	583[3]	207.25	120,827	90,620	4,570
Lawrence P. Radford	3,400	207.25	704,650	528,488	26,651
Dr. Dean W.A. McDonald	2,600	207.25	538,850	404,138	20,380
David C. Sienko	1,900	207.25	393,775	295,331	14,893
James A. Sabala	2,786[3]	207.25	577,399	433,049	21,838

1.	The amount reported in this column was paid in cash and equity to the NEO and is also reported in the Summary Compensation Table for 2016 on page ____ under “Non-Equity Incentive Plan Compensation.”

2.	The equity portion of the 2014-2016 LTIP award was determined by subtracting the cash portion from the total award to determine the equity value, then dividing that by the closing price of the Company’s common stock on the NYSE on February 21, 2017 ($6.61).

3.	Messrs. Hall and Sabala’s 2014-2016 LTIP units were prorated due to Mr. Sabala retiring in June 2016 and Mr. Hall joining the Company in July 2016.
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Restricted Stock Units. Restricted stock units (“RSUs”) are granted to the NEOs under the Key Employee Deferred Compensation Plan and/or the 2010 Stock Incentive Plan. RSUs are used to retain our NEOs and align their interests with the long-term interests of our shareholders. The committee awarded each NEO RSUs in June 2016. The RSUs vest in three equal amounts with vesting dates of June 21, 2017, June 21, 2018, and June 21, 2019. See Grants of Plan-Based Awards for 2016 on page ______.

In December 2014, the committee amended the 2010 Stock Incentive Plan and Key Employee Deferred Compensation Plan so that any RSUs vesting after 2014 would no longer be credited with dividend equivalents.

In 2016, we granted RSUs to 89 employees, including all NEOs, under the 2010 Stock Incentive Plan.

Performance-based Shares. In June 2016, the committee and the independent Board members granted 113,636 performance-based shares to our CEO, with a grant date value of $500,000, comprising one-half of his total equity awards in 2016. The value of these performance-based shares will be based on the TSR of our common stock for the three-year period from January 1, 2016 through December 31, 2018, based on the following percentile rank within a group of peer companies:

Company TSR Rank Among Peers	TSR Performance Multiplier
50th percentile	Threshold award at 50% of target
60th percentile	Target award at grant value
100th percentile	Maximum award at 200% of target

If Hecla’s performance is below the 50th percentile, the award is zero. If Hecla’s performance is between the 50th and 100th percentile, the award is prorated. For any

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award, the number of shares issued in 2018 at the conclusion of the three-year performance period will be based on the grant date share price (June 7, 2016) of $4.40.

Hecla’s TSR performance versus that of our peer group will be based on the average closing share price over the last sixty (60) calendar days prior to January 1, 2016, as the base price and average closing share price over the last sixty (60) calendar days of the three-year performance period to determine relative share value performance and ranking among peers.

For 2016, the industry peer group used for purposes of the TSR performance-based award is listed on page _____.

2014 – 2016 Performance-based Shares – Analysis and Decision. On June 25, 2014, the committee and independent members of the Board of Directors granted 151,515 performance-based shares of Hecla’s common stock

To determine the relative share performance, Hecla’s TSR performance versus that of peer group companies was based on the average closing share price over the last sixty (60) calendar days prior to January 1, 2014, as the base price, compared with the average closing share price over the last sixty (60) calendar days of the three-year performance period (ending December 31, 2016).

The following table shows the calculation of the performance-based share results at the end of the three-year performance period on December 31, 2016. Hecla’s TSR ranked 2nd among the 13 companies in the peer group based on TSR from 2014 through 2016, including dividends paid during that period. Ranking 2nd places Hecla at 92.9% among the peer companies, which equates to an award value of $911,250 or 276,136 shares at the $3.30 closing price of Hecla’s common stock on June 25, 2014.

TOTAL SHAREHOLDER RETURN – January 1, 2014 through December 31, 2016
Peer Name	Average Stock Price over 60- day period leading up to 1/1/2014 ($)	Average Stock Price over 60- day period leading up to 12/31/16 ($)	Dividends Paid (1/1/14 thru 12/31/16) ($)	TSR thru 12/31/16 (%)	Rank (#)	Payout ($)
Detour Gold	4.76	17.77	—	273.32	1	1,000,000
Hecla	2.91	6.00	0.03	107.22	2	911,250
Centerra Gold	3.58	6.65	0.44	98.04	3	821,250
Pan American Silver	10.77	16.15	0.83	57.61	4	732,500
Silver Standard	6.20	9.70	—	56.45	5	642,500
Royal Gold	45.99	68.14	2.42	53.42	6	533,750
TARGET PAYOUT						500,000
Endeavour Silver	3.88	5.17	—	33.25	7	463,750
First Majestic Silver	10.35	11.26	—	8.79	8	375,000
THRESHOLD PAYOUT						250,000
IAMGOLD	4.05	3.75	—	-7.41	9	—
Coeur d’Alene Mines	10.80	9.87	—	-8.61	10	—
New Gold	5.45	4.94	—	-9.36	11	—
Stillwater Mining	51.82	42.20	—	-18.56	12	—
Tahoe Resources	17.40	9.75	0.14	-43.16	13	—
Alamos Gold	12.50	6.57	0.08	-46.80	14	—
Allied Nevada*	—	—	—	-100.00	15	—

*Allied Nevada filed for Chapter 11 bankruptcy and was delisted in 2015.

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Stock Options. In the past six years, we have not issued any stock options to our NEOs (or any other employee). Any stock options granted under the 2010 Stock Incentive Plan will be issued with an exercise price based on the fair market value (the closing sales price of our common stock on the NYSE on the date of grant).

Other

Nonqualified Deferred Compensation Plan. We maintain the Key Employee Deferred Compensation Plan (the “KEDCP”), a nonqualified deferred compensation plan, under which participants may defer all or a portion of their annual base salary, performance-based compensation awarded under our AIP and LTIP, and RSUs granted under the 2010 Stock Incentive Plan. Participants may elect to have their deferred base salary and AIP or LTIP awards valued based on Hecla common stock and credited to a stock account. Deferred RSUs are credited to a stock account. The KEDCP provides for discretionary matching contributions on base salary, AIP and LTIP amounts deferred to a stock account and discretionary company contributions that are credited to a participant’s stock account. The deferral features promote alignment of the interests of participants with those of our shareholders. Investment accounts are credited monthly with an amount based on the prime rate for corporate borrowers. Participants receive distributions from their accounts only upon separation from service with us, a fixed date or schedule selected by the participant, death, disability, an unforeseeable emergency or a change in control, as these events are defined under Section 409A of the Internal Revenue Code. The amounts deferred are unfunded and unsecured obligations of Hecla, receive no preferential standing, and are subject to the same risks as any of our other general obligations. Additional details about the KEDCP are described in the narrative accompanying the Nonqualified Deferred Compensation for 2016 table on page _______.

Benefits. We provide our employees with a benefits package that is designed to attract and retain the talent needed to manage Hecla. As part of that, all U.S. salaried employees, including the NEOs, are eligible to participate in the Hecla Mining Company Retirement Plan (the “Retirement Plan”), the Capital Accumulation Plan (a 401(k) plan, which includes matching contributions by Hecla up to 6%), health, vision, dental

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coverage, and paid time off, including vacations and holidays. All Canadian salaried employees, including NEOs, are eligible to participate in a similar benefits package. NEOs are eligible to receive certain additional benefits, as described below. The committee intends for the type and value of such benefits offered to be competitive with general market practices.

Other Qualified and Nonqualified Benefit Plans. Under the Retirement Plan, upon normal retirement, each participant is eligible to receive a monthly benefit equal to a certain percentage of final average annual earnings for each year of credited service. Additional details about the Retirement Plan are in the narrative accompanying the Pension Benefits table on page ______. Under Hecla’s unfunded Supplemental Excess Retirement Plan, the amount of any benefits not payable under the Retirement Plan because of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, and the reduction of benefits, if any, due to a deferral of salary made under our KEDCP, will be paid out of our general funds to any employee who may be adversely affected. The Retirement Plan and Supplemental Excess Retirement Plan define earnings for purposes of the plans to include base salary plus any other cash incentives up until July 1, 2013, after which only base salary plus one-half of AIP compensation is included (no LTIP compensation is included).

Personal Benefits. We do not provide company-paid cars, country club memberships, or other similar perquisites to our executives. The only material personal benefit provided by Hecla is a relocation benefit, which is offered as needed to meet specific recruitment needs.

Clawback Policy

At its February 2013 meeting, the Compensation Committee adopted a clawback policy with respect to incentive awards to executive officers. The policy provides that in the event of a restatement of our financial results as a result of a material non-compliance with financial reporting requirements, the Board will review incentive compensation that was paid to our current and former executive officers under the Company’s AIP and LTIP (or any successor plans) based solely on the achievement of specific corporate financial goals (“Incentive Award”) during the period of the restatement. If any Incentive Award would have been lower had it been calculated based on the Company’s restated financial results, the Board will, as and to the extent it deems appropriate, including with respect to intent or level of culpability of the relevant individual(s), seek to recover from any executive officer, any portion of an Incentive Award paid in excess of what would have been paid based on the restated financial results. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

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In December 2015, the Compensation Committee amended each of our incentive plans (AIP, LTIP, KEDCP, and 2010 Stock Incentive Plan) to include a clawback provision consistent with the clawback policy described above.

Insider Trading Policy

Our insider trading policy prohibits all directors, executive officers (as defined under Section 16 of the Exchange Act) and certain other employees designated as insiders from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results (including the filing of any Form 10-Q or Form 10-K), or at any other time during the year while in possession of material non-public information about the Company. In addition, directors and officers are prohibited from short-term trading, short sales, options trading, trading on margin, hedging or pledging any securities of the Company.

Change in Control Agreements

We have entered into change in control agreements (“CIC Agreements”) with each of our NEOs. Under the terms of our CIC Agreements, the CEO and the other NEOs are entitled to payments and benefits upon the occurrence of specified events, including termination of employment (with or without cause) following a change in control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the section entitled Change in Control and Termination on page _____.

The termination of employment provisions of the CIC Agreements were entered into to address competitive concerns when the NEOs were recruited to Hecla by providing these individuals with a fixed amount of compensation that would offset the risk of leaving their prior employer or foregoing other opportunities to join the Company. At the time of entering into these arrangements, the committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining Hecla.

The committee believes that these CIC Agreements are important for a number of reasons, including providing reasonable compensation opportunities in the unique circumstances of a change in control that are not provided by other elements of our compensation program. Further, change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key executives will leave Hecla before a transaction closes. The committee also believes that these agreements motivate the executives to make decisions that are in the best interests of our shareholders in the event of a pending change in control. These agreements provide executives with the necessary job stability and financial security during a change in control transaction and the subsequent period of uncertainty to help them stay focused on managing Hecla rather than on their own personal employment situation. The committee believes that all of these objectives serve our shareholders’

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interests. The committee also believes that change in control provisions are an essential component of the executive compensation program and are necessary to attract and retain senior talent in the highly competitive talent market in which we compete.

The change in control provisions were developed by the Company and the committee based on market and industry competitive practices. The Company and the committee periodically review the benefits provided under the CIC Agreements to ensure that they serve our interests in retaining our key executives, are consistent with market and industry practice, and are reasonable. For example, recently the agreements were amended to eliminate “double trigger” and excise tax gross-up provisions, replacing them with single trigger and “best net after tax payment” provisions instead.

Tax and Accounting Considerations

Our compensation programs are affected by each of the following:

Accounting for Stock-Based Compensation. We take into account certain requirements of GAAP in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”) provides generally that compensation in excess of $1 million paid to the CEO or to any other NEO (other than the chief financial officer) of a public company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Code Section 162(m).

Our primary objective in designing and administering our compensation policies is to support and encourage the achievement of our strategic goals and to enhance long-term shareholder value. We also believe that it is important to preserve flexibility in administering compensation programs. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that would be fully deductible under Code Section 162(m). Further, although we received shareholder approval for our 2010 Stock Incentive Plan at our 2010 Annual Meeting, there is no assurance that such approval satisfied or continues to satisfy the shareholder approval requirements under Code Section 162(m) necessary for amounts awarded under that plan to be fully deductible by Hecla. As a result of the foregoing, amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards, performance awards, stock options and RSUs, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

The committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the committee to be consistent with our compensation policies and in the best interests of the Company and our shareholders.

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In 2016, Mr. Baker, our President and CEO, and Mr. Radford, our Senior Vice President – Operations, earned amounts subject to Section 162(m) in excess of $1 million, therefore a portion of each of those officer’s total compensation is not deductible by Hecla.

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer or director receives “deferred compensation” that does not satisfy the requirements of Section 409A. We believe that we have designed and operated our plans appropriately to comply with Section 409A.

FUTURE COMPENSATION ACTIONS

Base Salaries for 2017

Due to cost savings measures, in December 2015, the Compensation Committee approved salary reductions for calendar year 2016. Our CEO’s base salary was reduced by 20%, and other NEO’s base salary was reduced by 10%. Effective January 1, 2017, base salary reductions ceased and are in effect through or about June 30, 2017. Base salaries are reviewed mid-year.

NEO	1/1/17 to 6/30/17 Salary ($)
Phillips S. Baker, Jr.	605,000
Lindsay A. Hall	380,000
Lawrence P. Radford	380,000
Dr. Dean W.A. McDonald	275,000
David C. Sienko	250,000

2017 AIP

In February 2017, the committee approved the 2017 AIP goals. The AIP factors were divided into the following components, which may be modified by the committee from time to time, including with respect to the relative weights:

•	quantitative corporate performance factors comprising 50% of the targeted award;

•	qualitative/other goals, comprising 25% of the targeted award; and

•	a discretionary factor as determined by the committee, comprising 25% of the targeted award.

Each component can achieve two times the target with respect to the component, with the maximum total payout limited to two times the target award level (200%).

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Quantitative Goals

The 2017 AIP is like the 2016 AIP except one quantitative goal was eliminated, cash, and the Adjusted EBITDA goal have been changed by including a capital component in the measure. For the 2017 AIP, the quantitative corporate performance factors are divided into three factors (including weighting): production (20%), EBITDA less capital (20%), and all injury frequency rate reduction (10%).

The production factor converts gold, lead and zinc to silver equivalent at a ratio of 71 oz. silver to 1 oz. gold, 16.4 lb. lead, and 13.3 lb. zinc. Our production target requires that we achieve 46.5 million silver equivalent ounces. Maximum payout is attained if production achieves 48.5 million ounces. The minimum payout is achieved if production is greater than 43.5 million ounces.

PRODUCTION GOAL METRICS

2017 Production in Silver Equivalent Ounces (includes all metals)

2017 Production Metrics		% Performance Value
48.5mm	Maximum	40%
47.5mm		30%
46.5mm	Target	20%
44.5mm		10%
<43.5mm		0%

The minimum threshold for the EBITDA less capital goal is $60 million. The maximum threshold is $135 million.

EBITDA LESS CAPITAL GOAL METRICS
2017 EBITDA Less Capital Metrics		% Performance Value
$135mm	Maximum	40%
$115mm		30%
$100mm	Target	20%
$60mm		10%
< $60mm		0%

The All Injury Frequency Rate (“AIFR”) reduction target is 15% at year-end, which achieves the long-term goal. The 2016 AIFR was 3.42. A 15% reduction results in a rate of 2.91 as the target. A 35% reduction results in a rate of 2.22, which is as the maximum threshold. A reduction of less than 5%, or a 2017 AIFR rate of 3.25, would result in no payout.

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ALL INJURY FREQUENCY RATE REDUCTION

2017 AIFR Metrics		% Performance Value
35%	Maximum	20%
25%		15%
15%	Target	10%
5%		5%
<5%		0%

Qualitative Goals

The qualitative/other goals are recommended by management, approved by the committee, and cover the areas of safety and health, environmental, technology and innovation, continuous improvement, operations, financial and cost controls, employee development, benefit plans, acquisitions, mine life extension, exploration and reserve growth, investor relations, government and community affairs, legal, and internal affairs.

Outstanding LTIP Periods

Below we provide the current three-year LTIP periods that are outstanding.

2015-2017 LTIP

In March 2015, the committee approved the 2015-2017 LTIP, which has a target unit value of $100. The 2015-2017 LTIP has the same factors as the 2014-2016 LTIP, except for the #4 Shaft completion metric, which was removed as the project neared completion. The only other factor that is different from the 2014-2016 LTIP is as follows:

•	silver equivalent reserve and resource growth includes gold converted to silver equivalent at 71 to 1.

The 2015-2017 LTIP has a maximum potential payout of $375 per unit, the same as the 2014-2016 LTIP.

2015-2017 Performance Unit Valuation

Silver Equivalent (includes Gold) Reserve Growth			Silver Equivalent (includes Gold) Production Growth
Ounce Target (millions)	Additional Reserve (millions) (replacement in situ)	Unit Value	Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value
420	100 (175)	$100.00	82.5	27.5	$75.00
360	40 (115)	$ 50.00	78.5	26.2	$50.00
350	30 (105)	$ 25.00	77.0	25.7	$25.00
320	0 (75)	$ 5.00	74.5	24.8	$10.00
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Cash Flow		Total Shareholder Return
% of Target	Unit Value	%ile rank within Peer Group Companies	Unit Value
115%	$100.00	100%	$100.00
110%	$ 50.00	90%	$ 75.00
105%	$ 35.00	80%	$ 50.00
100%	$ 25.00	70%	$ 35.00
95%	$ 22.50	60%	$ 25.00
90%	$ 20.00	50%	$ 15.00
85%	$ 17.50	< 50%	$ 0.00
80%	$ 15.00

2016-2018 LTIP

In February 2016, the committee approved the 2016-2018 LTIP, which has a target unit value of $100. The 2016-2018 LTIP has the same factors as the 2015-2017 LTIP, with a maximum potential payout of $375 per unit.

2016-2018 Performance Unit Valuation

Silver Equivalent (includes Gold) Reserve Growth			Silver Equivalent (includes Gold) Production Growth
Ounce Target (millions)	Additional Reserve (millions) (replacement in situ)	Unit Value	Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value
423	100 (184)	$100.00	93.0	31.0	$75.00
363	40 (124)	$ 50.00	89.5	29.5	$50.00
353	30 (114)	$ 25.00	87.0	29.0	$25.00
323	0 (84)	$ 5.00	84.0	28.0	$10.00

Cash Flow		Total Shareholder Return
% of Target	Unit Value	%ile rank within Peer Group Companies	Unit Value
115%	$100.00	100%	$100.00
110%	$ 50.00	90%	$ 75.00
105%	$ 35.00	80%	$ 50.00
100%	$ 25.00	70%	$ 35.00
90%	$ 15.00	60%	$ 25.00
		50%	$ 15.00
		< 50%	$ 0.00
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2017-2019 LTIP

In February 2017, the committee approved the 2017-2019 LTIP, which has a target unit value of $100. The 2017-2019 LTIP has four factors, three of which are repeat factors from the 2016-2018 LTIP, with a maximum potential payout of $375 per unit. The three factors include: silver equivalent reserve growth (gold is converted into silver equivalent at a ratio of 71 to 1), silver equivalent production growth (includes silver and gold, but not base metals), and total shareholder return. The fourth factor is mine site operating cash flow less capital, which replaces the cash flow goal from previous plans.

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2017-2019 Performance Unit Valuation

Silver Equivalent (includes Gold) Reserve Growth			Silver Equivalent (includes Gold) Production Growth
Ounce Target (millions)	Additional Reserve (millions) (replacement in situ)	Unit Value	Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value
405.6	90 (175)	$ 75.00	100.0	33.3	$100.00
375.6	60 (145)	$ 50.00	96.0	32.0	$75.00
345.6	30 (115)	$ 25.00	93.0	31.0	$50.00
315.6	0 (85)	$ 5.00	90.0	30.0	$25.00
			85.0	28.3	$10.00

Mine Site Operating Cash Flow Less Capital		Total Shareholder Return
Cash Target (millions)	Unit Value	%ile rank within Peer Group Companies	Unit Value
$375	$100.00	100%	$100.00
$350	$ 50.00	90%	$ 90.00
$300	$ 25.00	80%	$ 75.00
$250	$ 5.00	70%	$ 50.00
		60%	$ 30.00
		50%	$ 25.00
		< 50%	$ 0.00

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the Compensation Committee Report. There are no members of the Compensation Committee who were officers or employees of Hecla or any of our subsidiaries during the fiscal year, formerly were officers of Hecla or any of our subsidiaries, or had any relationship otherwise requiring disclosure under the proxy rules promulgated by the SEC or the NYSE.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Hecla’s management and its independent compensation consultant. Based on its review and discussions, the committee recommended to the Board, and the Board has approved, the Compensation Discussion and Analysis included in this Proxy Statement and incorporated by reference in Hecla’s Annual Report on Form 10-K for the year ended December 31, 2016.

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Respectfully submitted by

The Compensation Committee of the

Board of Directors

George R. Nethercutt, Jr., Chair

Ted Crumley

Terry V. Rogers

Dr. Anthony P. Taylor

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table for 2016

The following compensation tables provide information regarding the compensation of our CEO, CFO, and four other NEOs who were the most highly compensated in the calendar year ended December 31, 2016.

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)		Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings[5] ($)	All Other Compensation ($)		Total ($)
Phillips S. Baker, Jr.	2016	484,000	—	2,074,935	[6]	—	2,876,375	924,335	15,900	[7]	6,375,545
President and CEO	2015	605,000	—	1,727,174		—	1,768,250	599,477	15,900		4,715,801
	2014	605,000	—	1,438,288		—	2,303,538	164,099	15,600		4,526,525
Lindsay A. Hall[9]	2016	156,750	—	344,999		—	326,027	13,146	9,200	[8]	850,122
Senior Vice President	2015	0	—	0		—	0	0	0		0
and CFO	2014	0	—	0		—	0	0	0		0
Lawrence P. Radford	2016	342,000	—	789,999		—	1,388,650	125,898	15,900	[7]	2,662,447
Senior Vice President –	2015	380,000	—	556,694		—	890,000	105,114	15,900		1,947,708
Operations	2014	366,458	—	709,326		—	886,775	98,277	15,600		2,076,436
Dr. Dean W. A. McDonald[9]	2016	247,500	—	589,999		—	882,600	196,766	15,900	[8]	1,932,765
Senior Vice President -	2015	275,000	—	480,468		—	580,000	110,743	15,900		1,462,111
Exploration	2014	275,000	—	562,276		—	721,875	214,384	15,600		1,789,135
David C. Sienko	2016	225,000	—	352,500		—	723,775	82,310	15,900	[7]	1,399,485
Vice President and General	2015	250,000	—	289,933		—	397,000	36,365	15,900		989,198
Counsel	2014	250,000	—	376,900		—	543,725	78,318	15,600		1,265,543
James A. Sabala	2016	168,588	—	411,001		—	786,399	203,085	15,900	[7]	1,584,973
Former Senior Vice	2015	380,000	—	583,700		—	822,000	174,075	15,900		1,975,675
President and CFO	2014	366,458	—	887,623		—	954,800	279,690	15,600		2,504,171

1.	Salary amounts include both base salary earned and paid in cash during the fiscal year listed.

2.	In accordance with SEC rules, the “Bonus” column will only disclose discretionary cash bonus awards. In each of 2014, 2015 and 2016, there were no discretionary cash bonuses awarded to any NEO.

3.	The amounts shown in the “Stock Awards” column and the “Option Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in valuing the awards, please see
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Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Please see the Grants of Plan-Based Awards for 2016 table on page _____ for more information about the awards granted in 2016.

4.	This column represents the cash performance payments awarded and earned by the NEOs for the calendar years 2014, 2015 and 2016 under our AIP and for the LTIP plan periods 2012-2014, 2013-2015 and 2014-2016. The 2014 AIP and 2012-2014 LTIP awards were paid 75% in cash and 25% in common stock. The 2015 AIP and 2013-2015 LTIP awards were paid 50% in cash and 50% in common stock. The 2016 AIP and 2014-2016 LTIP awards were paid 75% in cash and 25% in common stock. The awards for each of the plan years are as follows:

Name	Year	AIP Award ($)	LTIP Plan Period	LTIP Units (#)		Unit Value ($)	LTIP Award ($)	Total AIP and LTIP ($)	Total AIP and LTIP Paid in Cash ($)	Total AIP and LTIP Paid in Shares (#)

Baker	2016	907,500	2014-2016	9,500		207.25	1,968,875	2,876,375	2,157,281	108,789	*
	2015	695,750	2013-2015	8,250		130.00	1,072,500	1,768,250	884,125	374,629
	2014	919,600	2012-2014	8,250		167.75	1,383,938	2,303,538	1,727,653	173,983

Hall	2016	205,200	2014-2016	583	(i)	207.25	120,827	326,027	244,520	12,331	*
	2015	0	2013-2015	0		0	0	0	0	0
	2014	0	2012-2014	0		0	0	0	0	0

Radford	2016	684,000	2014-2016	3,400		207.25	704,650	1,388,650	1,041,486	52,521	*
	2015	500,000	2013-2015	3,000		130.00	390,000	890,000	445,000	188,559
	2014	467,400	2012-2014	2,500		167.75	419,375	886,775	665,081	66,977

McDonald	2016	343,750	2014-2016	2,600		207.25	538,850	882,600	661,950	33,381	*
	2015	242,000	2013-2015	2,600		130.00	338,000	580,000	290,000	122,881
	2014	302,500	2012-2014	2,500		167.75	419,375	721,875	541,406	54,522

Sienko	2016	330,000	2014-2016	1,900		207.25	393,775	723,775	542,831	27,374	*
	2015	150,000	2013-2015	1,900		130.00	247,000	397,000	198,500	84,110
	2014	225,000	2012-2014	1,900		167.75	318,725	543,725	407,794	41,067

Sabala	2016	209,000	2014-2016	2,786	(i)	207.25	577,399	786,399	589,799	29,743	*
	2015	380.000	2013-2015	3,400		130.00	442,000	822,000	411,000	174,153
	2014	418,000	2012-2014	3,200		167.75	536,800	954,800	716,100	72,115

*	The number of shares was determined based on the closing price of Hecla’s common stock on the NYSE on February 21, 2017 ($6.61).

(i)	Messrs. Hall and Sabala’s 2014-2016 LTIP units were prorated due to Mr. Sabala retiring in June 2016, and Mr. Hall joining the Company in July 2016.

5.	The amounts reported in this column for 2016 are changes between December 31, 2015 and December 31, 2016 in the actuarial present value of the accumulated pension benefits. None of the amounts reported in this column are above-market nonqualified deferred compensation earnings.

6.	Includes: (i) restricted stock units (113,636) granted to Mr. Baker on June 7, 2016; and (ii) performance-based shares (113,636) awarded to Mr. Baker on June 7, 2016. See Performance-based Shares on page _____ for a description of the performance-based shares.

7.	These amounts are Hecla’s matching contributions for the NEOs made under Hecla’s Capital Accumulation Plan.

8.	These amounts are for retirement contributions made on behalf of Dr. McDonald and Mr. Hall. Canadian employees are excluded from participation in the Hecla Capital Accumulation Plan. Dr. McDonald and Mr. Hall are paid in Canadian funds. The amounts
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reported are in U.S. dollars based on the applicable exchange rates as reported in The Wall Street Journal from time-to-time.

9.	Dr. McDonald and Mr. Hall receive their compensation in Canadian funds. The amounts reported for Dr. McDonald and Mr. Hall are in U.S. dollars based on the applicable exchange rates as reported in The Wall Street Journal from time-to-time during this time period.

The following table shows all plan-based awards granted to the NEOs during 2016.

Grants of Plan-Based Awards for 2016

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Long-Term Performance Plan Units (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)		Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards[1] ($)

Phillips S. Baker, Jr.
Common Shares[2]	2/19/16											374,629	2.36	884,124
Restricted Stock[3]	6/7/16											113,636	4.40	499,998
Performance Shares	6/7/16					56,818	[5]	113,636	[5]	227,272	[5]		4.40	690,813
LTIP[6]		9,500	0	1,187,500	3,562,500
AIP[7]			0	605,000	1,210,000

Lindsay A. Hall
Restricted Stock[4]	7/18/16											55,377	6.23	344,999
LTIP[6]		4,200	0	525,000	1,575,000
AIP[7]			0	380,000	760,000

Lawrence P. Radford
Common Shares[2]	2/19/16											188,559	2.36	444,999
Restricted Stock[3]	6/7/16											78,409	4.40	345,000
LTIP[6]		4,200	0	525,000	1,575,000
AIP[7]			0	380,000	760,000

Dr. Dean W.A. McDonald
Common Shares[2]	2/19/16											122,881	2.36	289,999
Restricted Stock[3]	6/7/16											68,182	4.40	300,000
LTIP[6]		3,000	0	375,000	1,125,000
AIP[7]			0	275,000	550,000

David C. Sienko
Common Shares[2]	2/19/16											84,110	2.36	198,500
Restricted Stock[3]	6/7/16											35,000	4.40	154,000
LTIP[6]		2,400	0	300,000	900,000
AIP[7]			0	175,000	350,000

James A. Sabala
Common Shares[2]	2/19/16											174,153	2.36	411,001
AIP[7]			0	380,000	760,000

1.	We account for equity-based awards in accordance with the requirements of FASB ASC Topic 718, pursuant to which we recognize compensation expense of performance-based share awards to an employee based on the fair value of the award on the grant date. Compensation expense of restricted stock and RSU awards to an employee is based on the stock price at grant date. The compensation expense for restricted stock and RSUs is recognized over the vesting period.

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2.	Represents the number of shares common stock awarded on February 19, 2016 to each of the NEOs under the terms of the 2010 Stock Incentive Plan. These shares were awarded as part of the 2015 AIP and 2013-2015 LTIP awards, of which 50% was paid in equity.

3.	Represents the number of RSUs granted on June 7, 2016, to the NEOs (except for Mr. Hall) under the terms of the 2010 Stock Incentive Plan. The restrictions lapse for one-third of the RSUs on June 21, 2017, one-third on June 21, 2018, and one-third on June 21, 2019, at which time the units are converted into shares of our common stock. The grant date fair value of the RSUs is the number of RSUs multiplied by the closing price of the Company common stock on the grant date of June 7, 2016 ($4.40).

4.	Represents the number of RSUs granted to Mr. Hall on July 18, 2016, under the terms of the 2010 Stock Incentive Plan. The restrictions lapse for one-third of the RSUs on June 21, 2017, one-third on June 21, 2018, and one-third on June 21, 2019, at which time the units are converted into shares of our common stock. The grant date fair value of the RSUs is the number of RSUs multiplied by the closing price of the Company common stock on the grant date of July 18, 2016 ($6.23).

5.	Represents the number of performance-based shares of Hecla common stock, having a target value of $500,000 with the potential of up to 200% of this target value (subject to specific performance terms and conditions established for these shares) awarded to Mr. Baker under the 2010 Stock Incentive Plan. Determination of the actual number of these performance-based shares to be received by Mr. Baker will be based on the TSR of Hecla common stock for the three-year period from January 1, 2016 through December 31, 2018, based on the following percentile rank within peer group companies:

•	100th percentile rank = maximum award at 200% of target;
•	60th percentile rank = target award at grant value;
•	50th percentile rank = threshold award at 50% of target.

Hecla’s TSR performance versus that of peer group companies will be based on a comparison of the average share price over the last 60 calendar days prior to January 1, 2016, as the base price, and the average share price the last 60 calendar days of the three-year performance period, plus dividends, to determine relative share value performance and ranking among peers.

6.	Represents the potential value of the payout for each NEO under the 2016-2018 LTIP period if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at risk. The business measurements and performance goals for determining the payout are described in the Compensation Discussion and Analysis beginning on page _____. Dollar amounts shown are valued as follows on a per unit basis: Threshold, $0; Target, $125; and Maximum, $375.

7.	Represents the potential value of the payout for each NEO under the 2016 AIP described on page _____. The total payout to each NEO under the 2016 AIP is described in footnote 4 to the Summary Compensation Table for 2016 on page _____. Awards were paid 75% in cash and 25% in Hecla’s common stock issued under the 2010 Stock Incentive Plan.

The following table provides information on the current holdings of stock awards by the NEOs. This table includes unvested RSUs, and performance-based shares. There were no unexercised stock options held by any NEO at year-end.

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Outstanding Equity Awards at Calendar Year-End for 2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Stock That Have Not Vested as of 12/30/16[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($)
Phillips S. Baker, Jr.	—					300,753	1,575,946
								204,918[4]	1,073,770
								113,636[5]	595,453
Lindsay A. Hall	—					55,377	290,175
Lawrence P. Radford	—					203,777	1,067,791
Dr. Dean W. A. McDonald	—					180,451	945,563
David C. Sienko	—					92,632	485,392
James A. Sabala*	—					0	0

*	Mr. Sabala retired in June 2016. All outstanding RSUs with vesting dates after June 2016, were forfeited.

1.	The following table shows the dates on which the restricted stock units in the outstanding equity awards table vest and the corresponding number of shares, subject to continued employment through the vest date.

	Number of Unvested Restricted Stock Units
Vesting Date	Baker	Hall	Radford	McDonald	Sienko
6/21/17	106,184	18,459	71,902	63,711	32,704
6/25/17	50,505	—	33,838	30,303	15,556
6/21/18	106,185	18,459	71,901	63,710	32,705
6/21/19	37,879	18,459	26,136	22,727	11,667
Total	300,753	55,377	203,777	180,451	92,632

2.	The market value of the RSUs is based on the closing market price of our common stock on the NYSE as of December 30, 2016, which was $5.24.

3.	The market value of the performance-based shares is based on the closing market price of our common stock on the NYSE as of December 30, 2016, which was $5.24.

4.	Award of performance-based shares, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2015 through December 31, 2017.

5.	Award of performance-based shares, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2016 through December 31, 2018.
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The following table shows information concerning the exercise of stock options and the number of stock awards that vested during calendar year 2016 for each of the NEOs, and the value realized on the exercise of options and vesting of stock awards during calendar year 2016.

Option Exercises and Stock Vested for 2016

	Option Awards[1]		Stock Awards

	Number of Shares	Value Realized on	Number of Shares		Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting		on Vesting
Name	(#)	($)	(#)		($)
Phillips S. Baker, Jr.	—	—	374,629	[2,3]	—
			236,177	[4]	691,999
			56,883	[5,3]	—
			68,306	[6,3]	—
			50,505	[7,3]	—
Lindsay A. Hall	—	—	—		—
Lawrence P. Radford	—	—	188,559	[2]	444,999
			34,130	[5]	156,657
			45,765	[6]	210,061
			33,838	[7]	159,715
			26,000	[8]	169,000
Dr. Dean W.A. McDonald	—	—	122,881	[2]	289,999
			34,130	[5]	156,657
			40,984	[6]	188,117
			30,303	[7]	143,030
David C. Sienko	—	—	84,110	[2]	198,500
			17,520	[5]	80,417
			21,039	[6]	96,569
			15,556	[7]	73,424
James A. Sabala	—	—	174,153	[2]	411,001
			39,249	[5]	180,153
			47,131	[6]	216,331
			34,848	[7]	164,483

1.	There were no stock options exercised in 2016. All remaining stock options expired in May 2015.

2.	The NEOs were awarded common stock on February 19, 2016, as part of their 2015 AIP and 2013-2015 LTIP being paid 50% in common stock. The shares were awarded at the price of $2.36, which was the closing sales price of our common stock on the NYSE on February 19, 2016.

3.	Mr. Baker deferred the shares into his stock account under the terms of the KEDCP. He may not receive the shares until a “Distributable Event,” as defined under the KEDCP, and will not realize value until the shares are distributed to him. The shares are included in the Nonqualified Deferred Compensation for 2016 table on page ____.

4.	Performance-based shares received in March 2016 based on the TSR of Hecla common stock for the three-year period from January 1, 2013 through December 31, 2015. The share price was determined by using the closing price of Hecla’s common stock on the NYSE on June 21, 2013 ($2.93), the date of grant of the performance-based shares.
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5.	The NEOs were granted these RSUs on June 21, 2013. On June 21, 2016, the restrictions lapsed and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $4.59, which was the closing sales price of our common stock on the NYSE on June 21, 2016.

6.	The NEOs were granted these RSUs on July 1, 2015. On June 21, 2016, the restrictions lapsed and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $4.59, which was the closing sales price of our common stock on the NYSE on June 21, 2016.

7.	The NEOs were granted these RSUs on June 25, 2014. On June 25, 2016, the restrictions lapsed and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $4.72, which was the closing sales price of our common stock on the NYSE on June 25, 2016.

8.	Mr. Radford was granted 26,000 RSUs on October 19, 2011. On August 5, 2016, the restrictions lapsed and Mr. Radford received his units in the form of shares of our common stock. The shares vested at a price of $6.50, which was the closing sales price of our common stock on the NYSE on August 5, 2016.

The table below provides information on the nonqualified deferred compensation of the NEOs in 2016.

Nonqualified Deferred Compensation for 20161

Name	Executive Stock Contributions in Last FYE[2] (#)	Registrant Contributions in Last FYE ($)	Aggregate Earnings in Last FYE ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance of Stock at Last FYE (#)
Phillips S. Baker, Jr.	550,323	39,098	—	—	888,909
Lindsay A. Hall[3]	—	—	—	—	—
Lawrence P. Radford	—	—	—	—	—
Dr. Dean W. A. McDonald[3]	—	—	—	—	—
David C. Sienko	—	—	—	—	—
James A. Sabala	—	—	—	—	—

1.	No cash compensation was deferred by NEOs in 2016.

2.	Vested stock deferred into the KEDCP in 2016.

3.	Canadian employees are not eligible to participate in our deferred compensation plan.

Pursuant to the Company’s KEDCP, executives and key employees, including the NEOs, may defer all or a portion of their base salary, awards earned under the LTIP and AIP (including common stock), and any RSUs granted under the 2010 Stock Incentive Plan (our CEO may also defer any performance-based awards under the KEDCP). Deferral elections are made by the individual generally in the year prior to the beginning of the plan year for amounts to be earned or granted in the following year. Base salary, AIP and LTIP amounts deferred under the KEDCP are credited to either an investment account or a stock account at the participant’s election. Amounts credited to an investment account are valued in cash, credited with deemed interest, and distributed with deemed interest in cash upon a distributable event. RSUs and other common stock awarded (performance-based shares) under the 2010 Stock Incentive Plan and deferred by a participant are

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credited to a stock account. Amounts credited to the stock account of a participant are valued based upon our common stock and are delivered to the participant in shares of our common stock upon a distributable event.

The KEDCP also provides for corporate matching amounts where the participants elect to have their base salary, AIP or LTIP awards credited to a stock account. Matching contributions are also valued based on our common stock and distributed upon a distributable event in stock. The ability to defer compensation into a company stock account promotes alignment of the interests of participants with those of our common shareholders. It also provides for corporate discretionary allocations of amounts valued based upon our common stock and credited to a stock account.

As of the end of the last day of each calendar month, an additional amount is credited to the investment account of the participant equal to the product of (i) the average daily balance of the investment account for the month, multiplied by (ii) the annual prime rate for corporate borrowers quoted at the beginning of the quarter by The Wall Street Journal (or such other comparable interest rate as the Compensation Committee may designate from time to time).

The amounts credited to the investment or stock account of a participant under the KEDCP are distributable or payable within 75 days of the earliest to occur of the following distribution events: (i) the date on which the participant separates from service with us, with the distribution delayed for six months for certain “specified employees”; (ii) “disability” as defined in Section 409A of the Internal Revenue Code; (iii) the participant’s death; (iv) a fixed date or fixed schedule selected by the participant at the time the deferral election was made; (v) an “unforeseeable emergency,” as defined in Section 409A of the Internal Revenue Code; (vi) a “change in control” of the Company, as defined in regulations issued by the Internal Revenue Service; and (vii) termination of the KEDCP.

The KEDCP is at all times considered to be entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision will at any time be made with respect to segregating our assets for the payment of any amounts under the KEDCP. Any funds that may be invested for purposes of fulfilling our promises under the KEDCP are for all purposes to be part of our general assets and available to general creditors in the event of a bankruptcy or insolvency of the Company. Nothing contained in the KEDCP will constitute a guarantee by us that any funds or assets will be sufficient to pay any benefit under the KEDCP.

Change in Control and Termination

We have a change in control agreement (“CIC Agreement”) with our NEOs (Messrs. Baker, Hall, McDonald, Radford and Sienko). Mr. Sabala’s CIC Agreement terminated at the time of his retirement in June 2016.

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The CIC Agreements provide that each of the NEOs shall serve in such executive position as the Board may direct. The CIC Agreements become effective only upon a change in control of the Company (the date of such change in control is referred to as the “Effective Date”). The term of employment under the CIC Agreements is three years from the Effective Date (except for Messrs. Radford and Hall who each have a term of two years from the Effective Date). Any CIC Agreements entered into with newly hired executives will contain an employment term of two years from the Effective Date. The CIC Agreements automatically extend for an additional year on each anniversary date of the agreements unless we give notice of nonrenewal 60 days prior to the anniversary date. Under the CIC Agreements, a change in control is, with certain limitations, deemed to occur if: (i) an individual or entity (including a “group” under Section 13(d)(3) of the Exchange Act) becomes the beneficial owner of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the Company cease to constitute a majority of the Board; (iii) consummation of the sale of all, or substantially all, of the assets of the Company (with certain limitations) occurs; or (iv) the approval of a plan of dissolution or liquidation.

The CIC Agreements are intended to ensure, among other things that, in the event of a change in control, each NEO will continue to focus on adding shareholder value. We seek to accomplish this by assuring that each NEO continues to receive payments and other benefits equivalent to those he was receiving at the time of a change in control for the duration of the employment term under of the CIC Agreement. The CIC Agreements also provide that should an NEO’s employment be terminated either (i) by the NEO for good reason, or (ii) by the Company (other than for cause or disability) after the Effective Date of the CIC Agreement, he would receive from us a lump-sum defined amount generally equivalent to three times the aggregate of his then annual base salary rate and his highest annual incentive prior to the Effective Date. For Messrs. Radford and Hall, and any other CIC Agreements entered into hereafter, the lump-sum defined amount is generally equivalent to two times.

The NEOs would also be entitled to lump-sum payments representing the difference in pension and supplemental retirement benefits to which they would be entitled on (i) the date of actual termination, and (ii) the end of the three-year (or two-year where applicable) employment period under the CIC Agreements. We would also maintain such NEO’s participation in all benefit plans and programs (or provide equivalent benefits if such continued participation was not possible under the terms of such plans and programs).

An NEO whose employment has terminated would not be required to seek other employment in order to receive the defined benefits.

The table starting on page _____ reflects the amount of compensation payable to each of the NEOs in the event of termination of such NEO’s employment under the terms of the NEO’s CIC Agreement. That table also shows the amount of compensation payable to

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each NEO upon voluntary termination; involuntary not for cause termination; for cause termination; termination following a change in control; and in the event of disability or death of the NEO. The amounts shown assume that such termination was effective as of December 31, 2016, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from Hecla.

Payments Made Upon Termination. For voluntary and involuntary not for cause terminations, NEOs may receive: (i) a prorated portion of short-term performance compensation; (ii) any amounts due under matured long-term performance compensation plans; (iii) one month of health and welfare benefits; and (iv) any earned, but unused vacation. Neither of these terminations would impact their vested retirement plans and the 401(k) match would be deposited in their accounts.

Payments Made Upon Retirement. The NEOs could receive a prorated portion of any short-term performance compensation and a prorated portion of any long-term compensation in effect at the time of their retirement. They would also receive one month of health and welfare benefits and any earned but unused vacation, and the 401(k) match would be deposited in their accounts. As of December 31, 2016, Mr. Baker was the only NEO that qualified for early or regular retirement from the qualified Hecla Mining Company Retirement Plan.

Payments Made Upon Death or Disability. Upon death or disability, the NEOs would receive a prorated portion of any short-term performance compensation, as well as a prorated portion of any long-term compensation plans in which the NEO was a participant. In both cases, retirement payments would be reduced in accordance with the terms of the plans and, in the case of death, the surviving spouse or other beneficiary would receive the payments. They would also receive one month of health and welfare benefits and any accrued, but unused vacation and the 401(k) match would be deposited in their accounts.

Payments Made Upon a Change in Control. If a change in control occurs as defined in the NEOs’ CIC Agreements, they would be eligible for a prorated portion of any short-term performance compensation and a prorated portion of any long-term performance compensation as though they had been employed for an additional three years. They would also receive three years of health and welfare benefits and disability and life insurance premiums would be paid for such three-year period. In addition to any earned, but unused vacation, they would be eligible for up to $20,000 in outplacement assistance and the 401(k) match would be deposited in their accounts. Payment would be as if the NEO had been employed for an additional two years under the CIC Agreement with Messrs. Radford and Hall and any other CIC Agreements entered into hereafter.

The CIC Agreements provide for specified payments and other benefits if the NEO’s employment is terminated either (i) by the NEO for good reason, or (ii) by Hecla or its successor other than for cause, death or disability, within the three years (two years for Messrs. Radford and Hall) following a change in control, or prior to a change in control if

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it can be demonstrated that the termination was related to a potential change in control.

These payments and benefits include the following:

•	all accrued obligations;

•	a lump-sum payment equal to three times the sum of the NEO’s then annual base salary and the NEO’s highest annual and long-term incentive payment for the three years prior to the change in control, with multiples of two years under the CIC Agreement with Messrs. Radford and Hall and any other CIC Agreement entered into hereafter;

•	a lump-sum payment equal to the difference in the Retirement Plan and Supplemental Plan benefits to which the NEO would be entitled on (i) the date of actual termination, and (ii) three years later (two years later under the CIC Agreement with Messrs. Radford and Hall and any other CIC Agreement entered into hereafter); and

•	for Messrs. Baker, McDonald and Sienko, the continued participation for three years in all of Hecla’s benefit plans and programs to which the NEO would be entitled on the date of the change in control (or provision of equivalent benefits if such continued participation was not possible under the terms of such plans and programs), or two years in the case of Messrs. Radford and Hall and any other CIC Agreement entered into hereafter.

In addition, the CIC Agreements, in conjunction with our equity compensation plans, provide for immediate vesting of all stock options and restricted stock awards in the event that, following a change in control, the NEO is terminated without cause or leaves for good reason (i.e., a “double trigger”). In such a situation, the LTIP would also pay out a prorated award based on target performance, regardless of actual performance. However, this payment directly offsets the cash severance payment by the same amount. These plan provisions are intended to recognize the value of the NEO’s long-term contribution to Hecla and to permit management decisions to be made without undo concern about possible termination following a change in control.

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Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Termination	Voluntary Termination on 12/31/16 ($)	Involuntary Not For Cause Termination on 12/31/16 ($)	For Cause Termination on 12/31/16 ($)	Termination Following a Change in Control on 12/31/16 ($)		Disability on 12/31/16 ($)	Death on 12/31/16 ($)

Phillips S. Baker, Jr.
Short-term Performance Compensation	907,500	907,500	—	2,722,500	[1]	907,500	907,500
Stock Options	—	—	—	—		—	—
Restricted Stock	—	—	—	1,669,223		—	—
Long-term Performance Compensation	1,968,875	1,968,875	1,968,875	5,906,625	[2]	2,918,875	2,918,875
Benefits & Perquisites:
Retirement Plans[3]	5,055,776	5,055,776	5,055,776	8,046,663		7,399,889	4,997,208
Deferred Compensation[4]	4,657,883	4,657,883	4,657,883	4,657,883		4,657,883	4,657,883
Health and Welfare Benefits[5]	1,470	1,470	1,470	52,920		1,470	1,470
Disability Income[6]	—	—	—	—		925,246	—
Life Insurance Benefits[7]	—	—	—	11,103		—	325,000
Change in Control Payment[8]	—	—	—	1,452,000		—	—
Earned Vacation Pay[9]	37,230	37,230	37,230	37,230		37,230	37,230
Outplacement	—	—	—	20,000		—	—
Total	12,628,734	12,628,734	11,721,234	24,576,147		16,848,093	13,845,166

Lindsay A. Hall
Short-term Performance Compensation	205,200	205,200	—	410,400	[1]	205,200	205,200
Stock Options	—	—	—	—		—	—
Restricted Stock	—	—	—	290,175		—	—
Long-term Performance Compensation	120,827	120,827	120,827	241,654	[2]	365,789	365,789
Benefits & Perquisites:
Retirement Plans[3]	13,146	13,146	13,146	75,857		13,186	9,384
Health and Welfare Benefits[5]	388	388	388	9,312		388	388
Disability Income[6]	—	—	—	—		323,958	—
Life Insurance Benefits[7]	—	—	—	5,904		—	250,000
Change in Control Payment[8]	—	—	—	684,000		—	—
Earned Vacation Pay[9]	26,307	26,307	26,307	26,307		26,307	26,307
Outplacement	—	—	—	20,000		—	—
Total	365,868	365,868	160,668	1,763,609		934,828	857,068

Lawrence P. Radford
Short-term Performance Compensation	684,000	684,000	—	1,368,000	[1]	684,000	684,000
Stock Options	—	—	—	—		—	—
Restricted Stock	—	—	—	1,067,791		—	—
Long-term Performance Compensation	704,650	704,650	704,650	1,409,300	[2]	1,071,314	1,071,314
Benefits & Perquisites:
Retirement Plans[3]	462,126	462,126	462,126	639,723		676,244	451,377
Health and Welfare Benefits[5]	1,022	1,022	1,022	24,528		1,022	1,022
Disability Income[6]	—	—	—	—		1,016,965	—
Life Insurance Benefits[7]	—	—	—	7,402		—	325,000
Change in Control Payment[8]	—	—	—	684,000		—	—
Earned Vacation Pay[9]	19,731	19,731	19,731	19,731		19,731	19,731
Outplacement	—	—	—	20,000		—	—
Total	1,871,529	1,871,529	1,187,529	5,240,475		3,469,276	2,552,444

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Executive Benefits and Payments Upon Termination	Voluntary Termination on 12/31/16 ($)	Involuntary Not For Cause Termination on 12/31/16 ($)	For Cause Termination on 12/31/16 ($)	Termination Following a Change in Control on 12/31/16 ($)		Disability on 12/31/16 ($)	Death on 12/31/16 ($)

Dr. Dean W.A. McDonald
Short-term Performance Compensation	343,750	343,750	—	1,031,250	[1]	343,750	343,750
Stock Options	—	—	—	—		—	—
Restricted Stock	—	—	—	945,563		—	—
Long-term Performance Compensation	538,850	538,850	538,850	1,616,550	[2]	812,182	812,182
Benefits & Perquisites:
Retirement Plans[3]	1,187,037	1,187,037	1,187,037	1,928,675		1,306,470	916,590
Health and Welfare Benefits[5]	388	388	388	13,968		388	388
Disability Income[6]	—	—	—	—		395,718	—
Life Insurance Benefits[7]	—	—	—	7,538		—	189,000
Change in Control Payment[8]	—	—	—	742,200		—	—
Earned Vacation Pay[9]	19,038	19,038	19,038	19,038		19,038	19,038
Outplacement	—	—	—	20,000		—	—
Total	2,089,063	2,089,063	1,745,313	6,324,782		2,877,546	2,280,948

David C. Sienko
Short-term Performance Compensation	330,000	330,000	—	990,000	[1]	330,000	330,000
Stock Options	—	—	—	—		—	—
Restricted Stock	—	—	—	485,392		—	—
Long-term Performance Compensation	393, 775	393,775	393,775	1,181,325	[2]	600,440	600,440
Benefits & Perquisites:
Retirement Plans[3]	335,108	335,108	335,108	478,254		834,347	511,298
Health and Welfare Benefits[5]	438	438	438	15,768		438	438
Disability Income[6]	—	—	—	—		1,417,481	—
Life Insurance Benefits[7]	—	—	—	8,559		—	225,000
Change in Control Payment[8]	—	—	—	675,000		—	—
Earned Vacation Pay[9]	12,981	12,981	12,981	12,981		12,981	12,981
Outplacement	—	—	—	20,000		—	—
Total	1,072,302	1,072,302	742,302	3,867,279		3,195,687	1,680,157

James A. Sabala*	—	—	—	—		—	—

*Mr. Sabala retired in June 2016, at which time his Change in Control Agreement terminated.

1.	Represents three times the highest annual incentive payment paid in the last three years for Messrs. Baker, McDonald and Sienko. Represents two times the highest annual incentive payment paid in the last three years for Messrs. Radford and Hall.

2.	Represents three times the highest long-term incentive payment paid in the last three years for Messrs. Baker, McDonald and Sienko. Represents two times the highest long-term incentive payment paid in the last three years for Messrs. Radford and Hall.

3.	Reflects the estimated lump-sum present value of qualified and nonqualified retirement plans to which the NEO would be entitled. Mr. Baker is the only NEO that qualified for early or regular retirement on December 31, 2016, under our retirement plan.

4.	Reflects the lump-sum present value of shares held in Mr. Baker’s stock account under our KEDCP, based on the Company’s closing stock price on the NYSE on December 30, 2016 ($5.24).

5.	Reflects the estimated lump-sum value of all future premiums, which will continue to be paid by the Company on behalf of Messrs. Baker, McDonald and Sienko under our health
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and welfare benefit plans for three years upon a termination following a change in control and for one month otherwise. Reflects the estimated lump-sum value of all future premiums, which will continue to be paid by the Company on behalf of Messrs. Radford and Hall under our health and welfare benefit plans for two years upon a termination following a change in control and for one month otherwise.

6.	Reflects the estimated lump-sum present value of all future payments which the NEO would be entitled to receive under our disability program.

7.	Reflects the estimated lump-sum value of the cost of coverage for life insurance provided by us to the NEO; provided, however, that the amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to the NEO’s beneficiaries upon his death.

8.	Represents three times annual base salary for Messrs. Baker, McDonald and Sienko. Represents two times annual base salary for Messrs. Radford and Hall.

9.	Represents lump-sum payment of earned vacation time accrued.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2016, the Company has three equity incentive compensation plans that have been approved by the shareholders under which shares of the Company’s common stock have been authorized for issuance to directors, officers, employees, and consultants. All outstanding awards relate to our Common Stock.

	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders:

2010 Stock Incentive Plan	—	N/A	8,302,326
Stock Plan for Nonemployee Directors	—	N/A	438,459
Key Employee Deferred Compensation Plan	—	N/A	511,303
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	—	—	9,252,088

OTHER BENEFITS

Retirement Plan

Our NEOs participate in the Hecla Mining Company Qualified Retirement Plan (the “Retirement Plan”), which covers substantially all our employees, except for certain hourly employees who are covered by separate plans. Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of our contributions, and related expenses or income, is specifically attributable to our officers. We also have an unfunded Supplemental Excess Retirement Plan adopted in November 1985 (the “SERP”) under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code

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and/or the Employee Retirement Income Security Act, as amended (the “Acts”), and the loss, if any, due to a deferral of salary made under our KEDCP and/or our 401(k) Plan will be paid out of our general funds to any employee who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the Retirement Plan to any employee is $210,000, subject to specified adjustments, and is calculated using earnings not in excess of $265,000. Upon reaching the normal retirement age of 65, each participant is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1.75% of the difference, if any, between final average annual earnings and the applicable covered compensation level. The Retirement Plan and SERP define earnings for purposes of the plans to be “a wage or salary for services of employees inclusive of any bonus or special pay including gain-sharing programs, contract miners’ bonus pay and the equivalent,” except that on or after July 1, 2013, earnings are defined as “base salary or wages for personal services and elective deferrals plus (i) elective deferrals not includable in the gross income of the Employee under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b) and 457, (ii) one-half (1/2) of any performance based or annual incentive bonus, (iii) one-half (1/2) of any safety incentive award, (iv) paid time off, other than pay while on disability leave, (v) any post-employment payment for services performed during the course of employment that would have been paid to the Employee prior to the severance from employment if the Employee had continued in employment with an Employer, and (vi) compensation for overtime at the Employee’s regular rate of pay.”

The following table shows estimated aggregate annual benefits under our Retirement Plan and the SERP payable upon retirement to a participant who retires in 2016 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels as in effect on January 1, 2016.

Estimated Annual Retirement Benefits

Final Average Annual Earnings		Years of Credited Service
	5	10	15	20	25	30	35
$100,000	$5,839	$11,677	$17,516	$23,354	$29,193	$35,031	$40,870
150,000	10,214	20,427	30,641	40,854	51,068	61,281	71,495
200,000	14,589	29,177	43,766	58,354	72,943	87,531	102,120
250,000	18,964	37,927	56,891	75,854	94,818	113,781	132,745
300,000	23,339	46,667	70,016	93,354	116,693	140,031	163,370
350,000	27,714	55,427	83,141	110,854	138,568	166,281	193,995
400,000	32,089	64,177	86,266	128,354	160,443	192,531	224,620
450,000	36,464	72,927	109,391	145,854	182,318	218,781	255,245
500,000	40,839	81,677	122,516	163,354	204,193	245,031	285,870
550,000	45,214	90,427	135,641	180,854	226,068	271,281	316,495
600,000	49,589	99,177	148,766	198,354	247,943	297,531	347,120
650,000	53,964	107,927	161,891	215,854	269,818	323,781	377,745
700,000	58,339	116,677	175,016	233,354	291,693	350,031	408,370
750,000	62,714	125,427	188,141	250,854	313,568	376,281	438,995
800,000	67,089	134,177	201,266	268,354	335,443	402,531	469,620
850,000	71,464	142,927	214,391	285,854	357,318	428,781	500,245
900,000	75,839	151,677	227,516	303,354	379,193	455,031	530,870
950,000	80,214	160,427	240,641	320,854	401,068	481,281	561,495
1,000,000	84,589	169,177	253,766	338,354	422,943	507,531	592,120
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Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2016, the following executive officers have completed the indicated number of full years of credited service: P. Baker, 15 years; Sabala, 8 years; L. Radford, 5 years; D. McDonald, 10 years; D. Sienko, 6 years; and L. Hall, 0 years.

Pension Benefits

The following table shows pension information under the Hecla Mining Company Retirement Plan and the SERP for the NEOs as of December 31, 2016. The terms and conditions for participation in, and payments from, these plans are described above under “Retirement Plan.” The actuarial present value of accumulated benefit is determined using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age of 65, or the current age if eligible for early retirement. These assumptions are described in the pension footnotes to our financial statements included in our Annual Report on Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Calendar Year ($)

Phillips S. Baker, Jr.	Hecla Mining Company Retirement Plan	15	516,073	—
	Hecla Mining Company Supplemental Excess Retirement Plan		4,539,703	—

Lindsay A. Hall	Hecla Mining Company Retirement Plan	0	13,146	—
	Hecla Mining Company Supplemental Excess Retirement Plan		—	—

Lawrence P. Radford	Hecla Mining Company Retirement Plan	5	174,594	—
	Hecla Mining Company Supplemental Excess Retirement Plan		287,532	—

Dr. Dean W.A. McDonald	Hecla Mining Company Retirement Plan	10	414,981	—
	Hecla Mining Company Supplemental Excess Retirement Plan		772,056	—

David C. Sienko	Hecla Mining Company Retirement Plan	6	163,127	—
	Hecla Mining Company Supplemental Excess Retirement Plan		171,981	—

James A. Sabala	Hecla Mining Company Retirement Plan	8	368,125	—
	Hecla Mining Company Supplemental Excess Retirement Plan		1,082,979	—
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PROPOSAL 3 – APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Our Board, pursuant to Section 14A of the Securities Exchange Act of 1934, seeks your vote to approve, on an advisory basis, the compensation of our NEOs as set forth under the heading Compensation Discussion and Analysis beginning on page ___ and in the accompanying compensation tables beginning on page _____, and related material. The Board believes strongly that the Company’s current executive compensation program is right for the Company and our shareholders at the current time. The Company’s executive compensation program is designed to attract, retain, and motivate talented individuals who possess the executive experience and the leadership skills needed by the Company in order to maintain and increase shareholder value. The Company seeks to provide executive compensation that is competitive with that provided by companies in our peer group within the mining industry. The Company also seeks to provide both near-term and long-term financial incentives to our executives that reward them for good performance and achieving financial results and strategic objectives that are expected to contribute to increased long-term shareholder value.

Underlying these incentives is a strong philosophy of “pay-for-performance” that forms the foundation of decisions regarding the compensation of our NEOs. This compensation philosophy, which has been consistent over many years, is designed to align the interests of our NEOs with the interests of our shareholders and is central to our ability to attract, retain and motivate executive leaders to guide the Company through market challenges over the long-term.

The Company has demonstrated consistent strong financial performance both in the short-term and in the long-term. The Company believes that our NEOs have contributed significantly to these achievements. Their tenure with the Company ranges from approximately one year to 15 years, providing the Company with consistent, steady and experienced leadership that has been able to guide the Company to consistent strong financial performance over multi-year periods.

The Board strongly believes in the effectiveness and appropriateness of our executive compensation program. We believe this confidence is shared by our shareholders, as evidenced by the favorable vote of 81% of our shareholders on the proposal to approve NEO compensation presented at last year’s annual meeting. Our compensation practices did not substantially change from calendar year 2016 to calendar year 2017 and the Board hopes our shareholders will continue to believe in the effectiveness and appropriateness of our executive compensation program, and will express that belief through a favorable vote on this proposal at this Annual Meeting.

The vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

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We are asking shareholders to approve the following resolution at the 2017 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, described in the Compensation Discussion and Analysis, Summary Compensation Table for 2016, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2017 Annual Shareholders’ Meeting, is hereby APPROVED.”

The Board recommends that you vote “FOR” approval of the compensation of our NEOs.

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Company is providing shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to cast future advisory votes on the compensation of our NEOs (commonly referred to as “Say-on-Pay”). Shareholders may indicate whether they would prefer that the Company conduct future advisory votes on executive compensation once every one, two or three years (commonly referred to as “Say-on-Frequency”).

At our 2011 annual meeting, shareholders voted for annual say-on-pay advisory votes on NEO compensation. The Company has held advisory say-on-pay votes on the compensation of our NEOs at every subsequent annual meeting. We are required to hold a Say-on-Frequency vote every six years.

The Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company and recommends shareholders vote for a one-year interval for the advisory vote on executive compensation.

The Board recommends an annual advisory vote on executive compensation allows for frequent input from our shareholders on our compensation philosophy, policies and practices. Similarly, any shareholder concerns about our executive compensation program can be expressed through a vote without having to wait two or three years. In addition, the Board considered survey data on our institutional shareholders’ preferences, which reflected an annual advisory vote to approve the NEOs’ compensation.

The vote on the frequency of the advisory vote on executive compensation is advisory and not binding on the Company, the Board, or the Compensation Committee. The Company recognizes shareholders may have different views as to the best approach for the Company. The Board and the Compensation Committee will consider the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the Board may decide it is in the best interests of our shareholders and the

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Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders. Also, in accordance with applicable law, shareholders will have the opportunity to recommend the frequency of future advisory votes on executive compensation at least once every six years.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the following resolution:

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s NEOs should be every one year, every two years, or every three years.”

The frequency option – one year, two years, or three years – that receives the most votes “FOR” of all votes cast on the proposal will be the frequency option approved by the shareholders.

The Board recommends an advisory vote on executive compensation be held every one year.

PROPOSAL 5 – APPROVAL OF AMENDMENT AND RESTATEMENT OF STOCK PLAN FOR NONEMPLOYEE DIRECTORS

Overview

The Hecla Mining Company Stock Plan for Nonemployee Directors (the “Director Stock Plan”) originally became effective following shareholder approval on May 5, 1995. The Director Stock Plan was subsequently amended, in each instance with the approval of our shareholders, on July 18, 2002, February 25, 2004, May 6, 2005, December 10, 2007, and May 24, 2012.

We are now asking our shareholders to approve an amendment and restatement of the Director Stock Plan, which amendment and restatement was approved by the Board on February 21, 2017 (subject to shareholder approval), and which would, among other things:

•	extend the expiration date of the plan to May 15, 2027;

•	eliminate nonemployee director participation in the 2010 Stock Incentive Plan (and have nonemployee directors receive stock awards solely under the Director Stock Plan);

•	limit the events that constitute a “Change in Control” (as defined below) under the plan;
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•	increase the maximum number of shares available for issuance under the plan by 2,000,000, from 1,000,000 currently (of which 434,776 remain available) to 3,000,000 (corresponding with the termination of the nonemployee directors participation in the 2010 Stock Incentive Plan);

•	limit the amount of compensation that may be paid to a nonemployee director in a calendar year, under the plan and all other Company director compensation arrangements; and

•	place the powers and authorities related to administration of the plan with the Board.

The Director Stock Plan is intended to help us attract and retain qualified persons to serve as nonemployee directors of the Company and to solidify the common interests of those directors and our shareholders in enhancing the value of our common stock. We believe that the Director Stock Plan is an important tool in attracting and maintaining qualified persons to serve on the Board and that it effectively aligns the interests of Board members with those of our shareholders.

As of February 21, 2017, 434,776 shares of common stock remained reserved for issuance to nonemployee directors under the Director Stock Plan. On February 21, 2017, the Board approved, subject to shareholder approval, an amendment of the Director Stock Plan that would make available 3,000,000 shares of common stock be issued under the Director Stock Plan and affect the other changes described above.

If our shareholders approve the amended and restated Director Stock Plan, it will remain in effect until May 15, 2027, unless it is terminated earlier by the Board. If our shareholders do not approve the amended and restated Director Stock Plan, it will expire on July 17, 2017.

Description of Amended and Restated Director Stock Plan

The following is a summary of the principal features of the Director Stock Plan, as amended and restated. This summary, however, does not purport to be a complete description of all the provisions of the Director Stock Plan. A copy of the Director Stock Plan is attached to this Proxy Statement as Appendix A.

Credit of Shares

The Director Stock Plan provides that each nonemployee director of the Company will be credited a stock retainer on September 30 of each year in addition to any annual cash retainer paid to the director. Currently, we have eight nonemployee directors on the Board. Nonemployee directors are members of the Board who are not full-time employees of the Company or any subsidiary. Under the Director Stock Plan, beginning in 2017, on September 30 of each year, each nonemployee director will be credited a number of shares of our common stock determined by dividing the annual retainer

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payable to the director for service on the Board for that year, by the average closing price of our common stock on the NYSE for the prior calendar year. The Director Stock Plan does not permit our nonemployee directors to receive awards under any other equity compensation plan of the Company or any affiliate while participating in the Director Stock Plan.

Contributions to the Trust

A minimum of 25% of the annual stock retainer under the Director Stock Plan will be contributed to a grantor trust established by the Company. Each director may elect, prior to the first day of the applicable year, to have a greater percentage contributed to the grantor trust for that year. The remaining portion of the stock retainer will be transferred to the nonemployee director as soon as practicable after the applicable September 30. The trust shares will be held together with any dividends and distributions with respect thereto, until they are delivered in accordance with the terms of the Director Stock Plan. The assets of the trust will remain subject to the claims of our creditors.

Nonemployee directors who join the Board after September 30 of any year will be credited with a pro rata grant of shares when they join the Board. A minimum of 25% of their stock retainers for that year will be contributed to the trust. Each director may elect, within 30 days after becoming a participant in the Director Stock Plan, to have a greater percentage contributed to the grantor trust for that year. The remaining portion will be transferred to these directors as soon as practicable after they become members of the Board.

Delivery of Trust Shares

Under the Director Stock Plan, the shares held in the trust will be delivered to the nonemployee director on (or beginning on) the earliest to occur of: (1) death; (2) disability; (3) retirement from the Board; (4) a cessation of the nonemployee director’s Board service for any other reason; (5) a change in control of the Company; or (6) a specified date elected by the director that is at least two years after the stock retainer is credited to the director.

Subject to certain restrictions, nonemployee directors may elect delivery of their trust shares under the Director Stock Plan in annual installments over 5, 10 or 15 years if the delivery event is death, disability or retirement. If the delivery event is normal cessation from Board service, a change in control of the Company or a specified date, all trust shares will be delivered in one lump sum. Upon delivery, a nonemployee director will receive the trust shares plus (1) any dividends and distributions that the nonemployee director would have received with respect to the trust shares if such shares had been delivered at the time they were credited and (2) interest at a rate equal to our cost of funds on all such distributions from the date they would have been received through the date of delivery.

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Change in Control

Under the Director Stock Plan, a change in control occurs if (1) a person or entity acquires 50% or more of either the fair market value of the outstanding common stock of the Company or the combined voting power of the outstanding voting securities entitled to vote in an election of directors (subject to certain exclusions); (2) a person or entity acquires 30% or more of the combined voting power of the Company during a 12-month period (subject to certain exclusions); (3) a majority of the incumbent directors are replaced during any 12-month period by directors whose appointment is not endorsed by a majority of the incumbent directors; or (4) a person acquires assets of the Company during a 12-month period that have a total gross fair market value of at least 40% of the gross fair market value of all of the assets of the Company (subject to certain exclusions). If an amount or benefit under the Director Stock Plan is considered “deferred compensation” under Internal Revenue Code Section 409A and would be affected by a change in control, the amount or benefit is subject to the change in control also constituting a “change in control event” under Section 409A.

Number of Authorized Shares

If the amended and restated Director Stock Plan is approved by our shareholders, the maximum number of shares of our common stock that may be issued under the plan will be 3,000,000. In the event of any change in the common stock by reason of any stock dividend, split, split-up, split-off, spin-off, combination of shares, exchange of shares, an offering of warrants or rights to purchase common stock at a price below its fair market value, reclassification, recapitalization, reorganization, reincorporation, merger, consolidation or other change in capitalization, appropriate adjustment will be made by the Board in the number and kind of shares subject to the Director Stock Plan.

Annual Director Compensation Limit

Under the Director Stock Plan, the maximum value of stock retainers credited during any calendar year to any nonemployee director, taken together with any cash fees and the value of any awards granted pursuant to any other equity compensation plan of the Company or an affiliate, may not exceed (i) $900,000 for the Chair of the Board and (ii) $675,000 for each nonemployee director other than the Chair of the Board.

Administration

The Director Stock Plan will be administered by the Board. The Board will have the full power and authority to take all actions and make all determinations required or provided for under the Director Stock Plan and to take all other actions that the Board may deem necessary or appropriate for the administration of the plan. All actions by the Board under the Director Stock Plan will be in the Board’s sole discretion and will be final, binding and conclusive. The Board may delegate its responsibilities and authority under the Director Stock Plan to the Compensation Committee or such other committee as it deems appropriate.

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Term, Amendment and Termination

If the amended and restated Director Stock Plan is approved by our shareholders, it will remain in effect until May 15, 2027, unless it is terminated earlier by the Board. If the amended and restated Director Stock Plan is not so approved it will expire July 17, 2017. The Board may from time to time amend or suspend the Director Stock Plan without further approval of our shareholders, unless the Board determines that shareholder approval is required. In addition, the plan may not be amended without shareholder approval to the extent such approval is otherwise required by law or agreement for stock exchange rule. The Board may terminate the Director Stock Plan at any time subject to Section 409A. No amendment or suspension of the Director Stock Plan may, without the consent of the affected director, materially impair the rights or obligations of the director.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the Director Stock Plan generally applicable to the Company and to participants in the plan who are subject to U.S. federal taxes. The summary is based on the Internal Revenue Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

A nonemployee director generally will recognize taxable income upon the delivery of shares to the director under the Director Stock Plan. The amount of income generally will equal the fair market value of the shares delivered, measured on the date the nonemployee director recognizes the compensation income. Dividends and other distributions that are made with respect to plan awards prior to delivery of shares will also be taxed as compensation income to the nonemployee directors when received by them, as will any interest paid thereon. The Company, in computing its federal income tax, will generally be entitled to compensation deductions at the same times and in the same amounts as the nonemployee directors recognize taxable compensation income.

For more information about the Director Stock Plan and payments made thereunder, please see “Compensation of Non-Management Directors” beginning on page _____.

New Plan Benefits

The following table shows the dollar values that the individuals and groups referred to below will receive in 2017 if the Director Stock Plan is approved by the Company’s shareholders at this Annual Meeting (based on the $100,000 annual retainer payable to nonemployee directors of the Company as of the Record Date, which annual retainer amount is subject to change). Executive officers, employee directors and employees of the Company are not eligible to participate in the Director Stock Plan.

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New Plan Benefits

Name and Position	Dollar Value		Number of Shares
Phillips S. Baker, Jr., President and CEO	$0		—
Lindsay A. Hall, Senior Vice President and CFO	$0		—
Lawrence P. Radford, Senior Vice President - Operations	$0		—
Dr. Dean W.A. McDonald, Senior Vice President - Exploration	$0		—
David C. Sienko, Vice President - General Counsel	$0		—
Executive group	$0		—
Non-Executive Director Group	$100,000	[1]		[2]
Non-Executive Officer Group	$0		—

1.	Represents the amount to be received by each nonemployee director based on the annual retainer payable as of the Record Date. The aggregate value of annual awards to all nonemployee directors under the Director Stock Plan will depend on (1) the amount of the annual retainer payable to such directors on September 30 of each year and (2) the number of such directors in office on September 30 of each year, both of which are subject to change. If the Director Stock Plan is approved by the Company’s shareholders at the 2017 Annual Meeting, and the amount of the annual retainer payable to nonemployee directors and the number of such directors remains unchanged from the Record Date, the aggregate value of awards to all nonemployee directors for 2017 would be $800,000.

2.	On September 30, 2017, each nonemployee director will be credited a number of shares of our common stock determined by dividing the annual retainer payable to nonemployee directors on such date (which annual retainer currently is $100,000) by the average closing price of our common stock on the NYSE for the prior calendar year.

The Board recommends shareholders vote “FOR” the approval of the Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors in substantially the same form as included in Appendix A to this Proxy Statement.

PROPOSAL 6 – APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

The Board believes that it is in the Company’s best interest to approve a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 500,000,000 to 750,000,000. The terms, including the par value, of the common stock will remain unchanged.

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As of March 27, 2017, _______ of our 500,000,000 currently authorized shares of common stock were issued and outstanding. Of the remaining authorized shares of common stock, 9,759,530shares in the aggregate were reserved for issuance in connection with: (i) our stock-based compensation plans; and (ii) conversion of our outstanding Series B Cumulative Preferred Stock. As of March 27, 2017, 157,816 shares of our 5,000,000 currently authorized shares of preferred stock were issued and outstanding.

Reasons for the Proposed Increase in Authorized Capital

The purpose of the proposed amendment is to allow us to have a sufficient number of shares of authorized and unissued common stock to be used for such corporate purposes as may, from time to time, be considered advisable by the Board. Having such shares available for issuance in the future will give Hecla greater flexibility and will allow the shares to be issued as determined by the Board without the expense and delay of a special meeting of our shareholders to approve the additional authorized capital stock. The corporate purposes for which we may issue common stock could include, without limitation, acquisitions of other companies or assets, exchange offers for debt or other equity, new equity offerings to raise capital, stock splits, paying stock dividends, and providing incentives to employees, officers and directors pursuant to our various stock plans or in connection with the adoption of additional stock-based incentive plans, such as the amended and restated Stock Plan for Nonemployee Directors (See Proposal 6). The Board will determine the terms of any issuance of additional shares.

Possible Effects of the Proposed Amendment

The increase in our authorized common stock will not have any immediate effect on the rights of existing shareholders. To the extent that the additional authorized shares are issued in the future, such shares will have a dilutive effect on the voting power and percentage equity ownership of our existing shareholders and, depending on the price at which they are issued, may have a dilutive effect on both the book value and market value of shares owned by our existing shareholders. The holders of our common stock have no preemptive rights to subscribe for or purchase any additional shares of our common stock that may be issued in the future.

We have not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of the Company because the issuance of such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us.

No further action or authorization by our shareholders would be necessary prior to the issuance of the additional shares authorized by the proposed amendment to our Certificate of Incorporation unless required in a particular transaction by applicable provisions of the Certificate of Incorporation, law or by the regulations of a stock exchange or other regulatory agency. Therefore, there may be instances where we have a

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sufficient number of authorized but unissued shares to engage in a transaction, but we would still need shareholder approval to enter into the transactions.

We do not have any current plans, agreements or understandings for stock issuances which in the aggregate would involve the use of a number of shares that exceeds the amount currently authorized but unissued.

On February 21, 2017, the Board unanimously adopted resolutions setting forth the proposed amendment to our Certificate of Incorporation declaring its advisability and directing that the proposed amendment be submitted to the shareholders for their approval at the Annual Meeting. If adopted by the shareholders, the amendment will become effective upon filing of an appropriate amendment to our Certificate of Incorporation with the Delaware Secretary of State.

The full text of the proposed revised Section 1 of Article IV of our Certificate of Incorporation is set forth as follows:

ARTICLE IV.

Capital Stock

Section 1. Authorized Capital Stock. The Corporation will be authorized to issued two classes of shares of Capital Stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares of Capital Stock which the Corporation shall have authority to issue is 755,000,000; the total number of shares of Preferred Stock shall be 5,000,000, and each such share shall have a par value of $0.25; the total of shares of Common Stock shall be 750,000,000, and each such share shall have a par value of $0.25.

The Board recommends shareholders vote “FOR” the amendment to our Certificate of Incorporation increasing the number of authorized shares of common stock.

PROPOSAL 7 – APPROVAL OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS TO REMOVE CERTAIN 80% SUPERMAJORITY VOTING PROVISIONS

Overview

There are certain provisions in our Certificate of Incorporation (the “Certificate”) and Bylaws that can only be revised through the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors. We refer to these shares as “Voting Stock” and to this voting requirement as “80% supermajority” throughout this Proposal 7 and

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Proposal 8. Certain of these provisions relate to the authority to call special meetings of shareholders, and currently, only our Board has such authority.

We are seeking the approval of our shareholders to amend our Certificate and Bylaws to remove those 80% supermajority voting requirements that impact who may call special meetings of shareholders, and replace them with two-thirds voting standards. We refer to this lower voting requirement as “two-thirds vote” throughout this Proposal 7 and Proposal 8. If approved, this proposal would become effective upon the filing of an amendment to our Certificate with the Secretary of State of Delaware, which we intend to do promptly after the required shareholder approval is obtained, at which time the related amendment to our Bylaws would also become effective.

We proposed these same amendments for shareholder approval at our 2016 Annual Shareholder Meeting. While shareholders owning almost 46% of our Voting Stock voted in favor of these amendments in 2016, the level of support was not sufficient to approve the amendments. See Required Vote, Our Board’s Recommendation and Additional Information below. Because our Board of Directors continues to believe that these amendments are appropriate, we are again asking shareholders to vote “For” these proposed amendments.

As described more fully below under Proposal 8, in 2014 and 2016, we sought the approval of our shareholders to amend the Certificate and Bylaws to add a right permitting shareholders who have held at least a 25% “net long position” in our outstanding common stock for at least 120 days to call special meetings of shareholders, subject to the conditions set forth in our Bylaws (we refer to this as the “Special Meeting Proposal”). In order to implement the Special Meeting Proposal, an 80% supermajority vote of our shareholders was required. The 80% supermajority vote was not obtained in 2014 or 2016, and as a result, we were unable to implement the Special Meeting Proposal.

We are again proposing the Special Meeting Proposal at our 2017 Annual Meeting of Shareholders. It is described in Proposal 8 below.

We believe that the 80% supermajority vote requirement is an impediment to implementing the Special Meeting Proposal because of the difficulty in getting the holders of that many shares to vote at a shareholders meeting. If instead of the 80% supermajority provisions, the required vote to implement the Special Meeting Proposal was two-thirds of the Voting Stock, we believe the Special Meeting Proposal would have a better chance to be approved by our shareholders. However, even with the change to the lower two-thirds vote requirement, there is no assurance that the Special Meeting Proposal will be approved by the required vote of our shareholders. See Required Vote, Our Board’s Recommendation and Additional Information on page ______.

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Current Provisions in Certificate and Bylaws

Currently, the Certificate states that shareholders can alter, amend or repeal certain Bylaws relating to calling a special meeting of shareholders, only if that action is approved by at least an 80% supermajority vote (this supermajority voting provision is in Article V of the Certificate). Likewise, the Certificate currently states that at least an 80% supermajority vote is necessary to alter, amend or repeal Article VII of the Certificate, which provides that special meetings of shareholders can only be called by our Board. Finally, the Bylaws also contain a similar provision regarding amending the provision therein concerning calling special meetings of shareholders.

Set forth below are the relevant provisions of the Certificate and Bylaws:

Certificate

ARTICLE V.

Bylaws

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation by a majority vote of the entire Board at any regular or special meeting of the Board; provided, however that, notwithstanding anything contained in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to (i) alter, amend or repeal any provision of the Bylaws which is substantially identical to and/or implements the last sentence of Article IV or Articles VI, VII or VIII, of this Certificate of Incorporation, or (ii) alter, amend or repeal any provision of this proviso to Article V.

ARTICLE VII.

Actions by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII.

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Bylaws

ARTICLE VI.

Amendments

These Bylaws may be altered or repealed and Bylaws may be made at any annual meeting of the shareholders or at any special meeting thereof if notice of the proposed alteration or repeal of Bylaws to be made be contained in the notice of such meeting, by the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of the voting stock of the Corporation. These Bylaws may also be altered or repealed and Bylaws may be made by the affirmative vote of a majority of the Board of Directors, at any annual or regular meeting of the Board of Directors, or at any special meeting of the Board of Directors if notice of the proposed alteration or repeal, or Bylaws or Bylaws to be made, be contained in the notice of such special meeting.

Notwithstanding anything contained in these Bylaws to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Section 4 or 6 of Article II, or Section 1, 2 or 3 of Article III, of these Bylaws.

Proposed Amendments to Certificate and Bylaws

This Proposal 7 proposes to amend the Certificate and Bylaws so that future amendments to certain provisions within the Certificate and the Bylaws can be approved by a two-thirds vote of the outstanding shares rather than an 80% supermajority vote. Specifically, in this Proposal 7, we propose:

•	to amend the 80% supermajority voting requirement in Article V of the Certificate by specifying that the applicable threshold to amend the Bylaw provision relating to special meetings of shareholders is two-thirds. As a result, any future action by shareholders to alter, amend or repeal the Bylaw relating to calling a special meeting of shareholders would require approval by the affirmative vote of at least two-thirds of the voting power of the then outstanding Voting Stock, voting together as a single class;

•	to amend the 80% supermajority voting requirement in Article VII of the Certificate by replacing the reference to “80 percent” with “two-
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thirds”, solely with respect to the provision in Article VII concerning the ability to call special meetings of shareholders. As a result, any future action by shareholders to alter, amend or repeal the provisions in the Certificate relating to calling a special meeting of shareholders would require approval by the affirmative vote of at least two-thirds of the voting power of the then outstanding Voting Stock, voting together as a single class; and

•	to amend the 80% supermajority voting requirement in Article VI of the Bylaws by specifying that with respect to Section 4 of Article II of the Bylaws, the applicable vote threshold is two-thirds to amend. As a result, any future action by shareholders to alter, amend or repeal the Bylaw relating to calling a special meeting of shareholders would require approval by the affirmative vote of at least two-thirds of the voting power of the then outstanding Voting Stock, voting together as a single class.

Required Vote, Our Board’s Recommendation and Additional Information

Our Board is committed to good governance practices and this Proposal 7 is the result of our Board’s ongoing review of our corporate governance principles. As part of that review, our Board recognizes that the chances of obtaining shareholder approval of the Shareholder Meeting Proposal described below in Proposal 8 in the future (if it is not approved at the 2017 Annual Meeting) may be improved if the changes to the Certificate and Bylaws described in this Proposal 7 are approved by our shareholders. Although Proposal 7 and Proposal 8 will each require the affirmative vote of holders of at least 80% of our outstanding shares of common stock, the approval of one of these proposals is not conditioned on the other, and if Proposal 7 is passed but Proposal 8 is not, then if in the future we again seek approval of the Special Meeting Proposal, it would only need to be approved by the lower two-thirds vote rather than the current 80% supermajority vote.

After receiving shareholder input and the advice of management and outside advisors, our Board considered the relative weight of the arguments in favor of and opposed to maintaining the 80% supermajority voting requirements described herein. As a result, and based upon the recommendation of the Governance Committee, our Board, at its meeting on February 21, 2017, approved and declared advisable and in our shareholders’ best interests, the amendments to the Certificate and Bylaws described in this Proposal 7.

The above description is a summary, and is qualified by and subject to the full text of the proposed amendments to our Certificate and Bylaws, which are set forth in Appendix B and Appendix C, respectively. Additions of text contained in the appendices are indicated by underlining and deletions of text are indicated by strikeouts.

According to our current Certificate and Bylaws, approval of this proposal requires the affirmative vote of holders of at least 80% of our outstanding shares of common stock.

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Our Board recommends that shareholders vote “FOR” the amendments to the Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting requirements and replace them with two-thirds voting standards as described above.

PROPOSAL 8 – APPROVAL OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS TO PERMIT SHAREHOLDERS TO CALL SPECIAL MEETINGS OF SHAREHOLDERS UNDER CERTAIN CIRCUMSTANCES

Overview

We are seeking the approval of our shareholders to amend our Certificate and Bylaws to add a right permitting shareholders who have held at least a 25% “net long position” in our outstanding common stock for at least 120 days to call special meetings of shareholders, subject to the conditions set forth in our Bylaws, as described below. Currently, shareholders do not have the right to call special shareholder meetings; only our Board can call such meetings. If approved, this proposal would become effective upon the filing of an amendment to our Certificate with the Secretary of State of Delaware, which we intend to do promptly after the required shareholder approval is obtained, at which time the related amendment to our Bylaws would also become effective.

We proposed these same amendments for shareholder approval at our 2014 and 2016 Annual Shareholder Meetings. While shareholders owning almost 41% and 47% of our Voting Stock voted in favor of these amendments in 2014 and 2016, respectively, the level of support was not sufficient to approve the amendments. See Required Vote, Our Board’s Recommendation and Additional Information below. Because our Board continues to believe that these amendments are appropriate, we are again asking shareholders to vote “For” these proposed amendments. In addition, under Proposal 7, we are seeking the approval of our shareholders to amend our Certificate and Bylaws to remove all 80% supermajority voting requirements that impact who may call special meetings of shareholders (other 80% supermajority voting requirements will be unaffected), and replace them with two-thirds voting standards. If Proposal 7 is passed, we believe it will improve the chances that an amendment permitting shareholders to call special meetings of shareholders under certain circumstances, if proposed in the future, would be adopted (if Proposal 8 is not adopted at the 2017 Annual Meeting). However, even if Proposal 7 is approved by the required vote of our shareholders, there is no assurance that this Proposal 8 will be approved by the required vote of our shareholders. See Required Vote, Our Board’s Recommendation and Additional Information on page ____.

Proposed Amendments to Certificate and Bylaws

This Proposal 8 proposes to amend the Certificate and Bylaws to implement the right of shareholders who have held at least a 25% “net long position” in our outstanding

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common stock for at least 120 days to call special meetings of shareholders, subject to compliance with the requirements set forth in our Bylaws, as proposed to be amended.

Our Board believes that establishing an ownership threshold of at least 25% in order for a shareholder (or group of shareholders) to request a special meeting strikes an appropriate balance between enhancing shareholder rights and avoiding the situations that could arise if the threshold were set so low that a small minority of shareholders, including shareholders with special interests, could force the Company to incur the time and expense of convening a special meeting to consider a matter of little or no interest to other shareholders. Organizing and preparing for a special meeting involves significant attention of our Board and management, which could divert their attention from performing their primary functions: to oversee and operate our business in the best interests of our shareholders. In addition, for every special meeting of shareholders, the Company incurs significant costs. We will continue to maintain our existing governance mechanisms that afford management and our Board the ability to respond to proposals and concerns of all shareholders, regardless of the level of share ownership.

Establishing a 25% “net long position” threshold for the right to call a special meeting would ensure that matters proposed for consideration have significant support among our shareholders. A shareholder’s “net long position” is generally defined as the amount of common stock in which the shareholder holds a positive (also known as “long”) economic interest, reduced by the amount of common stock in which the shareholder holds a negative (also known as “short”) economic interest. In addition, requiring that shareholders must have held their stock for at least 120 days helps to ensure that their economic interest in the Company’s affairs is more than transitory. Also during the required 120 day holding period, the Company will continue to make disclosure through its statutory filings, which may provide shareholders with information that might avoid an unnecessary call for special meetings of shareholders.

The proposed amendment to our Bylaws contains procedural and information requirements for shareholders to call a special meeting, including, without limitation, that (i) no business may be conducted at the special meeting except as set forth in the Company’s notice of meeting, (ii) a special meeting will not be held if similar business is to be covered at an annual or special meeting called by the Board to be held within 90 days after the special meeting request is received by the Secretary, (iii) no shareholder special meeting request may be made during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) a special meeting request cannot cover business substantially similar to what was covered at an annual or special meeting held not more than 120 days before the special meeting request was received by the Secretary, (v) any shares beneficially owned or held of record as of the date of the request and sold by the requesting holder prior to the meeting will be treated as a revocation of the request to the extent of the shares sold, and (vi) the requesting shareholder’s notice must include information (as specified in the amendment to the Bylaws) as to the business proposed to be conducted, as to each nominee (if applicable), and as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made.

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Required Vote, Our Board’s Recommendation and Additional Information

Our Board is committed to good governance practices and this Proposal 8 is the result of our Board’s ongoing review of our corporate governance principles. After receiving shareholder input and the advice of management and outside advisors, our Board considered the relative weight of the arguments in favor of and opposed to the ability of shareholders to call special meetings under certain circumstances as described herein. As a result, and based upon the recommendation of the Governance Committee, our Board, at its meeting on February 21, 2017, approved and declared advisable and in our shareholders’, best interests the amendments to the Certificate and Bylaws described in this Proposal 8.

The above description is a summary, and is qualified by and subject to the full text of the proposed amendments to our Certificate and Bylaws, which are set forth in Appendix D and Appendix E, respectively. Additions of text contained in the appendices are indicated by underlining and deletions of text are indicated by strikeouts.

Our Board has approved this proposal, and according to our current Certificate and Bylaws, approval of this proposal requires the affirmative vote of holders of at least 80% of our outstanding shares of common stock.

Our Board recommends shareholders vote “FOR” the amendments to the Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances.

STOCK OWNERSHIP INFORMATION

Guidelines and Timing of Equity Awards. We have no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to executive officers are approved by the Compensation Committee at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time of the grant. Under the terms of our 2010 Stock Incentive Plan, the fair market value of any award is determined by the closing stock price of our common stock on the NYSE on the date of grant or a fixed, future date specified at the time of grant. In addition, the Compensation Committee typically makes equity grants to NEOs in the first half of the year.

Stock Ownership Guidelines

To more closely align the Company’s non-management directors’ financial interests with those of the shareholders, in June 2012, the Compensation Committee and Board adopted stock ownership guidelines for our non-management directors. Under these guidelines, each non-management director is required to own shares of common stock (which includes shares held under the Hecla Mining Company Stock Plan for Nonemployee

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Directors and the 2010 Stock Incentive Plan) valued at three times their annual cash retainer within five years of their appointment to the Board. Any directors appointed or elected after June 2012 are expected to achieve their expected value requirement within five years of their appointment or election to the Board.

In the event a non-management director’s cash retainer increases, he or she will have three years from the date of the increase to acquire any additional shares needed to meet these guidelines.

Similarly, we believe that it is important to encourage our executive officers to hold a material amount of our common stock and to link their long-term economic interest directly to that of our shareholders. To achieve this goal, in June 2012, the Compensation Committee and Board established stock ownership guidelines for the Company’s senior management. The guidelines for the CEO are six times base salary, and for the other executive officers, two times base salary. These guidelines shall be achieved by the later of (i) June 2017 or (ii) five years after the executive officer is hired to such position. Unvested RSUs and shares held directly are considered owned for purposes of the guidelines. If an executive officer becomes subject to a greater ownership amount due to a promotion or an increase in base salary, he or she shall meet the higher ownership requirement within three years.

Because of fluctuations in the Company’s stock price, in February 2016, the Compensation Committee and the Board amended the stock ownership guidelines to provide a valuation methodology that consists of valuing the shares held by using the average closing price of the Company’s common stock on the NYSE for the previous calendar year. Because share prices of all companies are subject to market volatility, the Board believes that it would be unfair to require an executive or Board member to buy more shares simply because Hecla’s stock price drops. In the event there is a significant decline in Hecla’s stock price that causes an executive’s or Board member’s holdings to fall below the applicable threshold, the executives or Board members will not be required to purchase additional shares to meet the threshold, but they generally may not sell or transfer any shares until the threshold has again been achieved.

The following tables summarize the non-management directors and NEO’s stock ownership guidelines and their status as of December 31, 2016, based on the average closing price of our common stock on the NYSE for calendar year 2016 ($4.5919). As of December 31, 2016, all NEOs met the guidelines. In the calculations for our NEOs, we include shares directly held and unvested RSUs. We do not include unexercised stock options or unvested performance-based shares.

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Non-Management Director Stock Ownership as of December 31, 2016

Director[1]	Annual Retainer ($)	X Annual Retainer	Total Value of Shares to be Held ($)	Shares Held Directly (#)	Shares Held in Directors Trust[2] (#)	Total Shares (#)	Total Value of Shares Held by Director ($4.5919)[3] ($)	Meets Guidelines
Crumley	156,000	3x	468,000	116,536	83,555	200,091	918,798	Yes
Johnson[4]	66,000	3x	198,000	17,273	11,216	28,489	130,819	No
Nethercutt	66,000	3x	198,000	60,536	58,854	119,390	548,227	Yes
Ralbovsky[4]	66,000	3x	198,000	17,273	11,216	28,489	130,819	No
Rogers	66,000	3x	198,000	100,536	52,602	153,138	703,194	Yes
Stanley	66,000	3x	198,000	100,536	52,602	153,138	703,194	Yes
Taylor	66,000	3x	198,000	30,000	77,016	107,016	491,407	Yes

1.	Catherine J. Boggs joined the Board effective as of January 1, 2017, and thus is not reflect in this table.

2.	As of December 31, 2016, the total amount of shares held in trust pursuant to the terms of the Stock Plan for Nonemployee Directors by each of the above-named directors.

3.	The value of shares held is determined by using the average closing price of the Company’s common stock for the previous calendar year on the NYSE, which for 2016 was $4.5919.

4.	Messrs. Johnson and Ralbovsky joined the Board in March 2016 and have until March 2021 to comply with the guidelines.

Executive Stock Ownership as of December 31, 2016

NEO	Annual Base Salary ($)	X Annual Base Salary	Total Value of Shares to be Held ($)	Shares Held Directly (#)		Unvested RSUs (#)	Total Shares (#)	Total Value of Shares Held by NEO at 12/31/16 ($4.5919)[1] ($)	Meets Guidelines
Baker	605,000	6x	3,630,000	2,375,476	[2,3]	300,753	2,676,229	12,288,976	Yes
Hall[4]	380,000	2x	760,000	0		55,377	55,377	254,286	No
Radford	380,000	2x	760,000	367,113	[3]	203,777	570,890	2,621,470	Yes
McDonald	275,000	2x	550,000	295,502		180,451	475,953	2,185,529	Yes
Sienko	250,000	2x	500,000	251,962	[3]	92,632	344,594	1,582,341	Yes

1.	Average closing price of Hecla’s common stock on the NYSE for calendar year 2016.

2.	Includes 888,909 shares deferred under the KEDCP.

3.	Includes Hecla Mining Company common shares held in their 401(k) account as follows: Baker, 16,971 shares, Radford, 15,172 shares, and Sienko 696 shares.

4.	Mr. Hall joined the Company in July 2016. He has five years from the date of hire to comply with the guidelines.

Additional information regarding shares held by the non-management directors and our NEOs is included in the Security Ownership of Certain Beneficial Owners and Management table on the following page.

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Security Ownership of Certain Beneficial Owners and Management

The following table shows the number and percentage of the shares of common stock beneficially owned by each current director and each executive officer of Hecla, and by all current directors and executive officers as a group, as of March 27, 2017. On that date, all such persons together beneficially owned an aggregate of less than one percent of the outstanding shares of our common stock. Except as otherwise indicated, the directors, nominees and officers have sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire by exercising stock options but has not done so.

		Shares Beneficially Owned
Name of Beneficial Owner	Title of Class	Number		Nature	Percent of Class
Phillips S. Baker, Jr.		1,469,596	[1]	Direct[2]
President and CEO		16,998		401(k) Plan
		300,753		RSU[3]
		1,273,834		Deferred[4]
		318,554		Performance-based[5]	*
	Common	3,379,735
Robert D. Brown		33,715		Direct[2]
Vice President – Corporate		45,455		RSU[3]
Development	Common	79,170			*
Lindsay A. Hall		12,331		Direct[2]
Senior Vice President and		55,377		RSU[3]
Chief Financial Officer	Common	67,708			*
Dr. Dean W.A. McDonald		312,960		Direct[2]
Senior Vice President –		180,451		RSU[3]
Exploration	Common	493,411			*
Lawrence P. Radford		385,984	[6]	Direct[2]
Senior Vice President –		15,196		401(k) Plan
Operations		203,777		RSU[3]	*
	Common	604,957
David C. Sienko		268,508		Direct[2]
Vice President and General		1,471		401(k) Plan
Counsel		92,632		RSU[3]	*
	Common	362,611
Catherine J. Boggs		3,683		Indirect[7]
Director	Common	3,683			*
Ted Crumley		116,536		Direct[2]
Director		83,555		Indirect[7]
	Common	200,091			*
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		Shares Beneficially Owned
Name of Beneficial Owner	Title of Class	Number	Nature	Percent of Class
George R. Johnson		17,273	Direct[2]
Director		11,216	Indirect[7]
	Common	28,489		*
Stephen F. Ralbovsky		17,273	Direct[2]
Director		11,216	Indirect[7]
	Common	28,489		*
George R. Nethercutt, Jr.		60,536	Direct[2]
Director		58,854	Indirect[7]
	Common	119,390		*
Terry V. Rogers		100,536	Direct[2]
Director		52,602	Indirect[7]
	Common	153,138		*
Charles B. Stanley		100,536	Direct[2]
Director		52,602	Indirect[7]
	Common	153,138		*
Dr. Anthony P. Taylor		30,000	Direct[2]
Director		77,016	Indirect[7]
	Common	107,016		*
All current directors, nominee
directors and officers as a
group (14 individuals)	Common	5,781,026		1.5%

*	Represents beneficial ownership of less than one percent, based upon ________ shares of our common stock issued and outstanding as of March 27, 2017.

1.	Includes 223,642 shares held jointly with Mr. Baker’s spouse, as to which Mr. Baker shares voting and investment power.

2.	“Direct” means shares held of record and any shares beneficially owned through a trust, broker, financial institution, or other nominee, and with respect to which the officer or director has sole or shared voting power.

3.	“RSU” means restricted stock units awarded under the KEDCP or 2010 Stock Incentive Plan that have not vested. See footnote 1 of the Outstanding Equity Awards at Calendar Year-End for 2016 on page _____.

4.	“Deferred Shares” means stock that has vested or been awarded, but is deferred until a distributable event under the terms of the KEDCP.

5.	“Performance-based Shares” means performance-based equity, based on a three-year TSR. See Performance-based Shares on page ______ and Outstanding Equity Awards at Calendar Year-End for 2016 table on page _____.

6.	Includes 385,984 shares held jointly with Mr. Radford’s spouse, as to which Mr. Radford shares voting and investment power.

7.	“Indirect” means shares credited to each independent director, all of which are held indirectly in trust pursuant to our Stock Plan for Nonemployee Directors. Each director disclaims beneficial ownership of all shares held in trust under the stock plan. See Compensation of Non-Management Directors on page _______.
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To our knowledge, as of March 27, 2017, the only “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 5% of our common stock entitled to vote at the Annual Meeting are shown in the table below:

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class
Common	Dimensional Fund Advisors LP1 Building One 6300 Bee Cave Rd. Austin, TX 78746	33,140,890	___%

Common	The Vanguard Group, Inc.[2] 100 Vanguard Blvd. Malvern, PA 19355	30,385,638	___%

Common	BlackRock, Inc.[3] 55 East 52nd Street New York, NY 10055	24,740,122	___%

Common	Van Eck Associates Corporation[4] 666 Third Ave. – 9th Floor New York, NY 10017	23,577,634	___%

1.	Based solely on a Schedule 13G/A filed on February 8, 2017, with the SEC by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 32,712,893 shares and sole dispositive power with regard to 33,140,890 shares.

2.	Based solely on a Schedule 13G/A filed on February 13, 2017, with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 460,380 shares, shared voting power with respect to 66,071 shares, sole dispositive power with respect to 29,879,375 shares, and shared dispositive power with respect to 506,263 shares.

3.	Based solely on a Schedule 13G/A filed on January 24, 2017, with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 23,882,776 shares and sole dispositive power with regard to 24,740,122 shares.

4.	Based solely on a Schedule 13G/A filed on February 13, 2017, with the SEC by Van Eck Associates Corporation. Van Eck Associates Corporation has sole voting and dispositive power with respect to all shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in their ownership of our stock. These persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of copies of such forms, or written representations from certain reporting persons that no such forms were required, we

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believe that during the calendar year ended December 31, 2016, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were timely satisfied, with the exception of a (i) Form 3 for Robert D. Brown, filed on March 3, 2016, relating to his appointment on January 4, 2016, which was due to an administrative error, and (ii) Form 4 for George R. Nethercutt, Jr., filed on July 13, 2016, which was due to late notice received regarding a sale of stock on July 1, 2016.

GENERAL INFORMATION ABOUT THE MEETING

Record Date, Shares Outstanding and Quorum

If you were a holder of Hecla common stock either as a “shareholder of record” or as the “beneficial owner” of shares held in street name as of the Record Date, you may vote your shares at the Annual Meeting. As of the Record Date, ____________ shares of common stock were outstanding and entitled to vote at the Annual Meeting. Shares of our common stock that are held by us in our treasury are not counted as shares outstanding and will not be voted. Each shareholder has one vote for each share of common stock held as of the Record Date.

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of the presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the Record Date. Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting.

Broker Non-Votes

A “broker non-vote” occurs when a broker or other nominee who holds shares in street name for a client returns a proxy but provides no instruction as to how shares should be voted on a particular “non-routine” matter. The Dodd-Frank Act and stock exchange rules prevent brokers from casting votes on “non-routine” matters.

Votes Required for the Proposals

Under NYSE rules, if our shares are held in “street name” and you do not indicate how you wish to vote, your broker is only permitted to exercise its discretion to vote your shares on certain “routine” matters. Only Proposal 2 (Ratification of Appointment of BDO USA, LLP) is a “routine” matter. Proposal 1 (Election of Directors), Proposal 3 (Approval of Named Executive Officer Compensation), Proposal 4 (Approval of Say-on-Frequency), Proposal 5 (Approval of Amendment and Restatement of Director Stock Plan), Proposal 6 (Approval of Amendment to the Company’s Certificate of Incorporation to Increase Authorized Shares), Proposal 7 (Approval of Amendments to the Company’s Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions), and Proposal 8 (Approval of Amendments to the Company’s Certificate of Incorporation and Bylaws to Permit Shareholders to Call

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Special Meetings Under Certain Circumstances), are “non-routine” matters. Accordingly, if you do not direct your broker how to vote for a director in Proposal 1 or how to vote for Proposals 3, 4, 5, 6, 7 and 8, your broker is not permitted to exercise discretion and is not permitted to vote your shares on such matters. This is called a “broker non-vote.”

Proposal 1 – Election of Directors. Pursuant to our Bylaws, each director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” a nominee must exceed the number voted “against” that nominee. Shareholders may vote “for,” “against” or “abstain” with respect to this proposal. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. A properly executed proxy card marked “AGAINST” with respect to the election of directors will have an effect on the outcome of the vote. If the votes cast “against” an incumbent director exceeds the number of votes cast “for” the director, the director will not be elected, will remain on the board as a holdover director and must stand for election at the next annual meeting of shareholders, absent his or her earlier resignation or removal. See “Corporate Governance and Related Matters” and “Corporate Governance Guidelines” on page ____ for a description of our director resignation policy.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the nominees for election as directors.

Proposal 2 – Ratification of the Appointment of BDO USA, LLP as Independent Auditors. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to approve the selection of BDO USA, LLP. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote. The appointment of our independent registered public accounting firm for calendar year 2017 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their customers on this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2017.

Proposal 3 – Advisory Vote to Approve Executive Compensation. For more information on approval of our executive compensation see “Proposal 3 – Advisory Vote to Approve Executive Compensation” beginning on page ____. The advisory vote on executive compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” Proposal 3 must exceed the number voted “against” Proposal 3 for the

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proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “FOR,” “AGAINST” OR “ABSTAIN” on the proposal to approve the compensation of our named executive officers.

Proposal 4 – Advisory Vote on Frequency of Executive Compensation Vote. The frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one year, every two years, or every three years) will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will not affect the outcome of voting on this proposal. Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

You may vote to have the advisory vote held every “ONE,” “TWO” or “THREE” years, or you may “ABSTAIN.”

Proposal 5 – Approval of the Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” Proposal 5 must exceed the number voted “against” Proposal 5 for the proposal to be approved. Abstentions not voted are not counted as cast for this purpose and will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote.

You may vote “FOR,” “AGAINST” OR “ABSTAIN” on the proposal to approve the Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors.

Proposal 6 – Approval of Amendment to our Certificate of Incorporation to Increase the Number of Authorized Shares of our Common Stock. Adoption of the proposed amendment to our Certificate of Incorporation increasing the number of authorized shares of our common stock will require the affirmative vote of the holders of a majority of outstanding shares of common stock entitled to vote thereon. Abstentions and broker non-votes will have the effect of a vote against the proposal.

You may vote “FOR,” “AGAINST” OR “ABSTAIN” on the proposal to approve the amendment to our Certificate of Incorporation to Increase the Number of Authorized Shares of our Common Stock.

Proposal 7 – Approval of Amendments to the Company’s Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions. Approval of this

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proposal requires the affirmative vote of 80% of our outstanding shares of common stock. Abstentions and broker non-votes have the effect of a vote against this proposal.

You may vote “FOR,” “AGAINST” OR “ABSTAIN” on the proposal to approve the amendments to our Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions.

Proposal 8 – Approval of Amendments to the Company’s Certificate of Incorporation and Bylaws to Permit Shareholders to Call Special Meetings of Shareholders Under Certain Circumstances. Approval of this proposal requires the affirmative vote of 80% of our outstanding shares of common stock. Abstentions and broker non-votes have the effect of a vote against this proposal.

You may vote “FOR,” “AGAINST” OR “ABSTAIN” on the proposal to approve the amendments to our Certificate of Incorporation and Bylaws to Permit Shareholders to Call Special Meetings of Shareholders Under Certain Circumstances.

Discretionary voting by proxies on other matters. Aside from the: (i) election of two directors; (ii) ratification of the appointment of BDO USA, LLP; (iii) approval of executive compensation; (iv) advisory vote on Say-on-Frequency; (v) approval of Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors; (vi) approval of amendment to Certificate of Incorporation to increase authorized shares; (vi) (vii) approval of amendments to our Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions; and (viii) approval of amendments to our Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances, we do not know of any other proposal that may be presented at the Annual Meeting. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to Phillips S. Baker, Jr. and Michael B. White to vote on such matters at their discretion. No other proposals have been timely submitted in accordance with our Bylaws and we are not aware of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting.

Proxies

A “proxy” is your legal appointment in a written document of another person to vote the shares that you own in accordance with your instructions. The persons you appoint to vote your shares are also called proxies. We have designated Phillips S. Baker, Jr., our President and CEO, and Michael B. White, our Corporate Secretary, as proxies for the Annual Meeting. When you sign the proxy card, you appoint Phillips S. Baker, Jr. and Michael B. White as your representatives at the Annual Meeting. As your representatives, they will vote your shares at the Annual Meeting (including any adjournment or postponement) as you have instructed them on your proxy card.

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Proxies Submitted but not Voted

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted they will be voted FOR (i) the election of all nominees for Director as set forth under “Election of Directors;” (ii) ratification of the appointment of the independent registered public accountants; (iii) the advisory vote on executive compensation; (iv) a frequency vote on executive compensation of “One Year;” (v) the amended and restated Hecla Mining Company Stock Plan on Nonemployee Directors; (vi) the increase in authorized shares of our outstanding common stock; (vii) the amendments to the Company’s Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions; and (viii) the amendments to the Company’s Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders under certain circumstances.

Methods of Voting

If your shares are held in your name, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the Proxy Materials.

To vote by mail:

•	Mark, sign and date your proxy card; and
•	Return your proxy card in the enclosed postage-paid envelope.

To vote by proxy over the Internet:

•	Have your proxy card or Notice available;
•	Log on to the Internet and visit the website noted on your proxy card or Notice (www.proxyvote.com);
•	Follow the instructions provided; and
•	Do not mail your proxy card.

To vote by proxy by telephone:

•	Have your proxy card available;
•	Call the toll-free number listed on your proxy card (1-800-690-6903);
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•	Follow the recorded instructions; and
•	Do not mail your proxy card.

To vote in person if you are a registered shareholder of record:

•	Attend our Annual Meeting;
•	Bring a valid photo identification; and
•	Deliver your completed proxy card or ballot in person.

To vote in person if you hold your shares in “street name” (through a broker, financial institution or other nominee):

•	Attend our Annual Meeting;
•	Bring a valid photo identification; and
•	Obtain from your broker a document that allows you to vote the shares held for your benefit, attach that document to your completed proxy card or ballot and deliver it in person.

To vote your 401(k) Plan shares:

If you participate in the Hecla Mining Company Capital Accumulation Plan and hold shares of our common stock in your plan account as of the Record Date, you will receive a request for voting instructions from the plan trustee (“Vanguard”) with respect to your plan shares. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m., Eastern Daylight Time, on May 24, 2017, the Hecla shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the plan.

Deadline for Voting

The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on May 24, 2017. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Revoking a Proxy

If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

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•	By sending a written notice of revocation to our Corporate Secretary, if such notice is received prior to the vote at the Annual Meeting, at our principal executive offices:

Hecla Mining Company

Attn: Corporate Secretary

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, ID 83815-9408

•	By submitting a later-dated proxy to our Corporate Secretary prior to the vote at the Annual Meeting; or
•	By voting in person at the Annual Meeting.

If you hold your shares in street name, you should contact your broker for information on how to revoke your voting instructions and provide new voting instructions.

If you hold your shares in the Hecla Mining Company Capital Accumulation Plan, you may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting plan shares. If you hold your Hecla shares outside of the plan, you may vote those shares separately.

Rules for Attending the Annual Meeting

Only a record or beneficial owner of Hecla’s common stock as of the Record Date, the close of business on March 27, 2017, or a valid proxy or representative of such shareholder, may attend the Annual Meeting in person, and they must comply with the admission requirements below. Guests of shareholders will not be admitted to the Annual Meeting. If you do not comply with the requirements set forth below you will not be admitted to the Annual Meeting.

All attendees must register at the registration desk and present appropriate documentation at the registration desk prior to being admitted to the meeting, which includes:

•	Valid Photo Identification. Any registered shareholder, beneficial (“street name”) shareholder, or valid proxy or representative of such shareholder, must present a valid, current form of government-issued photo identification, such as a driver’s license or passport, that matches the name on the documentation described below.

•	Proof of Ownership.

	o	If you hold shares in street name (such as through a broker or bank), then you must present proof of ownership, such as a brokerage statement
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or letter from your bank or broker, demonstrating that you held our common stock as of the Record Date.

	o	If you hold shares in registered form, your record holder’s ownership as of the Record Date must be verified on the list of registered shareholders maintained by our transfer agent.

•	Proof of Representation. If you are a representative of a shareholder, then you must present valid legal documentation that demonstrates your authority to represent that shareholder. We reserve the right to limit the number of representatives who may represent a shareholder at the meeting.

•	Proof of Valid Proxy.

	o	If you hold a proxy to vote shares at the Annual Meeting for a shareholder who holds shares in street name (such as through a broker or a bank), then you must present:
		■	Valid photo identification as described above;
		■	A written legal proxy from the broker or bank holding shares to the street name holder that is assignable and signed by the street name holder; and
		■	Proof of ownership, such as a brokerage statement or letter from the bank or broker, demonstrating that the street name holder who appointed you legal proxy held Hecla common stock as of the Record Date.

	o	If you hold a proxy to vote shares at the Annual Meeting for a shareholder who is a registered shareholder holder, then
		■	You must present valid photo identification as described above;
		■	You must provide a written legal proxy to you signed by the registered shareholder; and
		■	The registered shareholder’s ownership as of the Record Date must be verified on the list of registered shareholders maintained by our transfer agent.

For the safety of attendees, all boxes, handbags and briefcases are subject to inspection upon registration. Cameras (including cell phones with photographic capabilities), audio/video recording devices and other electronic devices are not permitted at the meeting.

Costs of Solicitation

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, assembling, printing, mailing and distributing these Proxy Materials. We have hired Broadridge to assist us in mailing these Proxy Materials. Additionally, we have retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut to assist in the solicitation of votes for an estimated fee of $9,000, plus reimbursement of certain out-of-

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pocket expenses. Solicitations may be made personally or by mail, facsimile, telephone, or via the Internet. However, if you choose to access the Proxy Materials over the Internet, you are responsible for any Internet access charges you may incur. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

Results of the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov, visiting our website at www.hecla-mining.com or contacting our Investor Relations Department by writing to Investor Relations Department, Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408 or by sending an email to hmc-info@hecla-mining.com.

Annual Report

Our Annual Report to Shareholders, consisting of our Form 10-K for the year ended December 31, 2016, and other information, is being made available to shareholders with this Proxy Statement. Shareholders may obtain a copy of our Annual Report for the calendar year ended December 31, 2016, without cost, by written or oral request to:

Hecla Mining Company

Attention: Jeanne DuPont

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

Telephone: 208-769-4100

You can also access our SEC filings, including our Annual Reports on Form 10-K, and all amendments thereto, on the SEC website at https://www.sec.gov/edgar.shtml or on our website at http://www.hecla-mining.com.

Householding of Proxy Materials

Many brokerage firms, financial institutions and transfer agents have instituted “householding” procedures for beneficial owners and shareholders of record. Householding is when a single copy of our Proxy Materials is sent to a household in which two or more shareholders reside if they appear to be members of the same family. This practice is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources.

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If you are a beneficial owner, you may have received householding information from your broker, financial institution or other nominee shareholder in the past. Please contact the shareholder of record directly if you have questions, require additional copies of our Proxy Materials, or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the shareholder of record if you wish to institute householding. These options are available to you at any time.

Shareholders of record who share an address and would like to receive a separate copy of our Proxy Materials for future annual meetings, or have questions regarding the householding process, may contact our transfer agent, American Stock Transfer & Trust Company, either by written request or by telephone at the address and telephone number listed below. By contacting American Stock Transfer & Trust Company, shareholders of record sharing an address can also request delivery of multiple copies of our Proxy Materials in the future.

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
Telephone: 1-800-937-5449

Electronic Delivery of Proxy Materials, Annual Reports, News Releases and Documents Filed with the Securities and Exchange Commission

We want to communicate with you in the way that is most convenient for you. You may choose to receive either a full set of printed materials – which will include an Annual Report, Proxy Statement, and proxy card (“Proxy Materials”) – or an email with instructions for how to view the materials and vote online. If you are a shareholder of record, you may request and consent to electronic delivery of future Proxy Materials by following the instructions on your proxy card or by visiting our website at http://www.hecla-mining.com under “Investors,” selecting “Annual Reports,” and then selecting “Electronic Proxy Request.” If your shares are held in street name, please contact your broker and ask about the availability of electronic delivery. If you select electronic delivery, we will discontinue mailing the Proxy Materials to you beginning next year and you will be sent an email message notifying you of the Internet address or addresses where you may access the Proxy Materials. Your consent to electronic delivery will remain in effect until you revoke it. If you selected electronic delivery last year, we will not mail the Proxy Materials to you this year and you will receive an email message with the Internet address where you may access the Proxy Materials for the current year. This process is designed to expedite shareholders’ receipt of Proxy Materials, lower the cost of the Annual Meeting, and help conserve natural resources.

Shareholders may also elect to receive notice of our filings with the SEC, annual reports and news releases by email. You may sign up for this service by visiting our website at http://www.hecla-mining.com under “Investors” and selecting “Subscribe for Updates”.

Shareholder List

A list of shareholders eligible to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for

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at least ten days prior to May 25, 2017, at Hecla’s corporate offices, located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho.

PROVISIONS OF HECLA’S BYLAWS WITH

RESPECT TO SHAREHOLDER PROPOSALS AND

NOMINATIONS FOR ELECTION AS DIRECTORS

You may submit proposals for consideration at future annual shareholder meetings, including director nominations, as follows:

Shareholder proposals at the 2018 Annual Meeting of Shareholders

Our Bylaws establish procedures governing the eligibility of nominees for election to our Board, and the proposal of business to be considered by our shareholders at an Annual Meeting of Shareholders. For nominations or other business to be properly brought before an Annual Meeting of Shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely, a shareholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders; provided, however, that in the event the date of the Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such Annual Meeting of Shareholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Adjournment of a meeting shall not commence a new time period for giving shareholder’s notice as described above. Such shareholder’s notice shall set forth:

(a)	As to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, including such person’s written consent to being named in our Proxy Statement as a nominee and to serve as a director if elected;

(b)	As to any other business that the shareholder proposes to bring before the meeting, if the shareholder has not otherwise complied with the rules and regulations under the Exchange Act for the inclusion of a shareholder proposal in our Proxy Statement, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting,
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and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(c)	As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

	(i)	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; and

	(ii)	the class and number of Company shares which are owned beneficially and of record by such shareholder or beneficial owner.

The applicable time period for timely shareholder submissions pursuant to the above provisions for the 2018 Annual Meeting of Shareholders is January 26, 2018 (the 120th day preceding the anniversary of the 2017 Annual Meeting) to February 25, 2018 (the 90th day preceding such anniversary).

The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Shareholder proposals to be included in next year’s Proxy Statement

In addition to the foregoing section, we will comply with Rule 14a-8 under the Exchange Act with respect to any shareholder proposals that meet that rule’s requirements. We will review shareholder proposals intended to be included in our Proxy Statement for the 2018 Annual Meeting of Shareholders which are received by us at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, no later than December 11, 2017. Such proposals must be submitted in writing and should be sent to the attention of our Corporate Secretary.

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

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By Order of the Board of Directors

Michael B. White
Corporate Secretary

April 10, 2017

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APPENDIX A

HECLA MINING COMPANY STOCK PLAN

FOR NONEMPLOYEE DIRECTORS
(as Amended and Restated February 21, 2017)

1.       Name of Plan. This plan shall be known as the “Hecla Mining Company Stock Plan for Nonemployee Directors (as Amended and Restated February 21, 2017)” and is hereinafter referred to as the “Plan.”

2.       Purpose of Plan. The purpose of the Plan is to enable Hecla Mining Company, a Delaware corporation (the “Corporation”), to attract and retain qualified persons to serve as members of the Corporation’s Board of Directors (the “Board”) from time to time (each, a “Director”), to enhance the equity interest of Directors in the Corporation and to solidify the common interests of Directors and stockholders of the Corporation (“Stockholders”) in enhancing the value of the Corporation’s common stock, par value $0.25 per share (the “Common Stock”). The Plan seeks to encourage the highest level of Director performance by providing Directors with a proprietary interest in the Corporation’s performance and progress by crediting them with shares of Common Stock annually in satisfaction of their annual retainer.

3.       Effective Date and Term. The Plan shall be effective as of February 21, 2017 (the “Effective Date”) (the date that it was approved by the Board), and shall remain in effect until (a) May 15, 2027 if approved by the Stockholders at the 2017 Annual Meeting of Stockholders or (b) July 17, 2017 if not so approved by the Stockholders.

4.       Eligible Participants. Each Director who is not a full-time employee of the Corporation or any of its affiliates (“Nonemployee Director”) shall be a participant (“Participant”) in the Plan. Each credit of shares of Common Stock pursuant to the Plan shall be evidenced by a written agreement duly executed and delivered by or on behalf of the Corporation and a Participant, if such an agreement is required by the Corporation to ensure compliance with applicable laws and regulations. Following the Effective Date, no Participant shall be eligible to receive awards under any other equity compensation plan of the Corporation or an affiliate while a Participant in the Plan.

5.       Credit of Shares. (a) Commencing as of the Effective Date, in satisfaction of the annual retainer payable to each Participant for service on the Board (the “Annual Retainer”), each Participant shall be credited with shares of Common Stock subject to applicable restrictions set forth in Section 6 below with respect to payment. Subject to Section 5(b) below, each Participant shall be credited each year for service on the Board with a number of shares of Common Stock determined by dividing the amount of the Annual Retainer for the applicable year by the average closing price for the Common Stock on the New York Stock Exchange (or if not listed on such exchange on any other national securities exchange on which the shares of Common Stock are listed) for the prior calendar year (the “Stock Retainer”). The Stock Retainer for each year shall be credited as of September 30 of each year during the term of the Plan, commencing as of the Effective Date. A minimum of 25% of each Stock Retainer (or a greater percentage

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up to 100% if the Participant so elects prior to the first day of the year in which the applicable Stock Retainer is to be credited) shall be contributed to a grantor trust established by the Corporation pursuant to Section 6(g) below and subject to its terms (the “Trust Shares”). The portion of the applicable Stock Retainer that is not contributed to a grantor trust shall be transferred to the Participant as soon as administratively practicable following the applicable September 30.

(b)       Any person who becomes a Nonemployee Director following September 30 of any year during the term of the Plan, whether by appointment or election as a Director or by change in status from a full-time employee, shall be credited, on becoming a Nonemployee Director, with a portion of the compensation to be paid to such Participant until the Corporation’s next Annual Meeting of Stockholders, with a number of shares of Common Stock equal to the product of the number of shares determined pursuant to Section 5(a) above times a fraction, the numerator of which is the number of full weeks remaining until September 30 of the following year and the denominator of which is 52; provided that no fractional shares shall be credited and the number of shares of Common Stock to be credited pursuant to this Section 5(b) shall be rounded up to the next whole number. A minimum of 25% of any Stock Retainer payable pursuant to this Section 5(b) (or a greater percentage up to 100% if the Participant so elects within 30 days after becoming a Participant in the Plan (or such other time period permitted under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended)) shall be Trust Shares and any portion the applicable Stock Retainer that is not contributed to a grantor trust shall be transferred to the Participant as soon as administratively practicable following the time the Participant becomes a Nonemployee Director.

6.       Delivery of Trust Shares. (a) The Trust Shares, together with the “Dividend Equivalent Amount” (as defined in Section 6(c) below) with respect thereto, shall be delivered to the Participant or the Participant’s estate or legal guardian in shares of Common Stock on, or beginning on, the Delivery Date (as defined in Section 6(b) below), in accordance with this Section 6.

(b)       The “Delivery Date” means the first date upon which one of the following events occurs:

(i)	Death of the Participant;

(ii)	Disability of the Participant as defined in Section 6(f) below;

(iii)	Retirement of the Participant from service as a Director in accordance with the Corporation’s By-Laws then in effect;

(iv)	Cessation of service as a Director for any reason other than those specified in clauses (i), (ii) or (iii) immediately above;

(v)	Change in Control as defined in Section 8 below; or

(vi)	At a specified date at least 24 months after the applicable Stock Retainer is credited pursuant to an election made by the Participant
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prior to the first day of the year in which the applicable notional shares of Common Stock are credited to the Participant under Section 5 above.

(c)       The “Dividend Equivalent Amount” with respect to any Trust Shares means (i) the amount of cash, plus the fair market value as determined by the Board on the date of distribution of any property, other than stock of the Corporation, plus (ii) any shares of stock of the Corporation, in each case which the Participant would have received as dividends or other distributions with respect to the Trust Shares, if the Trust Shares had been delivered to the Participant as shares of Common Stock at the time they were credited to the Participant under this Plan, plus (iii) interest on the amount described in clauses (i) plus (ii) at a rate equal to the Corporation’s cost of funds, from the date or date(s) such dividends or other distributions would have been received through the date the Trust Shares are delivered.

(d)       If a Participant’s Delivery Date is described in clause (iv) (normal cessation of service), clause (v) (Change in Control) or clause (vi) (specified date) of Section 6(b) above, all Trust Shares and all Dividend Equivalent Amounts with respect thereto shall be delivered at one time, as soon as practicable after the Delivery Date. If a Participant’s Delivery Date is described in clause (i) (death), clause (ii) (Disability) or clause (iii) (retirement) of Section 6(b) above, the Trust Shares and the Dividend Equivalent Amounts with respect thereto shall be delivered at one time, as soon as practicable after the Delivery Date, unless the Participant has in effect a valid Installment Delivery Election pursuant to Section 6(e) below to have the Trust Shares and Dividend Equivalent Amounts delivered in yearly installments over five, 10 or 15 years (the “Applicable Delivery Period”). If the Participant does have in effect a valid Installment Delivery Election, then the Trust Shares, together with the Dividend Equivalent Amounts with respect thereto, shall be delivered in equal yearly installments over the Applicable Delivery Period, with the first such installment being delivered on the first anniversary of the Delivery Date; provided, that if in order to equalize such installments, fractional shares would have to be delivered, such installments shall be adjusted by rounding to the nearest whole share. If any Trust Shares and Dividend Equivalent Amounts of a Participant are to be delivered after the Participant has died or become legally incompetent, they shall be delivered to the Participant’s estate or legal guardian, as the case may be, in accordance with the foregoing schedules; provided, that if the Participant dies with a valid Installment Delivery Election in effect, and the legal representatives of the Participant’s estate so request, the Board may (but shall not be obligated to) deliver all remaining undelivered Trust Shares and Dividend Equivalent Amounts to the Participant’s estate immediately. References to the Participant in this Plan shall be deemed to refer to the Participant’s estate or legal guardian, where appropriate.

(e)       An “Installment Delivery Election” means a written election by a Participant, on such form as may be prescribed by the Board, to receive delivery of Trust Shares and Dividend Equivalent Amounts in installments over a period of five, 10 or 15 years, as more fully described in Section 6(d) above. Once made, an Installment Delivery Election may be superseded by another Installment Delivery Election. However, in order for any initial or superseding Installment Delivery Election to be valid,

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it must be received by the Corporation prior to the first day of the year in which the applicable shares of Common Stock are credited to the Participant under Section 5. In the case of multiple Installment Delivery Elections and/or revocations by any Participant, the most recent valid Installment Delivery Election or revocation in effect as of the Delivery Date shall be controlling. No Delivery Elections once made can be accelerated and any elections to further defer Delivery Elections must be made in accordance with the following:

(i)	Such election will not take effect until 12 months after the election is made;

(ii)	Any subsequent election other than under Section 6(b)(i) or Section 6(b)(ii) above must be for a period of at least 5 years from the date such Delivery Election issuance would otherwise have been made under the Plan; and

(iii)	With respect to any Delivery Election issuance to be made at a specified time or pursuant to a fixed schedule pursuant to an election at the time of such initial deferral, such election must be made at least 12 months prior to the date of the first scheduled Delivery Election issuance under such initial election.

(f)       “Disability” shall mean (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering service providers of the Corporation or (iii) any other definition provided under Section 409A. Unless otherwise provided by the Board, in the event that the timing of payments under the Plan (that would otherwise be considered “deferred compensation” subject to Section 409A) would be accelerated upon the occurrence of a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “disability” pursuant to Section 409A.

(g)       The Corporation has created a grantor trust (the “Trust”) to assist it in accumulating the shares, cash and other property needed to fulfill its obligations under this Section 6. On each date when a Stock Retainer is credited to a Participant, the Corporation shall contribute Trust Shares to the Trust. However, Participants shall have no beneficial or other interest in the Trust and the assets thereof, and their rights under the Plan shall be as general creditors of the Corporation, unaffected by the existence or nonexistence of the Trust, except that deliveries of Trust Shares and payments of cash and other property to Participants from the Trust shall, to the extent thereof, be treated as satisfying the Corporation’s obligations under this Section 6.

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7.        Share Certificates; Voting and Other Rights. The certificates for shares delivered to a Participant or the trustee of the Trust, if any (the “Trustee”), pursuant to Section 6 above shall be issued in the name of the Participant or the Trustee, as the case may be, and the Participant or the Trustee, as the case may be, shall be entitled to all rights of a Stockholder with respect to Common Stock for all such shares issued in his name, including the right to vote the shares; provided, however, that the Participant or the Trustee, as the case may be, shall not receive dividends and other distributions paid or made with respect to such shares in addition to the Dividend Equivalent Amounts.

8.        Change in Control. A “Change in Control” shall be deemed to have occurred if any of the following events shall have happened:

(i)	An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) (including in connection with a merger, consolidation, purchase or acquisition of Common Stock, or similar business transaction) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the fair market value of then outstanding shares of Common Stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of Directors (the “Outstanding Corporation Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation; (2) any acquisition by the Corporation (other than an increase in the percentage of Common Stock owned by a Person caused as a result of a transaction in which the Corporation acquires its Common Stock in exchange for property); (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; (4) any acquisition of additional beneficial ownership in Common Stock by a Person that is already considered to own more than 50% of more of the total fair market value or total voting power of the Corporation; or (5) any transaction in which the Common Stock of the Corporation does not remain outstanding after the transaction; or

(ii)	An acquisition by any Person (including in connection with a merger, consolidation, purchase or acquisition of Common Stock, or similar business transaction) of beneficial ownership of 30% or more of the combined voting power of the Corporation during a 12-month period; excluding, however, the following: (1) any acquisition directly from the Corporation, other than an acquisition
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by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation; (2) any acquisition by the Corporation (other than an increase in the percentage of Common Stock owned by a Person caused as a result of a transaction in which the Corporation acquires its Common Stock in exchange for property); (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; or (4) any acquisition of additional beneficial ownership in Common Stock by a Person that is already considered to own more than 30% of more of the total voting power of the Corporation; or

(iii)	A change in the composition of the Board such that a majority of the Directors (such Directors shall be hereinafter referred to as the “Incumbent Directors”) are replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the Incumbent Directors before the date of the appointment or election; or

(iii)	An acquisition by any Person of assets from the Corporation, during a 12-month period, that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Corporation immediately before such acquisition or acquisitions; excluding, however, an acquisition by any Person that is an entity controlled by the shareholders of the Corporation immediately after the transfer (within the meaning of Section 409A).

Notwithstanding any provision of this definition to the contrary, in the event that any amount or benefit under the Plan constitutes deferred compensation under Section 409A and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Section 409A.

9.        General Restrictions. (a) Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all the following conditions:

(i)	Listing or approval for listing upon notice of issuance of such shares on The New York Stock Exchange, or such other securities exchange as may at the time be the principal market for the Common Stock;
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(ii)	Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation, or maintaining in effect any such registration or other qualification which the Board shall deem necessary or advisable; and

(iii)	Obtaining any other consent, approval or permit from any state or federal governmental agency which the Board shall determine to be necessary or advisable.

(b)       Nothing contained in the Plan shall prevent the Corporation from adopting other or additional compensation arrangements for the Participants.

(c)       The Corporation shall not be required to issue or deliver any shares of Common Stock under the Plan if such issuance or delivery would constitute a violation of any provision of any law or regulation of any governmental authority.

10.      Shares Available. (a) Subject to Section 11 below, the maximum number of shares of Common Stock which may be credited as Stock Retainers pursuant to the Plan is (i) 1,000,000 as of the Effective Date, and (ii) 3,000,000 as of the Corporation’s 2017 Annual Meeting of Stockholders, subject to the approval of the Stockholders at the 2017 Annual Meeting. Shares of Common Stock issuable under the Plan shall be taken from authorized but unissued shares or from treasury shares of the Corporation as shall from time to time be necessary for issuance pursuant to the Plan.

(b)      The maximum value of Stock Retainers credited during any calendar year to any Nonemployee Director, taken together with any cash fees paid to such Nonemployee Director for Board service during the calendar year and the value of awards granted to the Nonemployee Director under any other equity compensation plan of the Corporation or an affiliate during the calendar year, shall not exceed the following in total value (calculating the value of any Stock Retainers or other equity compensation plan awards based on the grant date fair value for financial reporting purposes): (i) $900,000 for the Chair of the Board and (ii) $675,000 for each Nonemployee Director other than the Chair of the Board; provided, however, that awards granted to Nonemployee Directors upon their initial election to the Board or the board of directors of an affiliate shall not be counted against the limits under this paragraph.

11.      Change in Capital Structure. Subject to any required action by the Stockholders, in the event of any change in the Common Stock effected without receipt of consideration by the Corporation, whether by reason of any stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, warrants or rights offering to purchase Common Stock at a price below its fair market value, reclassification, recapitalization, reorganization, reincorporation, merger, consolidation or other change in capitalization, appropriate adjustment shall be made by the Board in the number and kind of shares subject to the Plan and any other relevant provisions of the Plan, in order to prevent dilution or enlargement of Participants’ rights under the Plan.

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12.       Administration; Amendment. (a) The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Corporation’s certificate of incorporation and bylaws and applicable law. The Board shall have the power and authority to delegate its responsibilities hereunder to its Compensation Committee or such other committee as determined by the Board (the “Committee”), which shall have full authority to act in accordance with its charter (as in effect from time to time), and with respect to the power and authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, unless such power or authority is specifically reserved by the Board. Except as may be required by applicable law, regulatory requirement or the certificate of incorporation or the bylaws of the Corporation, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, and shall have full power and authority to take all such other actions and make all such other determinations that the Board deems to be necessary or appropriate to the administration of the Plan. All actions, determinations and decisions by the Board or the Committee under the Plan shall be in the sole discretion of the Board (or the Committee, as applicable) and shall be final, binding and conclusive on all persons.

(b)       The Board may, at any time and from time to time, amend or suspend the Plan. An amendment shall be contingent on approval of the Stockholders to the extent stated by the Board, required by applicable law or required by applicable securities exchange listing requirements. No amendment or suspension of the Plan shall, without the consent of the affected Participant, materially impair rights or obligations of such Participant.

(c)       The Board may terminate the Plan at any time subject to the requirements of Section 409A.

13.      Grandfathered Amounts. Notwithstanding anything in this Plan to the contrary, any amounts accrued and vested by Participants under the Plan prior to January 1, 2005 will be paid under the terms of the Plan as then in effect.

14.      Miscellaneous. (a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Stockholders or to limit the rights of the Stockholders to remove any Director.

(b)      The Corporation shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Plan, payment by a Participant of any taxes required by law with respect to the issuance or delivery of such shares.

15.      Section 409A. (a) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A), and the Corporation shall not have any

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obligation to indemnify or otherwise hold any Participant (or beneficiary) harmless from any or all such taxes or penalties. With respect to any amount under the Plan that is considered “deferred compensation” subject to Section 409A, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each of the payments that may be made under the Plan is designated as a separate payment.

(b)      Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A, no payments under the Plan that are “deferred compensation” subject to Section 409A and that would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

16.      Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

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APPENDIX B

CERTIFICATE OF INCORPORATION

ARTICLE V

Bylaws

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation by a majority vote of the entire Board at any regular or special meeting of the Board; provided, however that, notwithstanding anything contained in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to (i) alter, amend or repeal any provision of the Bylaws which is substantially identical to and/or implements the last sentence in Section 4 of Article IV, or Articles VI, VII (subject to the proviso at the end of this sentence) or VIII, of this Certificate of Incorporation, or (ii) alter, amend or repeal any provision of this proviso to Article V; further provided that, notwithstanding anything contained in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 66.67% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to (i) alter, amend or repeal any provision of the Bylaws which is substantially identical to and/or implements the last sentence of Article VII of this Certificate of Incorporation, or (ii) alter, amend or repeal this further proviso to Article V.

ARTICLE VII.

Actions by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board. Except as set forth in the final sentence of this Article VII, and ~~N~~ notwithstanding anything else contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66.67% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal the second and final sentences of this Article VII.

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APPENDIX C

BYLAWS

ARTICLE VI.

Amendments

These Bylaws may be altered or repealed and Bylaws may be made at any annual meeting of shareholders or at any special meeting thereof if notice of the proposed alteration or repeal of Bylaws to be made be contained in the notice of such meeting, by the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of the voting stock of the Corporation. These bylaws may also be altered or repealed and Bylaws may be made by the affirmative vote of a majority of the Board of Directors, at any annual or regular meeting of the Board of Directors, or at any special meeting of the Board of Directors if notice of the proposed alteration or repeal, or Bylaw or Bylaws to be made, be contained in the notice of such special meeting.

Notwithstanding anything contained in these Bylaws to the contrary, (i) the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Section 4, (subject to clause (ii) below) or 6 of Article II, Section 1, 2 or 3 of Article III, of these Bylaws, and (ii) notwithstanding the foregoing, the affirmative vote of the holders of at least 66.67% of the voting power of all of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal the first sentence of Section 4 of Article II of these Bylaws.

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APPENDIX D

CERTIFICATE OF INCORPORATION

ARTICLE VII.

Actions by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board, except as otherwise permitted by the Bylaws of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII.

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APPENDIX E

BYLAWS

ARTICLE II.

Meetings of Shareholders

Section 1. Annual Meetings. Annual meetings of shareholders for the election of directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors by resolution, shall determine and as set forth in the notice of the meeting. In the event the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of shareholders shall be held at the principal executive office of the Corporation at 10:00 a.m. on the first Wednesday in May. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. The annual meeting may be adjourned by the chairman of the meeting from time to time and place to place. At any adjourned annual meeting the Corporation may transact any business which might have been transacted at the original annual meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders upon public notice or disclosure given prior to the date previously scheduled for such meeting of shareholders.

Section 2. Voting. Each shareholder who is entitled to vote pursuant to the terms of the Certificate of Incorporation and these Bylaws, or who is entitled to vote pursuant to the laws of the State of Delaware, shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors and all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation, these Bylaws or the laws of the State of Delaware.

A complete list of the shareholders entitled to vote at any meeting of shareholders at which directors are to be elected, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is present.

The CEO shall appoint three Inspectors of Election prior to each meeting of shareholders. Upon his or her appointment, each such Inspector shall take and sign an oath faithfully to execute the duties of Inspector at such meeting with strict impartiality and to the best of his or her ability. Such Inspectors shall determine the number of shares

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outstanding, the voting power of each such share, the number of shares present at the meeting and whether a quorum is present at such meeting. The Inspectors shall receive votes and ballots and shall determine all challenges and questions as to the right to vote and shall thereafter count and tabulate all votes and ballots and determine the result. Such Inspectors shall do such further acts as are proper to conduct the elections of directors and the vote on other matters with fairness to all shareholders. The Inspectors shall make a certificate of the results of the elections of directors and the vote on other matters. No Inspector shall be a candidate for election as a director of the Corporation nor shall any such candidate be appointed an Inspector.

Section 3. Quorum. Except as otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the presence, in person or by proxy, of shareholders holding a majority of the voting power of the outstanding stock of the Corporation shall constitute a quorum at all meetings of the shareholders. In case a quorum shall not be present at any meeting, a majority in interest of the shareholders entitled to vote thereat, present in person or by proxy or the chairman of the meeting, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present; provided, however, that if such adjournment is for more than thirty days, or if after such adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at such adjourned meeting. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed; but only those shareholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof unless the Board of Directors shall have fixed a new record date for such adjournment or adjournments pursuant to Section 4 of Article V of these Bylaws.

Section 4. Special Meetings.

(A)	General.

Special meetings of shareholders may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or (ii) solely to the extent required by Section 4(B), the Secretary of the Corporation. Special meetings of shareholders may be held at such place, either within or without the State of Delaware, and at such time and date as shall be stated in the notice of the meeting. The special meeting may be adjourned by the chairman of the special meeting from time to tie and place to place. At any adjourned special meeting the Corporation may transact any business which might have been transacted at the original special meeting. The Board of Directors acting by resolution approved by a majority of the entire Board of Directors may postpone and reschedule any previously scheduled special meeting of shareholders upon public notice or disclosure given prior to the date previously scheduled for such meeting of shareholders.

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(B)	Shareholder Requested Special Meetings.

(1)         Special meetings of the shareholders (each a “Shareholder Requested Special Meeting”) shall be called by the Secretary upon the written request of a shareholder (or a group of shareholders formed for the purpose of making such request) who or which has held at least 25% Net Long Beneficial Ownership (as defined below) of the outstanding common stock of the Corporation continuously for at least 120 days as of the date of submission of the request (the “Requisite Percent”). Compliance by the requesting shareholder or group of shareholders with the requirements of this section and related provisions of these bylaws shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the shareholders.

“Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a shareholder’s ownership of common stock of the Corporation, shall mean those shares of common stock of the Corporation as to which the shareholder in question possesses (x) the sole power to vote or direct the voting, (y) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss), and (z) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (x), (y) and (z) shall not include any shares (1) sold by such shareholder in any transaction that has not been settled or closed, (2) borrowed by such shareholder for any purposes or purchased by such shareholder pursuant to an agreement to resell or (3) subject to any option, warrant, derivative or other agreement or understanding, whether any such arrangement is to be settled with shares of common stock of the Corporation or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such shareholder’s rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares or (B) offsetting to any degree gain or loss arising from the sole economic ownership of such shares by such shareholder.

(2)  A request for a Shareholder Requested Special Meeting must be signed by the Requisite Percent of the record holders (or their duly authorized agents) and be delivered to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested.

Such request shall (A) set forth a statement of the specific purpose or purposes of the meeting and the matters proposed to be acted on at such special meeting, (B) bear the date of signature of each shareholder (or duly

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authorized agent) signing the request, (C) include (w) the name and address, as they appear in the Corporation’s stock ledger, of each shareholder signing such request (or on whose behalf the Shareholder Special Meeting Request is signed), (x) the class, if applicable, and the number of shares of common stock of the Corporation that are owned of record and beneficially by each such shareholders, (y) documentary evidence of such shareholder’s record and beneficial ownership of such stock and (z) a certification from each such shareholder that the shareholders signing the request in the aggregate satisfy the Net Long Beneficial Ownership requirement of these Bylaws, (D) set forth all information relating to each such shareholder (and if the matter proposed to be acted on at such special meeting involves the election of directors, each person whom the shareholder proposes to nominate for election) that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (E) describe any material interest of each such shareholder in the specific purpose or purposes of the meeting, and (F) include an acknowledgement by each shareholder and any duly authorized agent that any disposition of shares of common stock of the Corporation as to which such shareholder has Net Long Beneficial Ownership as of the date of delivery of the special meeting request and prior to the record date for the proposed meeting requested by such shareholder shall constitute a revocation of such request with respect to such shares. In addition, the shareholder and any duly authorized agent shall promptly provide any other information reasonably requested by the Corporation to allow it to satisfy its obligations under applicable law.

Any requesting shareholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation. If, following such revocation at any time before the date of the Shareholder Requested Special Meeting, the remaining requests are from shareholders holding in the aggregate less than the Requisite Percent, the Board of Directors, in its discretion, may cancel the Shareholder Requested Special Meeting.

(3)     Notwithstanding the foregoing, the Secretary shall not be required to call a special meeting of shareholders if (A) the request for such special meeting does not comply with this Section 4(B), (B) the Board of Directors has called or calls an annual or special meeting of shareholders to be held not later than ninety (90) days after the date on which a valid request has been delivered to the Secretary (the “Delivery Date”), (C) the request is received by the Secretary during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (D) the request contains an identical or substantially similar item (a “Similar Item”) to an item that was presented at any meeting of shareholders held within one

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hundred and twenty (120) days prior to the Delivery Date (and, for purposes of this clause (D) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (E) the request relates to an item of business that is not a proper subject for action by the shareholders of the Corporation under applicable law, or (F) the request was made in a manner that involved or would involve a violation of Regulation 14A under the Exchange Act or other applicable law.

(4)    Any Shareholder Requested Special Meeting shall be held at such date, time and place within or without the state of Delaware as may be fixed by the Board of Directors; provided, however, that the date of any Shareholder Requested Special Meeting shall be not more than sixty (60) days after the record date for such meeting (the “Meeting Record Date”), which shall be fixed in accordance with Article V, Section 4 of these Bylaws, provided that, in no event shall the Meeting Record Date be more than twenty (20) days after the date on which a valid request for a Shareholder Requested Special Meeting, which complies with the requirements of this section and related provisions of these Bylaws, is delivered to the Secretary of the Corporation. In fixing a date and time for any Shareholder Requested Special Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the special meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.

(5)    Business transacted at any Shareholder Requested Special Meeting shall be limited to the purpose(s) stated in the request; provided, however, that nothing herein shall prohibit the Corporation from submitting additional matters to a vote of the shareholders at any Shareholder Requested Special Meeting.

Section 5. Notice of Meetings. Written notice, stating the place, date and time of any annual or special meeting of shareholders, and the general nature of the business to be considered thereat, shall be given to each shareholder entitled to vote at such meeting at his address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting.

Section 6. Shareholder Action. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

Section 7. Chairman of a Meeting. At each meeting of the shareholders the Chairman of the Board, or if he shall be absent therefrom, the President, or if he shall be

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absent therefrom, another officer of the Corporation chosen by the Board of Directors, shall act as chairman of the meeting or preside thereat.

Section 8.

(A)       Annual Meetings of Shareholders.

(1)	Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

(2)	For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the ~~Securities~~ Exchange Act ~~of 1934, as amended (the “Exchange Act’)~~ and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the
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business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf of the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

(3)	Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(B)     Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) ~~provided that the Board of Directors has determined that directors shall be elected at such special meeting,~~ by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who (y) in the case of a special meeting of shareholders called pursuant to clause (i) of the first sentence of Section (4)(A) of Article II of these Bylaws, complies with the notice procedures set forth in this By-Law, or (z) in the case of a Shareholder Requested Special Meeting, complies with the requirements set forth in section 4(B) of Article II of these Bylaws. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if (i) in the case of a special meeting of shareholders called pursuant to clause (i) of the first sentence of Section (4)(A) of Article II of these Bylaws, the shareholder’s notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of

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Directors to be elected at such meeting, or (ii) in the case of a Shareholder Requested Special Meeting, the shareholder complies with the requirements set forth in Section 4(b) of Article II of these Bylaws. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

 (C)       General.

(1)	Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

(2)	For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(3)	Notwithstanding the foregoing provision of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of (i) shareholders to request inclusion of the proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of Preferred Stock to elect directors under specified circumstances.
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APPENDIX F

Reconciliation of Non-GAAP Measures to GAAP

Reconciliation of Net Income (Loss) (GAAP) to Earnings Before Interest, Taxes, Depreciation, and Amortization (non-GAAP) to Net Income (Loss) (GAAP)

The non-GAAP measure of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is calculated as net income (loss) before the following items: interest expense, income tax provision (benefit), and depreciation, depletion, and amortization expense. Management believes that, when presented in conjunction with comparable GAAP measures, EBITDA is useful to investors in evaluating our operating performance. The table below presents reconciliations between the GAAP measure of net income (loss) to the non-GAAP measure EBITDA to the GAAP measure of net income (loss) for the years ended December 31, 2016, 2015 and 2014 (in thousands).

	Year ended December 31,
	2016	2015	2014

Net income (loss) (GAAP)	$69,547	$(86,968)	$17,824
Interest expense, net of amount capitalized(1)	21,796	25,389	26,775
Income tax provision (benefit)	27,428	56,310	(5,240)
Depreciation, depletion, and amortization	117,413	112,585	112,173

EBITDA	$236,184	$107,316	$151,532

(1)	On April 12, 2013, we completed an offering of $500 million in aggregate principal amount of our Senior Notes due May 1, 2021 (the “Notes”), and issued additional Notes in 2014 to fund one of our defined benefit pension plans. See Note 6 of Notes to Consolidated Financial Statements in our Form 10-K for the calendar year ended December 31, 2016, for more information. The Notes bear interest at a rate of 6.875% per year from the date of original issuance or from the most recent payment date to which interest has been paid or provided for. Interest on the Notes is payable on May 1 and November 1 of each year, commencing November 1, 2013.

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP) to Net Income (Loss) (GAAP)

The non-GAAP measure of Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is calculated as net loss before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, foreign

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exchange gains, gains on derivative contracts, provisional price gains, provisions for closed operations expense, stock-based compensation, unrealized losses on investments, interest and other income, and loss on sale of investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net (loss) to Adjusted EBITDA (in thousands):

Year Ended
December
31, 2016
Net (loss)	$69,547

Plus: Interest expense, net of amount capitalized	21,796
Plus: Income taxes	27,428
Plus: Depreciation, depletion and amortization	115,468
Plus: Exploration expense	14,720
Plus: Pre-development expense	3,137
Plus: Acquisition costs	2,695
Plus: Foreign exchange loss	2,926
Less: Gains on derivative contracts	(4,423)
Plus: Provisional price losses	918
Plus: Provision for closed operations and environmental matters	4,813
Plus: Stock-based compensation	5,932
Plus: Unrealized losses on investments	177
Less: Other	(507)
Adjusted EBITDA	$264,627

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits Per Silver/Gold Ounce and Cash Cost Per Silver/Gold Ounce, After By-product Credits (non-GAAP)

The tables below present reconciliations between the GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost per Silver/Gold Ounce, Before By-product Credits and Cash Cost, After By-product Credits per Silver/Gold Ounce for our operations for the year ended December 31, 2016 (in thousands, except costs per ounce and gold ounces produced).

Cash Cost, After By-product Credits per Silver/Gold Ounce is an important operating statistic that we utilize to measure each mine’s operating performance. It also allows us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver mining company, we also use the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines, but not Casa Berardi, which is a primary gold mine - to compare our performance with

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that of other primary silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits per Silver/Gold Ounce include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. Cash Cost, After By-product Credits, per Silver/Gold Ounce, provides management and investors an indication of operating cash flow, after consideration of the average price, received from production. Management also uses this measurement for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Silver/Gold Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of this non-GAAP measure is the same as that reported by other mining companies.

The Casa Berardi section below reports Cash Cost, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties.

As depicted in the Total, Greens Creek, Lucky Friday and San Sebastian Unit tables below, by-product credits comprise an essential element of our silver unit cost structure distinguishing our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of Cash Cost, After By-product Credits, per Silver Ounce include:

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	Total, Greens Creek. Lucky Friday and San Sebastian Units
In thousands (except per ounce amounts)	Year ended December 31,
	2016	2015	2014
By-product value, all silver properties:
Zinc	$92,277	$87,383	$95,701
Gold	99,905	59,019	61,871
Lead	62,989	55,955	66,082
Total by-product credits	$255,171	$202,357	$223,654

By-product credits per silver ounce, all silver properties
Zinc	$5.38	$7.56	$8.65
Gold	5.83	5.10	5.59
Lead	3.67	4.84	5.97
Total by-product credits	$14.88	$17.50	$20.21

By-product credits included in our presentation of Cash Cost, After By-product Credits, per Gold Ounce for our Casa Berardi Unit include:

	Casa Berardi Unit (3)
In thousands (except per ounce amounts)	Year ended December 31,
	2016	2015	2014
Silver by-product value	$572	$457	$464
Silver by-product credits per gold ounce	$3.92	$3.57	$3.62

Cost of sales and other direct production costs and depreciation, depletion and amortization is the most comparable financial measure calculated in accordance with GAAP to Cash Cost, After By-product Credits. The sum of the cost of sales and other direct production costs and depreciation, depletion and amortization for our operating units in the tables below is presented in our Consolidated Statement of Operations and Comprehensive (Loss) (in thousands) included in our audited financial statements which are included in our Annual Report on Form 10-K for the calendar year ended December 31, 2016.

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In thousands (except per ounce amounts)	Total, Greens Creek, Lucky Friday and San Sebastian Units
	Year ended December 31,
	2016	2015	2014
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$298,740	$260,498	$267,536
Depreciation, depletion and amortization	(68,156)	(67,815)	(72,936)
Treatment costs	84,535	80,239	82,639
Change in product inventory	(1,429)	(1,632)	1,649
Reclamation and other costs	(5,406)	(1,319)	(2,046)
Cash Cost, Before By-product Credits (1)	308,284	269,971	276,842
By-product credits	(255,171)	(202,357)	(223,654)
Cash Cost, After By-product Credits	53,113	67,614	53,188
Divided by silver ounces produced	17,144	11,562	11,065
Cash Cost, Before By-product Credits, per Silver Ounce	17.98	23.35	25.02
By-product credits per silver ounce	(14.88)	(17.50)	(20.21)
Cash Cost, After By-product Credits, per Silver Ounce	$3.10	$5.85	$4.81

	Greens Creek Unit
In thousands (except per ounce amounts)	Year ended December 31,
	2016	2015	2014
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$191,297	$195,276	$199,682
Depreciation, depletion and amortization	(52,564)	(56,553)	(63,505)
Treatment costs	62,754	63,284	63,313
Change in product inventory	(1,866)	(4,222)	1,706
Reclamation and other costs	(2,327)	(1,342)	(1,949)
Cash Cost, Before By-product Credits (1)	197,294	196,443	199,247
By-product credits	(161,782)	(163,394)	(176,650)
Cash Cost, After By-product Credits	35,512	33,049	22,597
Divided by silver ounces produced	9,254	8,452	7,826
Cash Cost, Before By-product Credits, per Silver Ounce	21.32	23.24	25.46
By-product credits per silver ounce	(17.48)	(19.33)	(22.57)
Cash Cost, After By-product Credits, per Silver Ounce	$3.84	$3.91	$2.89
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	Lucky Friday Unit
In thousands (except per ounce amounts)	Year ended December 31,
	2016	2015	2014
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$76,210	$65,222	$67,854
Depreciation, depletion and amortization	(11,810)	(11,262)	(9,431)
Treatment costs	20,277	16,915	19,326
Change in product inventory	(1,162)	1,154	(57)
Reclamation and other costs	(822)	23	(97)
Cash Cost, Before By-product Credits (1)	82,693	72,052	77,595
By-product credits	(50,722)	(38,035)	(47,004)
Cash Cost, After By-product Credits	31,971	34,017	30,591
Divided by silver ounces produced	3,596	3,028	3,239
Cash Cost, Before By-product Credits, per Silver Ounce	23.00	23.79	23.95
By-product credits per silver ounce	(14.11)	(12.56)	(14.51)
Cash Cost, After By-product Credits, per Silver Ounce	$8.89	$11.23	$9.44

	San Sebastian Unit (2)
In thousands (except per ounce amounts)	Year ended December 31,
	2016	2015	2014
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$31,233	$—	$—
Depreciation, depletion and amortization	(3,782)	—	—
Treatment costs	1,504	40	—
Change in product inventory	1,599	1,436	—
Reclamation and other costs	(2,257)	—	—
Cash Cost, Before By-product Credits (1)	28,297	1,476	—
By-product credits	(42,667)	(928)	—
Cash Cost, After By-product credits	(14,370)	548	—
Divided by silver ounces produced	4,294	82	—
Cash Cost, Before By-product Credits, per Silver Ounce	6.59	18.07	—
By-product credits per silver ounce	(9.94)	(11.36)	—
Cash Cost, After By-product Credits, per Silver Ounce	$(3.35)	$6.71	$—
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	Casa Berardi Unit (3)
In thousands (except ounce and per ounce amounts)	Year ended December 31,
	2016	2015	2014
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$155,711	$144,558	$148,043
Depreciation, depletion and amortization	(47,312)	(43,674)	(38,198)
Treatment costs	1,264	670	564
Change in product inventory	2,890	(1,970)	(3,151)
Reclamation and other costs	(459)	(455)	(820)
Cash Cost, Before By-product Credits (1)	112,094	99,129	106,438
By-product credits	(572)	(457)	(464)
Cash Cost, After by-product credits	111,522	98,672	105,974
Divided by gold ounces produced	145,975	127,891	128,244
Cash Cost, Before By-product Credits, per Gold Ounce	767.90	775.11	829.97
By-product credits per gold ounce	(3.92)	(3.57)	(3.62)
Cash Cost, After By-product Credits, per Gold Ounce	$763.98	$771.54	$826.35

	Total, All Locations
In thousands	Year ended December 31,
	2016	2015	2014
Reconciliation to GAAP:
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$454,451	$405,056	$415,580
Depreciation, depletion and amortization	(115,468)	(111,489)	(111,134)
Treatment costs	85,799	80,909	83,203
By-product credits	(255,743)	(202,814)	(224,118)
Change in product inventory	1,461	(3,602)	(1,502)
Reclamation and other costs	(5,865)	(1,774)	(2,867)
Cash Cost, After By-product Credits	$164,635	$166,286	$159,162

(1)	Includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, after by-product revenues earned from all metals other than the primary metal produced at each unit.

(2)	Commercial production began at the San Sebastian unit in the fourth quarter of 2016. See the San Sebastian Segment section of our Form 10-K for the calendar year ended December 31, 2016 for further discussion.
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INSERT MAP

Meeting to be held at:

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HECLA MINING COMPANY
6500 N. MINERAL DRIVE
SUITE 200
COEUR D'ALENE, ID 83815

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees
			For	Against	Abstain

1A	Phillips S. Baker, Jr.		☐	☐	☐

1B	George R. Johnson		☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3..			For	Against	Abstain

2.	PROPOSAL to ratify and approve the selection of BDO USA, LLP, as independent auditors of the Company for the calendar year ending December 31, 2017.		☐	☐	☐

3.	Advisory resolution to approve executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

4.	Advisory vote on frequency of executive compensation vote.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR proposals 5, 6, 7 and 8.		For	Against	Abstain

5.	PROPOSAL to approve the Amended and Restated Hecla Mining Company Stock Plan for Non employee Directors, including to increase to 3,000,000 the number of shares of common stock available for issuance under the Amended and Restated Hecla Mining Company Stock Plan for Non employee Directors.	☐	☐	☐

6.	PROPOSAL to approve the amendment to the Certificate of Incorporation of the Company increasing the number of authorized shares of common stock of the Company from 500,000,000 to 750,000,000.	☐	☐	☐

7.	PROPOSAL to approve amendments to the Company's Certificate of Incorporation and Bylaws to remove certain 80% supermajority voting provisions.	☐	☐	☐

8.	PROPOSAL to approve amendments to the Company's Certificate of Incorporation and Bylaws to permit shareholders to call special meetings of shareholders in certain circumstances.	☐	☐	☐

NOTE: In their discretion on all other business that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Table of Contents

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

HECLA MINING COMPANY
ANNUAL MEETING OF SHAREHOLDERS
May 25, 2017
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS 2, 3, 4, 5, 6, 7 AND 8.

The undersigned, revoking any previous proxies, hereby appoints PHILLIPS S. BAKER, JR. and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Company's Annual Meeting of Shareholders on May 25, 2017, and any adjournments or postponements thereof, and there to vote the undersigned's shares of Common Stock of the Company on the following matters as described in the Board of Directors Proxy Statement for such meeting, a copy of which has been received by the undersigned.

This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the election of the two nominees for Director and FOR the approval of Proposals 2, 3, 4, 5, 6, 7 and 8. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side